   As filed with the Securities and Exchange Commission on November 3, 1999
                                                     Registration No. 333-87537
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -------------------------
                                Amendment No. 1
                                       to

                                    FORM F-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                           -------------------------
                              E-Cruiter.com Inc.
            (Exact Name of Registrant as Specified in its Charter)
                                 Not Applicable

                (Translation of Registrant's Name Into English)


 Canada                                                  Not Applicable
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)
                            1510-360 Albert Street
                                Ottawa, Ontario
                                 Canada KIR-7X7
                                (613) 236-2263
                         (Address and Telephone Number
                  of Registrant's Principal Executive Offices)



                                CT Corporation
                               111 Eighth Avenue
                               New York, NY 10011

                                (212) 894-8440
                      (Name, Address and Telephone Number
                       of Agent for Service of Process)

                         Copies of communications to:

    Michael A. Gerrior, Esq.                    Norman Chirite, Esq.                Robert J. Mittman, Esq.
Perley-Robertson, Hill & McDougall           Weil, Gotshal & Manges LLP          Tenzer Greenblatt LLP
    90 Sparks Street, 4th Floor                    767 Fifth Avenue                 405 Lexington Avenue
      Ottawa, Ontario KIP1E2                New York, New York 10153-0119        New York, New York 10174
         (613) 238-2022                           (212) 310-8000                      (212) 885-5000


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [Inside Front Cover]



E-Cruiter Posting Manager


E-Cruiter makes it easy and cost effective to post job openings to multiple Internet career sites, the career opportunities section of an organization's web site, as well as the corporate human resources intranet.


[GRAPHIC OMITTED: Image of E-Cruiter Enterprise 2.3 desktop showing various open windows. Photo collage along left side of page. The following text is incorporated into the graphics:


o Easily manage all open positions online through the E-Cruiter Posting
  Manager.


o The job requisition need only be written once, to be made available to multiple Internet sites. The manager is able to preview the job requisition, as it will appear on the Internet.


o One click of the mouse and E-Cruiter posts the job to the corporate web site, the corporate intranet, or Internet career sites selected by the user.


o Automatically post to selected newsgroups and career sites including CareerMosaic, PositionWatch and CareerMarketplace.]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION


                             DATED NOVEMBER 3, 1999



                                [GRAPHIC OMITTED]

                            2,131,838 Common Shares


                              US $6.00 per Share




     E-Cruiter.com Inc. is offering 2,000,000 of its common shares, and the selling shareholders are offering 131,838 common shares. E-Cruiter will not receive any proceeds from the sale of shares by the selling shareholders. This is our initial public offering and there currently is no public market for our common shares. The offering price may not reflect the market price of our shares after the offering. We anticipate that our common shares will be listed on the Nasdaq SmallCap Market under the trading symbol "ECRU."



                             ---------------------
Investing in the common shares involves risks. See "Risk Factors" beginning on page 9.



                             ---------------------

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                          Public         Underwriting       Proceeds             Proceeds
                         Offering       Discounts and          To                   To
                           Price         Commissions         Company       Selling Shareholders
------------------------------------------------------------------------------------------------
Per Share..........     US $6.00           US $.58         US $5.42              US $5.42
------------------------------------------------------------------------------------------------
Total..............  US $12,791,028    US $1,236,466    US $10,840,000         US $714,562
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                            ---------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



     We have granted the underwriter a 45-day option to purchase up to an additional 319,776 common shares to cover over-allotments. The underwriter is offering the common shares on a firm commitment basis. Whale Securities Co.,
L.P. expects to deliver the common shares to purchasers on    , 1999.


                             ---------------------
                          Whale Securities Co., L.P.


                                       , 1999

                              PROSPECTUS SUMMARY

     This is a summary of the information contained in this prospectus. To understand this offering fully, you should read the entire prospectus, especially the risk factors.


     All dollar amounts appearing in this prospectus represent Canadian dollars, except where denoted "US dollars" or "US $". All US dollar equivalents are based on a conversion rate of $1.4725 for every US $1.00, which is the noon buying rate announced by the Federal Reserve Bank of New York on May 28, 1999, unless otherwise noted. The noon buying rate on October 29, 1999 was $1.4720 per US $1.00.


     Unless the context indicates to the contrary, all per share data and information relating to our common shares give effect to the recapitalization of the various classes of our shares into one class of common shares and a 1-for-.216932 reverse share split of our common shares to be effected immediately before the date of this prospectus and assumes that the underwriter's over-allotment option is not exercised.

     Unless the context indicates to the contrary, the terms "E-Cruiter", "we", "us" and "our" refer to E-Cruiter.com Inc. and include its wholly-owned subsidiaries, 3451615 Canada Inc. and E-Cruiter.com USA Inc.


Our Business


     We provide Internet-based recruiting services to companies of all sizes. We began business in the Ottawa, Ontario market in May 1996 and introduced the first commercial version of our services in August 1997.

     Through use of our E-Cruiter Express software, our corporate clients are able to write one job advertisement that is reformatted by the software and posted in multiple job sites, that is, commercial Internet sites where organizations advertise job listings, thereby eliminating the need to reformat job postings for each site. Our E-Cruiter Enterprise service is offered on a subscription basis to clients that require more comprehensive recruiting management services. The subscription contracts are generally for one year with automatically renewable terms. We derive revenue from the provision of recruitment management services primarily from client subscriptions for our services and, to a lesser extent, for posting jobs for clients on the Internet.


     Our E-Cruiter Enterprise service includes the powerful posting features of E-Cruiter Express, as well as the following features:

   o resume processing tools which enable clients to screen, search, organize and manage resumes submitted by job seekers;


   o applicant communication tools, including our proprietary e-mail system which automatically keeps records of the electronic communication associated with each job opening and generates automatic messages to job seekers;

   o our corporate career site manager tool which enables clients to quickly set up and maintain a job site on their corporate web site that is linked with our services; and


   o a powerful suite of multi-user workflow features which allows for collaborative hiring between human resources personnel and hiring managers within the same organization.

Our services are web-based and can be accessed with any standard web browser, requiring no additional software or hardware to be deployed by our clients.

     We are dependent on maintaining existing relationships with job posting boards and other online employment sources and on developing new strategic relationships with third parties, such as value-added service providers, to continue to offer our clients attractive services.

     We believe our services enable companies of every size to take optimal advantage of the power of the Internet for recruiting, communicating with job seekers and managing the recruiting process in a cost effective manner. We believe that, by using our services, companies:

     o reduce their time to hire;

     o reduce their costs to hire; and


     o improve their quality of hire.



Our Clients


     Until recently, we have marketed our services primarily in the Ontario market, including Ottawa and Toronto. Consequently, a large number of our current clients are enterprises that are based in Ontario or that seek to fill job openings in Ontario.

     The following is a list of our ten largest revenue-generating clients for our fiscal year ended May 31, 1999:


  o Bell Canada Enterprises Inc.           o Dell Computer Corporation

  o Canadian Imperial Bank of Commerce,    o Entrust Technologies Inc.
    known as CIBC
                                           o Loblaws Supermarkets Limited
  o Clearnet Communications Inc.
                                           o Performance Systematix Inc.
  o Compugen Systems Ltd.
                                           o Siemens Information and
  o Corel Corporation                        Communications Networks, Inc.


     These clients' business represented approximately 35% of our revenue. We have recently signed contracts for our E-Cruiter Enterprise service with MacKenzie Financial Corporation, a large publicly-owned Canadian company, and Fidelity Investments Canada Ltd.


Our Market Opportunity

     We believe that Internet-based recruiting is one of the fastest growing segments of the human resources software and services industry, and we expect it to grow significantly over the next few years. Forrester Research estimates that by 2003, expenditures on Internet-based recruiting will be US $1.7 billion, a significant increase from US $105 million in 1998, representing an annualized market growth rate of 75%. We believe that our E-Cruiter services are well positioned to satisfy the needs of this growing market.


Our Strategy

     Our strategy is to capitalize on perceived opportunities arising from the expanding online recruitment market by:


     o providing a comprehensive recruitment service to our clients;

     o expanding our E-Cruiter Enterprise sales capability into new Canadian markets and into key United States markets;

     o capitalizing on our reputation and success achieved in Canadian markets to develop strong relationships and maintain existing relationships with key strategic partners;


     o maintaining technological leadership by developing and acquiring complementary technologies;

     o continuing to provide high-quality and attentive client support; and

     o establishing and maintaining industry-wide standards for best practices methodologies.

Our Formation

     We were incorporated on May 24, 1996 under the Canada Business Corporations Act. Originally we were known as CareerBridge Corporation, and on February 23, 1999, we changed our name to E-Cruiter.com Inc.


How to Contact Us

     Our principal executive offices are located at 1510 - 360 Albert Street, Ottawa, Ontario, Canada K1R-7X7 and our telephone number is (613) 236-2263, toll-free 1-877-ECRUITER (327-8483). We maintain a web site at http://www.ecruiter.com. Information contained in our web site does not constitute a part of this prospectus.

                                 The Offering



Common shares offered by
 E-Cruiter...............   2,000,000 shares

Common shares offered by
 selling shareholders..     131,838 shares

Common shares to be outstanding after this
 offering................   7,062,449 shares

                            The number of common shares outstanding after this offering includes 1,198,462 common shares to be issued immediately before the closing of this offering upon conversion of outstanding convertible promissory notes, of which 131,838 common shares are being offered by the selling shareholders, assuming this offering closes on October 31, 1999.


                            The number of common shares outstanding after this offering does not include:

                            o 213,184 shares reserved for issuance upon
                              exercise of the underwriter's warrants;

                            o 516,641 shares reserved for issuance upon
                              exercise of options granted under our option plan;


                            o 250,000 shares reserved for issuance upon the
                              exercise of options available for future grant under our 1999 option plan;

                            o 319,776 shares reserved for issuance in this
                              offering to cover over-allotments, if any by the underwriter; and

                            o 21,693 shares reserved for issuance upon exercise
                              of non-plan options.

Use of proceeds..........   We intend to use the net proceeds of this offering
                            for marketing and advertising, technology development and acquisition, sales, repayment of indebtedness, client support and working capital and general corporate purposes.

Risk factors.............   An investment in the common shares is speculative
                            and involves a high degree of risk. You should purchase the shares only if you can afford a complete loss of your investment. You should consider carefully the risks listed in the "Risk
                            Factors" section of this prospectus before making an investment in our shares.

Proposed Nasdaq SmallCap
 Market Symbol...........   ECRU


                       ---------------------------------
     Notice to California investors: Each purchaser of our common shares in California must be an accredited investor as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, or satisfy one of the following suitability standards:

     o minimum gross income of $65,000 and a net worth, exclusive of home, home furnishings and automobiles, of $250,000; or

     o minimum net worth, exclusive of home, home furnishings and automobiles, of $500,000.

     Notice to Ohio, South Carolina and Washington investors: Each purchaser of our common shares in Ohio, South Carolina and Washington must be an accredited investor as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                         Summary Financial Information


     The summary financial information set out below is presented in Canadian dollars and is derived from the consolidated financial statements appearing elsewhere in this prospectus. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, known as Canadian GAAP, and report in Canadian dollars. These principles conform in all material respects with U.S. generally accepted accounting principles, known as U.S. GAAP, except as described in note 14 to the consolidated financial statements. You should read the information presented below in conjunction with the consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.


     The following tables include a U.S. dollar convenience translation using an exchange rate of $1.4725 per US $1.00, the noon buying rate on May 28, 1999. These translations are not necessarily representative of the amounts that would have been reported if we had historically reported in U.S. dollars, and the rate used is not necessarily indicative of the rates in effect at any other time.



Statements of Loss Data






                                                          (Cdn $)
                                                     Year Ended May 31,                         (US $)
                                    ----------------------------------------------------      Year Ended
                                         1997              1998               1999           May 31, 1999
                                    --------------   ----------------   ----------------   ----------------
Canadian GAAP:
Revenue .........................     $   85,524       $    870,003       $  1,399,557       $    950,463
Cost of revenue .................         57,167            386,391            848,769            576,414
                                      ----------       ------------       ------------       ------------
Gross profit ....................         28,357            483,612            550,788            374,049
Expense .........................        885,602          2,330,397          2,763,198          1,876,535
                                      ----------       ------------       ------------       ------------
Net loss ........................     $ (857,245)      $ (1,846,785)      $ (2,212,410)      $ (1,502,486)
                                      ==========       ============       ============       ============
Net loss per share ..............     $     (.53)      $       (.58)      $       (.57)      $       (.39)
                                      ==========       ============       ============       ============
Weighted average number of shares
  outstanding ...................      1,620,669          3,191,297          3,854,579          3,854,579
U.S. GAAP:
Net loss ........................     $ (857,245)      $ (1,846,785)      $ (4,864,735)      $ (3,303,725)
Net loss per share ..............           (.53)              (.58)             (1.26)              (.86)

Balance Sheet Data

     In the table below, the "as adjusted" column gives effect to: (1) the conversion of convertible promissory notes with a carrying value at May 31, 1999 of $2,162,063 (US $1,468,294) into common shares; (2) the issuance of 6,508 common shares in September 1999 to satisfy a May 31, 1999 liability of $57,498 (US $39,048); and (3) our borrowing of $1,300,000 (US $882,852) under a loan which we obtained in September 1999 from Paul Champagne, a principal shareholder of E-Cruiter.


     The "as further adjusted" column gives effect to the receipt of estimated net proceeds from this offering of $14,527,685 (US $9,866,000) and to repayment of the $1,300,000 (US $882,852) loan.




                                             (Cdn $)                                          (US $)
                                        As of May 31, 1999                              As of May 31, 1999
                          ----------------------------------------------  -----------------------------------------------
                                                  As         As Further                           As         As Further
                               Actual          Adjusted       Adjusted         Actual          Adjusted       Adjusted
                          ----------------  -------------  -------------  ----------------  -------------  --------------
                                             (unaudited)    (unaudited)                      (unaudited)     (unaudited)
Canadian GAAP:
Working capital
  (deficit) ............    $ (1,488,371)    $  731,190     $15,258,875     $ (1,010,778)    $  496,564    $10,362,564
Total assets ...........       2,176,210      3,476,210      16,703,895        1,477,902      2,360,754     11,343,902
Total liabilities ......       3,416,514      2,496,953       1,196,953        2,320,213      1,695,723        812,871
Shareholders' equity
  (deficit) ............      (1,240,304)       979,257      15,506,942         (842,311)       665,030     10,531,030
U.S. GAAP:
Working capital
  (deficit) ............    $ (1,956,924)                                   $ (1,328,981)
Total assets ...........       2,176,210                                       1,477,902
Total liabilities ......       3,845,067                                       2,611,251
Shareholders' equity
  (deficit) ............      (1,708,857)                                     (1,160,514)



The differences between U.S. GAAP as compared to Canadian GAAP as they affect our consolidated financial statements are explained in note 14 to notes to consolidated financial statements. Differences between U.S. GAAP and Canadian GAAP do not affect our consolidated financial statements for fiscal 1997 and fiscal 1998.

                                 RISK FACTORS

     The shares offered by this prospectus are speculative and involve a high degree of risk. In addition to other information in this prospectus, you should consider carefully the following risks before making an investment decision.


Risks Related to Our Financial Condition and Business Model

We have incurred losses since commencing business and expect to incur future losses.


     Since our inception, we have incurred losses which have been substantial in relation to our operations. As of May 31, 1999, the end of our most recent fiscal year, we had an accumulated deficit of $4,916,440 (US $3,338,839). We expect our operating expenses to continue to increase significantly in connection with our proposed expanded activities, and consequently, it is very likely that we will continue to incur losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

We may not become profitable.

     Since our inception we have generated relatively small amounts of revenue. If revenue grows slower than we anticipate or if operating expenses exceed our expectations, we may not become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability may materially and adversely affect the market price of our common shares.

We will incur non-cash compensation expenses under U.S. GAAP as options granted to employees are earned.

     We have granted options to purchase 65,080 shares at an exercise price of $2.30 (US $1.56) per share to some officers and a key employee which will become earned if the individual achieves specified performance targets at various times during our fiscal year ending May 31, 2000. These options will vest immediately upon being earned. To the extent any of these options are earned, we will incur a non-cash compensation expense under U.S. GAAP in the fiscal quarter in which the options are earned for the difference between the fair market value of our shares on the date they are earned and the exercise price. The effect of this expense would be to reduce our net income or increase our loss in future periods as reported under U.S. GAAP. In addition, in September 1999, options to purchase 13,016 shares at an exercise price of $2.30 (US $1.56) per share became earned. We will incur a non-cash expense during the fiscal quarter ended November 30, 1999 for the difference between the exercise price and the initial offering price per share.


We may not be able to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face.

     Our future success will depend in large part on our ability to rapidly grow and maintain our client base and revenue. This requires that we offer services that are superior to the services being offered by our competitors and that we price them competitively. We compete for a portion of employers' recruiting budgets with many types of competitors, as employers typically utilize a variety of sources for recruiting, including:

     o traditional offline recruiting firms;
     o traditional offline advertising, such as print media;
     o resume processing companies;
     o web-based recruitment companies;
     o Internet job posting companies; and
     o client-server-based software services.


In addition, many employers are developing or may develop their own software to satisfy their recruitment needs. If we are unable to rapidly grow our client base and revenue, our business, operating results and financial condition could be materially adversely affected. See "Business -- Competition."

The increasing competition in our markets could affect our ability to expand.

     We expect competition to increase and intensify in the future, with increased price competition developing for our services. A number of our current and potential competitors have longer operating histories and consequently greater financial, technical and marketing resources and name recognition than we do which could give them a competitive advantage. Our competitors may develop products or services that are equal or superior to ours or that achieve greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. As a result, we may not be able to expand our market share and our ability to enter new markets may be adversely affected. See "Business -- Competition."


If we experience client attrition, our operating results will be adversely affected.

     Since we generally enter into subscription agreements with our E-Cruiter Enterprise clients for terms of one year or less, we have no assurance that a client will remain a long-term client. If we lose a high percentage of clients after the expiration of their initial subscription, our operating results will be adversely affected. Since we have only been offering this service for a short period of time, we do not know what rate of client attrition to expect. To the extent we experience significant client attrition, we must attract additional clients to maintain revenue.

Because we have a short operating history, you may not be able to evaluate our business and prospects.

     We have only a limited operating history with which you can evaluate our business and prospects. We commenced business in May 1996 and introduced the first commercial version of our services in August 1997. You should consider our prospects in light of the uncertainties encountered by companies in the early stages of development in new and rapidly evolving markets, specifically online recruitment. The uncertainties we face include:

     o our ability to develop relationships with posting boards and other online employment sources to offer an attractive service to our clients;
     o the ability of our sources to attract and maintain job candidates;
     o the ability of our clients to attract candidates to their corporate web sites;
     o our ability to develop relationships with third parties to expand the distribution of our services; and
     o the emerging nature of the Internet as a medium for recruitment.

     As a result of our limited operating history and these uncertainties, it is difficult to forecast our revenue or operating results.

We may not be able to strengthen and maintain awareness of our brand name.


     We believe that our success will depend to a large degree on our ability to successfully strengthen and maintain our brand recognition and reputation. In order to strengthen and maintain our brand recognition and good reputation, we will need to invest heavily in our marketing and maintain high standards for actual and perceived quality, usefulness, reliability, security and ease of use of our services. If we fail to successfully promote and maintain our brand, particularly after incurring significant expenses in promoting our brand, or encounter legal obstacles which prevent our continued use of our brand name, our business and the value of your investment could be materially adversely affected. Moreover, even if we continue to provide good service to our clients, factors outside of our control, including actions by organizations that are mistaken for us and factors generally affecting our industry, could affect our brand and the perceived quality of our services.


Our success will depend on our ability to enter into strategic relationships with job posting and other online employment sources to offer an attractive service to our clients and with a variety of third parties to expand the distribution of our services.

     If we are unable to enter into successful strategic relationships, our business will suffer. We must maintain our existing relationships with job posting boards and other online employment sources and enter into additional similar relationships to continue to offer an attractive service. We also must enter into arrangements with third parties, such as value-added service providers, to expand the distribution of our services. Because many of these third parties compete with each other, the existence of a relationship with any particular third party may limit or preclude us from entering into a relationship with that third party's competitors. In addition, some of the third parties with which we seek to enter into relationships may view us as a competitor and refuse to do business with us. The loss of existing relationships or our inability to enter into new similar relationships may adversely affect our ability to improve our services, offer an attractive service in the new markets that we enter, or expand the distribution of our services.

We may not be able to expand our business successfully into new geographic markets.

     Until recently, we have marketed our services primarily in the Ontario market, including Ottawa and Toronto. Consequently, a large number of our current clients are enterprises that are based in Ontario or that seek to fill job openings in Ontario. Our success and ability to grow our business will depend to a significant degree on our ability to market our services successfully in new geographic markets, including additional key Canadian markets, such as Quebec and British Columbia, and key United States markets. See "Business -- Strategy."

Our strategy of targeting sales to medium and large-sized clients is unproven and may not be successful.

     In fiscal 1999, we changed our business strategy from targeting small and medium-sized clients to targeting medium and large-sized clients. Our change in focus reduced the number of contracts signed in fiscal 1999 to 49 contracts with a total completion value of $1,184,000, from 116 contracts signed in fiscal 1998 with a total completion value of $1,170,696. As this strategy has not been tested fully, it is still possible that it may prove unsuccessful.


We may lose business if we are not able to successfully develop and introduce new products, services and features.

     If we are unable to develop and introduce new products, services, or enhancements to, or new features for, existing services, in a timely and successful manner, we may lose sales opportunities. The market for our services is characterized by rapid and significant technological advancements, the introduction of new products and services, changes in client demands and evolving industry standards. The adoption of new technologies or new industry standards may render our products obsolete and unmarketable. The process of developing new services or technologies is complex and requires significant continuing efforts. We may experience difficulties or funding shortages that could delay or prevent the successful development, introduction and sale of enhancements or new products and services. Moreover, new products, services or features which we introduce may not adequately address the needs of the marketplace or achieve significant market acceptance.


Our business could suffer if financing is not available when required or is not available on acceptable terms.

     Without the proceeds of this offering (or in its absence, alternative financing in a substantially equivalent amount) we would not be able to fund our working capital requirements, anticipated operating cash flow deficit and capital expenditure requirements for the next 12 months. Our future capital requirements depend on a number of factors, including our ability to grow our revenue. We believe that the proceeds from this offering together with our cash on hand and our banking arrangements will be sufficient to fund our working capital, anticipated operating cash flow deficit and capital expenditure requirements for at least 12 months following the closing of this offering. However, it is possible that we may need to raise additional funds sooner than expected in order to fund rapid expansion, develop new and enhance existing services or acquire complementary businesses or technologies. Our business could suffer if financing is not available when required or is not available on acceptable terms.

Future financings may be on terms adverse to your interests.

     If, in the future, we issue equity or convertible debt securities to raise additional funds, you may experience significant dilution of your ownership interest and holders of those securities may have rights senior to those of the holders of our common shares.


You should not rely on our quarterly operating results as an indication of our future operating results because they are subject to significant fluctuations. Fluctuations in our operating results could negatively impact our share price.

     Our quarterly operating results may fluctuate significantly because of several factors, many of which are beyond our control. Factors that may affect our quarterly results include:

     o the rate of growth of Internet usage and Internet-based recruitment advertising;
     o cancellation or non-renewal of existing or future key customer contracts;

     o demand for our existing and future services;
     o changes in recruitment services pricing;
     o seasonal trends in recruiting and the hiring cycles of employers;
     o the recruitment advertising budgets of our existing and potential clients;
     o changes in our distribution relationships with recruitment advertising partners or others;
     o costs of acquisitions of businesses or technologies; and
     o changes in economic conditions.

     As a result, comparisons of quarterly results may not be meaningful and should not be relied upon, nor will they necessarily reflect our future performance. Fluctuations in quarterly operating results may adversely affect the trading price of our common shares if our operating results are below the expectations of public market analysts and investors.



We are dependent on key management personnel.


     Our success will depend largely on the continuing efforts of our executive officers and senior management, especially those of John Gerard Stanton, our President and Chief Executive Officer, and Rajesh Rao, our Vice President of Research and Development. Our business may be adversely affected if the services of any of our key personnel became unavailable to us. Although several of our key management personnel, including Messrs. Stanton and Rao, have entered into employment agreements with us, there is a risk that these individuals will not continue to serve for any particular period of time. While we have obtained a key person life insurance policy on the life of Mr. Stanton in the amount of US $2,000,000, this amount may not be sufficient to offset the loss of his services. See "Management."


Fluctuations between the Canadian dollar and US dollar could result in currency exchange losses which would negatively impact our operating results.


     The proceeds of this offering will be received in US dollars and may be invested in United States government securities. Also, as we expand our business into the United States these revenues will be billed in US dollars while we expect our costs to continue to be predominantly in Canadian dollars. The exchange rate between Canadian dollars and US dollars has fluctuated significantly over the last several years. Any strengthening in the value of the Canadian dollar against the US dollar could result in lower recorded sales and/or foreign currency translation losses charged against other income for the period incurred.



Risks Related to Our Markets


The Internet is an unproven medium for recruitment activities and may not become widely accepted.


     If the Internet does not become a widely used medium for recruiting, we will not be able to compete successfully with traditional recruiting methods, our services will not gain widespread market acceptance and our prospects will be hurt. The online recruiting market is new and rapidly evolving and is unproven, particularly for jobs in fields other than information technology. Employers and job seekers have not reached any consensus that Internet recruiting is an effective means for satisfying their recruitment needs. We may be unable to persuade a large enough number of employers and job seekers that Internet recruiting is an efficient means of recruiting or that our services satisfy their recruitment needs better than traditional methods or other Internet-based techniques.


     Many of our current and targeted corporate clients have only limited experience in using the Internet for recruiting purposes. They have not yet adopted corporate policies to spend a significant amount of their recruitment budgets on Internet-based recruitment or to commit to doing so over long periods. The adoption of online recruiting requires an acceptance of a new way of conducting business, exchanging information, applying for jobs and filling job openings. As a result, our sales force will have to spend a significant amount of time and resources retaining existing clients and educating potential clients about our services and the Internet recruiting market, which will require a substantial investment by us.

Our business could be sensitive to recessions or poor economic conditions in Canada and the United States.


     If a significant economic downturn or recession occurs in Canada or the United States, our business and the value of your investment could be materially adversely affected. The demand for our services may be limited to the level of economic activity and employment in Canada and the United States. A recession or declining economic conditions could cause employers to reduce or postpone their recruitment efforts and reduce their budgets for recruiting activities.


There is significant competition in our industry for highly skilled employees and our failure to attract and retain technical personnel would adversely affect our business.

     The information technology market is characterized by a high level of employee mobility and there is strong competition for personnel with Internet and related technical experience. This competition means there are fewer highly qualified employees available to hire and the costs of hiring and retaining these individuals are high. As a result, we may not be able to attract and retain needed technical personnel. Our inability to hire or retain qualified individuals may impede our ability to develop new products, services and features, and our ability to service our clients, expand into new markets or efficiently conduct our operations, any of which could adversely affect our business. Furthermore, there is increasing pressure to provide technical employees with options and other equity interests, which may dilute earnings per share.


Risks Related to the Internet and Our Technology Infrastructure

Our business could be adversely affected if we are unable to protect our proprietary technologies.

     Our success depends to a significant degree upon the protection of our proprietary technologies and brand names. The unauthorized reproduction or other misappropriation of our proprietary technologies could provide third parties with access to our technologies without payment. If this were to occur, our proprietary technologies would lose value and our business, results of operations and financial condition could be materially adversely affected.


     We rely upon a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual arrangements to protect our proprietary rights. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information or protect us if misappropriation occurs. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because of the global nature of the Internet. We may not be able to detect unauthorized use of our proprietary information and take appropriate steps to enforce our intellectual property rights. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk. See "Business -- Intellectual Property Rights."


The inability to enter into and maintain licenses could affect our ability to offer our services.


     We license a portion of the technology that we use from third parties and we may license additional technologies in the future to manage our services and provide related services to our clients. We cannot assure you that third-party technology licenses will continue to be available to us on acceptable commercial terms or at all. If we are unable to enter into and maintain necessary technology licenses, we may not be able to offer our services at all or we may have to modify the services we offer or experience delays in the development or introduction of new services or enhancements.


Others could claim that we infringe upon their proprietary technologies.

     Our products, services, content and brand names may be found to infringe valid copyrights, trademarks or other intellectual property rights held by third parties. In the event of a successful infringement claim against us and our failure or inability to modify our technologies or services, develop non-infringing technology or license the infringed or similar technology, we may not be able to offer our services. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements, modify our technologies or services or prevent us from using important technologies or services, any of which could damage our business and financial condition.

We may become subject to burdensome government regulation which could increase our costs of doing business, restrict our activities and/or subject us to liability.

     Internet regulation. Uncertainty and new regulations relating to the Internet could increase our costs of doing business, prevent us from delivering our services, slow the growth of the Internet or subject us to liability, any of which could adversely affect our business and prospects. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. There are currently few laws and regulations directly governing access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues which include:

     o user privacy;
     o pricing controls;
     o consumer protection;
     o libel and defamation;
     o copyright and trademark protection;
     o characteristics and quality of services;
     o sales and other taxes; and
     o other claims based on the nature and control of Internet materials.

     Advertising regulation. As a web-based recruitment services provider, we may be subject to various government laws and regulations that regulate advertising in media, which may include the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. These laws and regulations may prohibit the dissemination of false, deceptive, misleading and unfair advertising, and may grant government agencies and ministries enforcement powers to impose civil penalties, consumer redress, injunctive relief and/or other remedies on advertisers and advertising agencies that disseminate prohibited advertisements. As a web-based recruitment services provider, we may be subject to liability under these laws and regulations if we are found to have participated actively in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

Computer viruses or software errors may disrupt operations, subject us to a risk of loss and/or expose us to liability.

     Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses or software errors in new services or products not detected until after their release could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized or if errors are detected in our software after it is released, our reputation could be materially damaged and we could lose clients.

We may experience reduced revenue, loss of clients and harm to our reputation in the event of system failures.


     We may experience reduced revenue, loss of clients and harm to our reputation in the event of unexpected network interruptions caused by system failures. Our servers and software must be able to accommodate a high volume of traffic. We have experienced minor system interruptions in the past, and we believe that system interruptions will continue to occur from time to time in the future. Any substantial increase in demands on our services will require us to spend capital and resources to expand and adapt our network infrastructure. If we are unable to add additional software and hardware to accommodate increased demand, we could experience unanticipated system disruptions and slower response times. Any catastrophic failure at our location facility could prevent us from serving our clients for a number of days, or possibly weeks, and any failure of our Internet service provider may adversely affect our network's performance. Our clients may become dissatisfied by any system failure that interrupts our ability to provide our services to them or results in slower response times. Our business interruption insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our services.

We face a number of risks associated with the year 2000 issue, any of which could cause a material interruption in our operations.


     Computer systems and software must accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many software and computer systems may need to be upgraded in order to be year 2000 compliant. We have substantially completed our assessment of the year 2000 readiness of our systems and believe that they are year 2000 compliant. We have not made any inquiries about the year 2000 compliance of the systems of our clients. We have inquired about the year 2000 compliance of the systems of our critical vendors, and all of our critical vendors have assured us that their systems are year 2000 compliant. However, due to the significant uncertainties that exist in the software industry concerning the potential effects associated with the failure of computer systems and software to be year 2000 compliant, we cannot be certain that our systems or the systems of our clients, job seekers and critical vendors will in fact be year 2000 compliant when January 1, 2000 arrives, nor can we be certain that we have identified in our assessment all of the potential risks to our business that could result from matters related to the year 2000. We have identified the following risks of which you should be aware:


   o The failure of our services to be fully year 2000 compliant could result in claims by or liability to our clients.

   o The purchasing patterns of our clients and potential clients may be materially adversely affected by year 2000 issues because they may be required to expend significant resources on year 2000 compliance matters, rather than investing in new online recruitment services such as those we offer. In addition, as the new year approaches, employers may elect to spend a greater portion of their recruiting budgets on traditional recruitment methods rather than risk disruption in their job advertisements in the event of technical difficulties related to year 2000 problems.

   o The third-party job posting boards and other online employment sources with which we have relationships may face disruptions in their services to the extent they experience year 2000 problems which could prevent them from being available for our clients.

   o Disruptions caused by year 2000 problems could affect Internet usage generally, which could result in a decline in the use of our services.



     If any of these risks materialize, there could be a serious disruption of our operations, and our business, operating results and financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

Breaches of our network security could be costly.


     If unauthorized persons penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. We may be required to spend capital and resources to protect against or to alleviate these problems. In addition, because we host data for our clients, we may be liable to any of those clients that experience losses due to our security failures. As a result, security breaches could have a material adverse effect on our business and the value of your investment.


Our business depends on Internet service providers to provide satisfactory service to our clients to enable them to use our services and access job candidates online.


     Failure of Internet service providers or online service providers to provide access to the Internet to our clients and job seekers would prevent them from accessing our web site, which would cause our business to suffer. Many of the Internet service providers, online service providers and other web site operators on which we depend have experienced significant service slowdowns, malfunctions, outages and capacity limitations. If users experience difficulties using our services due to the fault of third parties, our reputation could be harmed


Our business depends on the development and maintenance of the Internet infrastructure.


     We cannot assure you that the Internet infrastructure will continue to effectively support the demands placed on it as the Internet continues to experience increased numbers of users, greater frequency of use or increased bandwidth requirements of users. In the past, the Internet has experienced a variety of outages and other delays. Any future outages or delays could affect the willingness of employers to use our online recruitment offerings and of job seekers to post their resumes on the Internet. If any of these events occur, our business, results of operations and financial condition could be materially adversely affected.


Risks Related to this Offering, Our Share Price and Corporate Control

The offering price of our common shares was arbitrarily determined and, therefore, may not be indicative of their value.

     The initial public offering price of our common shares has been arbitrarily determined by negotiation between us and the underwriter and is not necessarily related to our assets, book value or potential earnings or any other recognized criteria of value. Additionally, the initial public offering price of our common shares may not be indicative of the prices that may prevail in the public market.

Your investment will be subject to immediate and substantial dilution.


     Following this offering, the net tangible book value of a common share will be US $1.48 and you will have paid US $6.00 per share. As a result, you will experience immediate and substantial dilution of US $4.52 per share, or 75.3%, between the net tangible book value per common share after this offering and the initial public offering price per share. This dilution is due to the fact that our earlier investors paid less than the initial public offering price when they purchased their shares and because we have incurred losses since our inception. See "Dilution."


The significant number of outstanding options and warrants could depress the market price of our common shares and could interfere with our ability to raise capital.

     Upon the closing of this offering, there will be outstanding options and warrants to purchase an aggregate of 751,518 common shares, including 213,184 common shares issuable upon exercise of the underwriter's warrants, at exercise prices ranging from US $1.56 to US $9.90 per share. To the extent that the outstanding options and warrants are exercised, dilution to the percentage of ownership of our shareholders will occur and any sales in the public market of the common shares underlying those options and warrants may adversely affect prevailing market prices for our common shares. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the outstanding options and warrants.


Our management's broad discretion in the use of the proceeds of this offering increases the risk that they will not be used effectively or in a manner with which our shareholders agree.

     We have allocated $1,476,000, or 15.0% of the net proceeds of this offering, as well as all of the proceeds, if any, from the underwriter's exercise of the over-allotment option, to working capital and general corporate purposes. Additionally, the anticipated application of the net proceeds is only an estimate and may be adjusted from time to time as our management determines to be appropriate. Accordingly, our management will have broad discretion as to the net proceeds of this offering which increases the risk that the net proceeds will not be used effectively or in a manner with which our shareholders agree.

A portion of the proceeds of this offering will be directed to our principal shareholder and our officers. This portion of the proceeds will not be available for other business purposes and these affiliates will receive a benefit by receipt of the funds.

     We intend to use approximately US $890,000 to repay a loan made to us by Mr. Paul Champagne, our largest shareholder. In addition, Mr. Champagne has granted us an option to purchase his interest and related rights in WorkLife Solutions, Inc. for the greater of US $1,000,000, which was the amount of his investment, and the fair market value of his interest and related rights in WorkLife. To the extent we exercise the option and the fair market value is greater than US $1,000,000, Mr. Champagne will realize a profit from his investment. Additionally, we will use a portion of the proceeds of this offering allocated to working capital and general corporate purposes to pay the salaries of our officers to the extent cash flow from our operations is insufficient for this purpose. Any proceeds used for the above purposes will not be available for other business purposes.

After this offering, a small number of shareholders, including our officers and directors, will have the ability to control shareholder votes.


     Upon the closing of this offering, our executive officers, directors and other principal shareholders will hold approximately 61.1% of our outstanding shares. These shareholders, if acting together, would have the ability to elect our directors and to determine corporate actions requiring shareholder approval, irrespective of how other shareholders may vote. The interests of these shareholders may differ from the interests of our other shareholders. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in our control that might be beneficial to other shareholders. See "Principal and Selling Shareholders."


A public market for our common shares may not develop or be sustained.

     Before this offering, there has been no public trading market for our common shares. We cannot assure you that a regular trading market for our common shares will develop after this offering or that, if developed, it will be sustained. We will apply to list our shares on the Nasdaq SmallCap Market. Although we believe we meet the initial listing criteria, we cannot assure you that in the future we will be able to meet the criteria for continued listing. If, in the future, our common shares are not listed on Nasdaq and the trading price of our common shares was to fall below US $5.00 per share, trading in our common shares would become subject to the Securities and Exchange Commission's penny stock rules, which could severely limit the market liquidity of our common shares and the ability of purchasers in this offering to sell their common shares in the secondary market.


The number of shares eligible for future sale could depress the market for our common shares.

     Sales of a substantial number of our common shares in the public market, or the perception that these sales may occur, could adversely affect the market price of our common shares. This could also impair our ability to raise additional capital through the sale of our equity securities. After this offering, we will have approximately 7,062,449 common shares outstanding or approximately 7,382,225 shares if the underwriter exercises its over-allotment option in full. The shares sold in this offering will be freely tradeable. Of the remaining 4,930,611 shares, none are restricted securities as that term is defined under Rule 144. However, approximately 3,938,171 shares are held by officers, directors and other persons who may be deemed to be our affiliates. Shares held by our affiliates will become eligible for sale in the public market 90 days after the date of this prospectus and will be subject to the limitations and other conditions of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."

The existence of registration rights could depress the market for our common shares.

     We have granted registration rights with respect to 3,671,540 shares held by affiliates. These rights become exercisable 12 months after the date of this prospectus. These registration rights are discussed in the "Description of Common Shares -- Registration Rights" section of this prospectus. We also have granted registration rights to the underwriter for the common shares issuable upon exercise of the underwriter's warrants. These registration rights are described in the "Underwriting" section of this prospectus. We cannot predict the effect, if any, that sales of these additional securities or the availability of these additional securities for sale will have on the market prices prevailing from time to time.


The market price of our common shares may be extremely volatile.

     The market price of our common shares may be highly volatile as a result of factors specific to us or applicable to our market and industry in general. These factors include:

o variations in our annual or quarterly financial results or those of our competitors;
o changes by financial research analysts in their recommendations or estimates of our earnings;
o conditions in the economy in general or in the information technology service sector in particular;
o announcements of technological innovations or new products or services by us or our competitors, and
o unfavorable publicity or changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or the information technology service sectors.

     In addition, the stock market has recently been subject to extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, some companies have been sued by their shareholders. If we were sued, it could result in substantial costs and diversion of management's attention and resources, which could adversely affect our business.


If we are deemed to be a passive foreign investment company, U.S. holders of our common shares could become subject to additional taxes.

     We do not believe that we are, for U.S. federal tax purposes, a passive foreign investment company, and we expect to continue to conduct our operations in a manner that we will not be a passive foreign investment company. If, however, we are or do become a passive foreign investment company, U.S. holders could be subject to additional U.S. federal income taxes on distributions or gains with respect to the common shares, plus an interest charge on taxes treated as having been deferred by the U.S. holder under the passive foreign investment company rules. We discuss the tax consequences of becoming a passive foreign investment company in the "Material Income Tax Considerations" section of this prospectus.

Because we are a Canadian company, you may not be able to enforce civil liabilities under the U.S. federal securities laws against us.

     We are incorporated in Canada. Our registered office as well as a substantial portion of our assets are located outside the United States. All of our directors and officers, some of the selling shareholders and some of the experts named in this prospectus reside outside the United States. Furthermore, no treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments. Consequently, it may be difficult to serve process upon us or our directors and officers in the United States and to enforce U.S. court judgments obtained against us or our directors and officers in the Province of Ontario. Perley-Robertson, Hill & McDougall, our Canadian counsel, has also advised us that there is doubt as to the enforceability of liabilities predicated on U.S. federal securities laws determined in original actions in the Province of Ontario.


     We have been advised by our Canadian counsel that in its opinion, a judgment of a court of the United States predicated solely upon civil liabilities under United States federal securities law may, under some circumstances, be enforceable in Ontario by an Ontario court against an Ontario resident as a foreign judgment. A foreign judgment may be enforced against an Ontario resident if the resident was served while present in the foreign jurisdiction or voluntarily submitted to the foreign court's jurisdiction by agreement, or if the foreign jurisdiction had a real and substantial connection with the subject matter of the proceedings. However, a foreign judgment is not enforceable in Ontario if obtained by fraud, if there was a failure of natural justice or if enforcing the foreign judgment would be contrary to the public policy of Ontario. Any recovery under a foreign judgment would be payable in Canadian currency. E-Cruiter, John Gerard Stanton, our Chief Executive Officer and President, Jeffery Potts, our Chief Financial Officer, Evelyn Ledsham, our Vice President of Sales, Rajesh Rao, our Vice President of Research and Development, Kimberly Layne, our Director of Marketing and Communications, Roderick Bryden, a director, John McLennan, a director, Matthew Ebbs, a director, and each of the selling shareholders have each expressly submitted to the jurisdiction of the courts of the State of New York and the United States Federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of this offering, and they have each appointed CT Corporation, New York, New York, as their respective agent in the United States upon which service of process against them may be made for matters relating to this offering.

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to our future plans, objectives, expectations and intentions and may be identified by use of forward-looking terminology such as "estimates," "projects," "believes," "expects," "intends," "plans," "may," "would," "could" or "should," or the negative or other variation of these words, or other similar expressions. All forward-looking statements contained in this prospectus, including those presented with numerical specificity, however, are uncertain. Actual results may differ from those discussed in these statements and you may consider these differences important to your investment decision. Factors that could contribute to these differences include those discussed in the "Risk Factors" section and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding market growth. You should not place undue reliance on the forward-looking statements in this prospectus, which speak only as of the date the statement is made.

                                USE OF PROCEEDS

     The net proceeds to E-Cruiter from the sale of the 2,000,000 common shares being offered by E-Cruiter, after deducting underwriting discounts and other expenses of this offering, are estimated to be US $9,866,000. We will receive no proceeds from the sale of shares by selling shareholders.

     We expect to use the net proceeds during the 12 months following the closing of this offering as follows:




                                                                                 Approximate
                                                             Approximate US     Percentage of
Application of Net Proceeds                                  Dollar amount      Net Proceeds
---------------------------                                -----------------   --------------
Marketing and advertising ..............................     US $3,000,000           30.4%
Technology development and acquisition .................         2,300,000           23.3
Sales ..................................................         1,500,000           15.2
Repayment of indebtedness ..............................           890,000            9.0
Client support and network infrastructure ..............           700,000            7.1
Working capital and general corporate purposes .........         1,476,000           15.0
                                                            --------------          -----
 Total .................................................     US $9,866,000          100.0%
                                                           ===============          =====

     Marketing and advertising. We intend to increase the visibility and awareness of E-Cruiter and our services through an integrated program of marketing initiatives, including tradeshow participation, seminars, direct mail, industry analyst meetings and media interviews. We also intend to develop our web site to provide potential clients with information about E-Cruiter and our services. In addition, we intend to increase significantly our advertising efforts, primarily through radio, print and Internet advertising.


     Technology development and acquisition. We intend to expand our software development capability by adding new personnel to continue to enhance our services. In addition, we have identified WorkLife Solutions, Inc. as a company with distribution arrangements and technology complementary to our business. WorkLife is focused on developing and operating career services of major Internet portals such as AltaVista.com. We are currently developing services jointly with WorkLife to offer on AltaVista.com's Career Channel. We also acquired an option from Paul Champagne, our largest shareholder, to acquire his interest and related rights in WorkLife for the greater of the fair market value of his interest and related rights in WorkLife and US $1,000,000, at any time until April 13, 2000, subject to extension until October 13, 2000. As of the date of this prospectus, we have no plans, agreements, commitments, understandings or arrangements with respect to any acquisitions, other than the potential investment in WorkLife.

     Sales. We intend to expand our sales efforts, including hiring additional sales personnel in Canadian markets and building a sales force in key U.S. markets. We plan to add up to 20 additional sales personnel for our direct sales and for support for our indirect sales in Canada and the United States.

     Repayment of indebtedness. We intend to repay the principal of, and related interest on, a $1,300,000 (US $882,852) loan which we obtained from Paul Champagne, our largest shareholder, in September 1999. This loan bears interest at the Canadian prime lending rate, which was 6.25% per year on October 26, 1999, plus an additional 3% per year and is due on the earlier of March 2000 and the closing of this offering. We used the proceeds of this loan for working capital and general corporate purposes.


     Client support and network infrastructure. In order to expand and improve our client support and to provide around the clock services to our clients, we intend to increase the number of client support and network operations personnel and expand our network infrastructure. Investments in our infrastructure include upgrades to our network operations center, network servers and related software and computers.

     Working capital and general corporate purposes. We may use a portion of the proceeds allocated to working capital and general corporate purposes to pay a portion of trade payables incurred from time to time and the salaries of our officers, if cash flow from operations is insufficient for these purposes.

     Over-allotment option. If the underwriter exercises its over-allotment option in full, after deducting underwriting discounts and other expenses of this offering, we will realize additional net proceeds of US $1,675,626 all of which will be allocated to working capital and general corporate purposes.

     The foregoing description represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. We based this estimate on assumptions, which include: a continued expansion of our client base and corresponding increases in revenue; completion of our proposed new services release; and the introduction of our new services without unanticipated delays or costs. If any of these factors changes, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, new programs or activities may be undertaken which will require considerable additional expenditures, or unforeseen expenses may occur.

     Based upon our current plans and assumptions relating to our business plan, we anticipate that the net proceeds of this offering will satisfy our capital requirements for at least 12 months following the closing of this offering. If our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations. We cannot assure you that the proceeds of this offering will be sufficient to fund our proposed expansion or that additional financing will become available if needed.

     We intend to invest proceeds not immediately required for the purposes described above principally in Canadian or United States government securities, short term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                   DILUTION

     The difference between the initial public offering price per share and the net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding common shares.

     On May 31, 1999, we had a net tangible book value of $877,557 (US $595,964) or $.17 (US $.12) per share, assuming conversion of outstanding convertible promissory notes into 1,198,462 common shares and the issuance of 6,508 common shares in September 1999 to satisfy a May 31, 1999 liability of $57,498 (US $39,048). After giving effect to the sale of the 2,000,000 common shares being offered by E-Cruiter and after deducting estimated underwriting discounts and expenses of this offering, our adjusted net tangible book value on May 31, 1999 would have been $15,405,242 (US $10,461,964) or $2.18 (US
$1.48) per share, representing an immediate increase in our net tangible book value of US $1.36 per share to the existing shareholders and an immediate dilution of US $4.52 per share or, 75.3%, to new investors.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:



   Initial public offering price ...........................               US $6.00
      Net tangible book value before offering ..............   US $ .12
      Increase attributable to new investors ...............   US $1.36
                                                               ---------
   Adjusted net tangible book value after offering .........               US $1.48
                                                                           --------
   Dilution to new investors ...............................               US $4.52
                                                                           ========


     As of the date of this offering, the following table illustrates a comparison of the number of common shares we issued, the percentage ownership of those shares, the total consideration paid, the percentage of total consideration paid and the average price per share.




                                     Shares Purchased         Total Consideration Paid
                                  -----------------------   -----------------------------    Average Price
                                     Number      Percent          Amount         Percent       Per Share
                                  -----------   ---------   -----------------   ---------   --------------
Existing shareholders .........   5,062,449      71.7%       US $ 4,319,756      26.5%         US $ .85
New investors .................   2,000,000      28.3            12,000,000      73.5          US $6.00
                                  ---------     -----       ---------------     -----
                                  7,062,449     100.0%       US $16,319,756     100.0%
                                  =========     =====       ===============     =====

     Sales by selling shareholders in this offering will reduce the number of common shares held by existing shareholders to 4,930,611, or approximately 69.8%, approximately 66.8% if the over-allotment option is exercised in full, and will increase the number of common shares purchased by new investors to 2,131,838, or approximately 30.2%, or 2,451,614 shares, or approximately 33.2% if the over-allotment option is exercised in full, of the total number of common shares.


     The above table assumes that the underwriter's over-allotment option is not exercised. If the underwriter exercises the over-allotment option in full, it is estimated that the new investors will have paid US $13,918,656 for the 2,319,776 common shares being offered by E-Cruiter, representing approximately 76.5% of the total consideration for 31.5% of the total number of common shares outstanding. The above table does not give effect to the shares issuable upon exercise of the options and warrants.

                                   DIVIDENDS

     We have never declared or paid any dividends to the holders of our common shares and we do not anticipate paying cash dividends in the future. We currently intend to retain all earnings for use in connection with the expansion of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. Our ability to pay cash dividends in the future could be limited or prohibited by regulatory requirements and the terms of financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.

                                EXCHANGE RATES

     The following table lists the average, high, low and period-end noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York for the periods indicated. The average rate is the average of the exchange rates on the last day of each month during a year.





                                         Period
Year Ended December 31,                    End          Average         High            Low
-----------------------               ------------   ------------   ------------   ------------
1994 ..............................  $ 1.4030       $ 1.3700       $ 1.4078       $ 1.3103
1995 ..............................    1.3655         1.3689         1.4238         1.3285
1996 ..............................    1.3697         1.3644         1.3822         1.3310
1997 ..............................    1.4288         1.3894         1.4398         1.3357
1998 ..............................    1.5375         1.4894         1.5770         1.4075
1999 (through October 29) .........    1.4720         1.4877         1.5302         1.4512



     On May 28, 1999, the noon buying rate was $1.4725 per US $1.00. We used this exchange rate to calculate the U.S. dollar equivalents provided in this prospectus, unless otherwise noted. On October 29, 1999, the noon buying rate was $1.4720 per US $1.00.

                                CAPITALIZATION

     The following table, based on our consolidated financial statements prepared in accordance with Canadian GAAP, shows our capitalization as of May 31, 1999 on an actual basis, an as adjusted basis, and an as further adjusted basis.


     The "as adjusted" column gives effect to: (1) the conversion of convertible promissory notes with a carrying value of $2,633,554 (US $1,788,492) at October 31, 1999 into 1,198,462 common shares; (2) the issuance of 6,508 common shares in September 1999 to satisfy a May 31, 1999 liability of $57,498 (US $39,048); and (3) our borrowing of $1,300,000 (US $882,852) under a loan which we obtained in September 1999 from Paul Champagne, a principal shareholder of E-Cruiter. The $471,491 (US $320,198) increase in carrying value of the promissory notes from $2,162,063 (US $1,468,294) at May 31, 1999 to $2,633,554 (US $1,788,492) at October 31, 1999 reflects additional accrued interest and amortization on the notes during that period and has been reflected as an increase in the deficit.

     The "as further adjusted" column gives effect to receipt of the anticipated net proceeds of $14,527,685 (US $9,866,000) from the sale of 2,000,000 common shares being offered by us and gives effect to repayment of the loan described above.

     The number of shares presented in the following table does not include:

     o the 213,184 shares reserved for issuance upon exercise of the underwriter's warrants;

     o the 516,641 shares reserved for issuance upon exercise of options granted under our option plan;

     o the 250,000 shares reserved for issuance upon exercise of options available for future grant under our 1999 option plan;

     o the 319,776 shares reserved for issuance in this offering to cover over-allotments, if any, by the underwriter; and

     o the 21,693 shares reserved for issuance upon exercise of non-plan options.

     The convertible promissory notes are included in the "actual" capitalization due to the equity conversion feature and our intention to convert these notes immediately before the closing of this offering.

     The information presented below is in Canadian dollars and includes U.S. dollar convenience translations using an exchange rate of $1.4725 per US $1.00, the noon buying rate on May 28, 1999.




                                                                    (Cdn $)
                                                              As of May 31, 1999
                                               -------------------------------------------------
                                                                                    As Further
                                                    Actual          Adjusted         Adjusted
                                               ---------------  ---------------  ---------------
                                                                  (unaudited)      (unaudited)
Short-term debt:
 Short-term loan ............................   $         --     $   1,300,000    $         --
 Current portion of long-term debt ..........         84,173            84,173          84,173
                                                ------------     -------------    ------------
   Total ....................................   $     84,173     $   1,384,173    $     84,173
                                                ============     =============    ============
Convertible promissory notes ................   $  2,162,063     $          --    $         --
Long-term debt, excluding current portion ...         40,000            40,000          40,000
                                                ------------     -------------    ------------
  Total .....................................      2,202,063            40,000          40,000
                                                ------------     -------------    ------------
Shareholders' equity (deficit):
 Common shares, without par value,
  unlimited number authorized;
  3,857,479 shares outstanding, actual;
  5,062,449 shares, as adjusted (unau-
  dited) and 7,062,449 shares, as further
  adjusted (unaudited) ......................      3,541,040         6,367,188      20,894,873
 Convertible promissory notes -- equity
  component .................................        135,096                --              --
 Deficit ....................................     (4,916,440)       (5,387,931)     (5,387,931)
                                                ------------     -------------    ------------
  Total shareholders' equity
   (deficit) ................................   $ (1,240,304)    $     979,257    $ 15,506,942
                                                ------------     -------------    ------------
   Total capitalization .....................   $    961,759     $   1,019,257    $ 15,546,942
                                                ============     =============    ============




                                                                    (US $)
                                                              As of May 31, 1999
                                               -------------------------------------------------
                                                                                    As Further
                                                    Actual          Adjusted         Adjusted
                                               ---------------  ---------------  ---------------
                                                                  (unaudited)      (unaudited)
Short-term debt:
 Short-term loan ............................   $          --    $     882,852    $         --
 Current portion of long-term debt ..........          57,163           57,163          57,163
                                                -------------    -------------    ------------
   Total ....................................   $      57,163    $     940,015    $     57,163
                                                =============    =============    ============
Convertible promissory notes ................   $   1,468,294    $          --    $         --
Long-term debt, excluding current portion ...          27,165           27,165          27,165
                                                -------------    -------------    ------------
  Total .....................................       1,495,459           27,165          27,165
                                                -------------    -------------    ------------
Shareholders' equity (deficit):
 Common shares, without par value,
  unlimited number authorized;
  3,857,479 shares outstanding, actual;
  5,062,449 shares, as adjusted (unau-
  dited) and 7,062,449 shares, as further
  adjusted (unaudited) ......................       2,404,781        4,324,066      14,190,066
 Convertible promissory notes -- equity
  component .................................          91,746               --              --
 Deficit ....................................      (3,338,838)      (3,659,036)     (3,659,036)
                                                -------------    -------------    ------------
  Total shareholders' equity
   (deficit) ................................   $    (842,311)   $     665,030    $ 10,531,030
                                                -------------    -------------    ------------
   Total capitalization .....................   $     653,148    $     692,195    $ 10,558,195
                                                =============    =============    ============



     Under U.S. GAAP, giving the same effect to the adjustments described above, actual, as adjusted and as further adjusted, total capitalization as of May 31, 1999 would be the same as under Canadian GAAP.

                            SELECTED FINANCIAL DATA

     The selected consolidated financial information below is presented in Canadian dollars and is derived from our consolidated financial statements for, and as of the end of, fiscal year ended May 31, 1999 which have been audited by PricewaterhouseCoopers, LLP, chartered accountants.

     The consolidated financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP, except as described in note 14 to the consolidated financial statements. You should read the information presented below in conjunction with the consolidated financial statements and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

     The following tables include a U.S. dollar convenience translation below using an exchange rate of $1.4725 per US $1.00, the noon buying rate on May 28, 1999. These translations are not necessarily representative of the amounts that would have been reported if we had historically reported in U.S. dollars, and the rate used is not necessarily indicative of the rates in effect at any other time.


     In the statements of loss table below, pro forma net loss per common share has been determined based on the assumption that note holders converted their notes into 1,128,045 common shares immediately upon issuance as required under Canadian and U.S. GAAP.


Statements of Loss



                                                               (Cdn $)
                                                          Year Ended May 31,                         (US $)
                                         ----------------------------------------------------      Year Ended
                                              1997              1998               1999           May 31, 1999
                                         --------------   ----------------   ----------------   ----------------
Canadian GAAP:
Revenue ..............................     $   85,524       $    870,003       $  1,399,557       $    950,463
Cost of revenue ......................         57,167            386,391            848,769            576,414
                                           ----------       ------------       ------------       ------------
Gross profit .........................         28,357            483,612            550,788            374,049
                                           ----------       ------------       ------------       ------------
Expense:
 Selling .............................        125,785            652,118            818,601            555,926
 Marketing ...........................        258,256            817,291            612,796            416,160
 General and administrative ..........        243,304            350,014            725,713            492,844
 Research and development ............        258,257            510,974            606,088            411,605
                                           ----------       ------------       ------------       ------------
   Total expense .....................        885,602          2,330,397          2,763,198          1,876,535
                                           ----------       ------------       ------------       ------------
Net loss .............................     $ (857,245)      $ (1,846,785)      $ (2,212,410)      $ (1,502,486)
                                           ==========       ============       ============       ============
Net loss per share ...................     $     (.53)      $       (.58)      $       (.57)      $       (.39)
                                           ==========       ============       ============       ============
Weighted average number of shares
 outstanding .........................      1,620,669          3,191,297          3,854,579          3,854,579
Pro forma net loss per share .........                                         $       (.53)      $       (.36)
Pro forma weighted average number of
 shares outstanding ..................                                            3,960,964          3,960,964
U.S. GAAP:
Net loss .............................     $ (857,245)      $ (1,846,785)      $ (4,864,735)      $ (3,303,725)
Net loss per share ...................           (.53)              (.58)             (1.26)              (.86)

Balance Sheet Data





                                                               (Cdn $)                            (US $)
                                                            As of May 31,
                                           -----------------------------------------------         As of
                                               1997           1998              1999           May 31, 1999
                                           -----------   --------------   ----------------   ----------------
Canadian GAAP:
Working capital (deficit) ..............    $201,386       $ (167,186)      $ (1,488,371)      $ (1,010,778)
Total assets ...........................     406,537          700,826          2,176,210          1,477,902
Total liabilities ......................     180,252          833,816          3,416,514          2,320,213
Shareholders' equity (deficit) .........     226,285         (132,990)        (1,240,304)          (842,311)
U.S. GAAP:
Working capital (deficit) ..............    $201,386       $ (167,186)      $ (1,956,924)      $ (1,328,981)
Total assets ...........................     406,537          700,826          2,176,210          1,477,902
Total liabilities ......................     180,252          833,816          3,845,067          2,611,251
Shareholders' equity (deficit) .........     226,285         (132,990)        (1,708,857)        (1,160,514)



The differences between U.S. GAAP as compared to Canadian GAAP as they affect our consolidated financial statements are explained in note 14 to notes to consolidated financial statements. Differences between U.S. GAAP and Canadian GAAP do not affect our consolidated financial statements for fiscal 1997 and fiscal 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     You should read the following discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements appearing elsewhere in this prospectus. The following discussion is presented in Canadian dollars.


Evolution of our Business


     In 1997, we launched CareerBridge.com, a regional-based job board focused on the high-technology industry in Ottawa, Canada. We believe that as a result of aggressive promotion, CareerBridge.com became the leading regional online job board for technology careers, serving as a free job search service for individuals, and as a paid posting service for organizations.


     Initially, we were a web-based recruitment advertiser, known in the marketplace as a job board. As a job board, our service allowed organizations to advertise their job openings on our web site and allowed individuals to review employment opportunities and apply online. However, we determined early in our existence that simply offering a web-based job board did not address all of the recruiting needs of organizations. To address these needs, in March 1999, we launched E-Cruiter Enterprise, a service designed to be a comprehensive recruitment management service.

     In September 1999, we entered into a letter of intent to sell our CareerBridge.com regional-based job board business to Thomson Canada Limited, owner of GlobeCareers, a large Canadian job board. As consideration for the sale, we will have the right to resell GlobeCareers' services for three years, and, for the first year after closing, we will receive favorable prices to post jobs to GlobeCareers' job board. We will also receive advertising exposure in The Globe and Mail, a national Canadian newspaper, and advertising exposure on the GlobeCareers.com and Globeandmail.com web sites. We estimate that we will receive consideration in excess of $700,000 over a three year period. We anticipate the sale will be completed by December 1999. We cannot assure, however, that this transaction will be completed on the proposed terms or at all.



Results of Operations


     Fiscal year ended May 31, 1999 compared to fiscal year ended May 31, 1998

     Our revenue for the year ended May 31, 1999 was $1,399,557, an increase of 60.9% as compared to revenue of $870,003 for the year ended May 31, 1998. Our revenue is earned principally from two web-based services: (a) E-Cruiter Enterprise, our comprehensive recruitment management service; and (b) E-Cruiter Express, our job posting service designed for organizations which just want to advertise their job requisitions on multiple sites on the Internet. Our accounting policy is to recognize recruitment services, which includes access to services, upgrades and enhancements, set up, training and support, ratably over the term of client contracts. Professional services, which are provided on a time and materials basis, are recognized as services are delivered. Revenue from clients who post their jobs on the Internet is recognized when the job requisition is posted. Nearly all of our revenue has been generated by clients operating in Canada.

     Revenue from E-Cruiter Enterprise services increased 41.5% to $1,094,632 in fiscal 1999 from $773,797 in fiscal 1998. Despite this upward trend, our revenue from E-Cruiter Enterprise services was less than anticipated due to our change in sales strategy in mid-fiscal 1999. We decided to target our sales efforts to medium and larger clients, a change from our original strategy of targeting sales to small and medium clients. Our change of focus reduced the number of contracts signed. In fiscal 1999, we signed 49 contracts with a total completion value of $1,184,000. In fiscal 1998, we signed 116 contracts with a total completion value of $1,170,696. However, the average size of sales contracts increased to $24,163 in fiscal 1999 from $10,092 in fiscal 1998.

     Revenue from the sale of E-Cruiter Express services increased from $96,165 in fiscal 1998 to $305,013 in fiscal 1999. This 217.2% increase in revenue primarily relates to the introduction in March 1998 of our new job posting software which allows organizations to use the same job requisition to post to multiple job boards at the same time without having to reformat the original posting each time.

     Our cost of revenue in fiscal 1999 was $848,769 compared to $386,391 in fiscal 1998, an increase of 119.7%. Our cost of revenue includes the cost of client support, charges for posting to third-party job boards and our network operations. The change in each of these expenses from fiscal 1998 to fiscal 1999 is explained as follows:


     o Client support expenses were $333,093 in fiscal 1999 compared to $127,808 in fiscal 1988, an increase of 160.6%. This reflects an addition of three client support personnel and the associated costs of providing these personnel with computers and related work tools. Our goal is to provide better client support than any of our competitors to result in annual subscription renewals.


     o Charges by PositionWatch Ltd., a company that posts jobs to the Internet for us on a wholesale basis, totalled $76,932 in fiscal 1999 compared to $19,232 in fiscal 1998, an increase of 300%. This reflects the introduction of our multi-posting capability in March 1998 where clients use our services to post jobs to other job boards.


     o The cost of supporting our networks increased to $438,744 in fiscal 1999 from $239,351 in fiscal 1998, an increase of 83.3%. These higher costs largely reflect the addition of two personnel and increased amortization charges from the purchase of additional servers and related software. We made these investments in anticipation of additional business volume in fiscal 2000. We have established a goal of zero unplanned network down time given that our client commitment is service availability 24 hours a day, seven days a week, 365 days a year. Accordingly, we expect that expenses in this area will continue to increase as business volume increases.


     Total expense increased by 18.6% in fiscal 1999 to $2,763,198 from $2,330,397 in fiscal 1998. Expense consists of the following cost categories: selling, marketing, general and administrative and research and development. The change in total expenses from fiscal 1998 to fiscal 1999 is explained as follows:

     o Selling expense in fiscal 1999 increased to $818,601 from $652,118 in fiscal 1998. This selling expense was primarily attributable to increased selling activities during the final two quarters of fiscal 1999. Five new sales representatives were hired to provide greater direct sales coverage in Toronto, Ontario. We expect selling expense to continue to increase as we enter new markets and expand our selling efforts.

     o An increase in general and administrative expenses also contributed to the overall increase in expense for fiscal 1999. General and administrative expenses were $725,713 in fiscal 1999 compared to $350,014 in fiscal 1998. These costs were higher largely as a result of an increase in personnel, consulting fees and increased legal costs. Accrued interest and amortization costs associated with the issuance of promissory notes in fiscal 1999 accounted for $104,238 of the higher costs. We did not incur any of these costs in fiscal 1998.

     o An increase in research and development costs to $606,088 in fiscal 1999 from $510,974 in fiscal 1998. This increase reflects the addition of several new software engineering and software verification personnel during the latter part of the year. We expect that the increase in additional personnel will further increase our research and development costs in fiscal 2000 as the additional costs will be incurred for the full year. Research and development expenses were partially offset by $103,253 of Canadian federal and provincial government tax credits.

     o Lower marketing expenses in fiscal 1999 partially offset our increased selling, general and administrative and research and development expenses. Reflecting the change in business strategy in fiscal 1999 described above, marketing expenses decreased to $612,796 in fiscal 1999 from $817,291 in fiscal 1998. Upon changing our business focus from a job board business to a total recruitment management business, we decreased our marketing expenditures related to the job posting service. We expect that marketing expenses will increase, however, as we enter new markets.


     Our net loss for fiscal 1999 was $2,212,410 compared to a net loss of $1,846,785 for fiscal 1998.


     Fiscal year ended May 31, 1998 compared to fiscal year ended May 31, 1997


     Revenue for fiscal 1998 was $870,003 compared to revenue of $85,524 for fiscal 1997, due to higher sales volume. Fiscal 1998 represented our first full year of selling our E-Cruiter services. In fiscal 1997, our business was limited to recruitment advertising through our job board, CareerBridge.com, which became commercially available in February 1997.

     Our cost of revenue in fiscal 1998 was $386,391 compared to $57,167 for fiscal 1997. This increase primarily relates to higher business volume and the associated costs of expanding network operations, customer support activities and, in the fourth quarter of fiscal 1998, the charges for posting to third-party job boards. In fiscal 1997, our cost of revenue consisted primarily of the salary of one employee.

     Total expense increased to $2,330,397 in fiscal 1998 from $885,602 in fiscal 1997. In order to effectively market our services, marketing expenditures increased by $559,035 from fiscal 1997 to fiscal 1998. In addition, we established a sales force during fiscal 1998. As a result, selling costs increased by $526,333. Research and development totalled $510,974 in fiscal 1998 as compared to $258,257 in fiscal 1997. The increase reflects the addition of software engineers who were hired to develop our E-Cruiter recruitment services software.

     Our net loss for fiscal 1998 was $1,846,785 compared to a net loss of $857,245 for fiscal 1997.



Liquidity and Capital Resources

     Our capital requirements have exceeded our cash flow from operations as we have been building our business. As of May 31, 1999, we had a working capital deficit of $1,488,371. As a result, we have been substantially dependent upon sales of common shares and private placements of convertible promissory notes to finance our working capital requirements.

     Over the period of May 1996 to October 1999, we raised a total of approximately $7,773,540 as follows:

     Share and note issuances

     o In fiscal 1997, we raised $1,083,530 through the issuance of common shares. Of this total amount, we issued 325,398 common shares to Paul Champagne at a price of approximately $2.07 per share for proceeds of $675,000.

     o In fiscal 1998, we raised $1,500,010 through the issuance of common shares to Paul Champagne at a price of approximately $1.84 per share for proceeds of $1,500,010.

     o In fiscal 1999, we raised $1,000,000 from the issuance of common shares to Paul Champagne at a price of approximately $2.30 per share. As a result of this purchase, Mr. Champagne became our largest shareholder.

     o Over the period of January 22, 1999 to May 26, 1999, we issued 18 senior secured convertible promissory notes totalling $2,600,000. The cost to issue the 18 promissory notes totaled $407,079, of which $330,000 was accrued and unpaid as of May 31, 1999. The notes bear interest at 12% per year, are secured by substantially all of our assets and mature on January 22, 2000. The principal and accrued interest on the notes are convertible into common shares at the rate of 0.433863 shares for every Canadian dollar of principal and accrued interest on the date of conversion, the equivalent of $2.30 per share.

     Borrowings from a bank

     o On September 25, 1997, we entered into a small business loan agreement with a bank, under which we borrowed $100,000 to finance the purchase of computers and related equipment, computer software and a voicemail system. The loan is secured by the assets purchased, bears interest at the Canadian prime lending rate plus 3% per year, and is payable in equal monthly installments over the period of January 1998 to December 31, 2000.

     o In April 1999, we entered into a $190,000 loan agreement with the same bank on similar terms for the purchase of computers and related software. This additional loan is repayable over the two-year period ending July 31, 2001. We have pledged the assets purchased as security for the loan.

     Borrowings from a shareholder

     o In September 1999, Paul Champagne provided us with a $1,300,000 (US $882,852) loan which bears interest at the Canadian prime lending rate plus 3% per year. This loan is due on the earlier of March 2000 and the closing of this offering.

     Our financing practice has been to finance most of our fixed assets through bank loans and capital leases with third-party financing companies. From May 24, 1996 to May 31, 1999, we entered into 11 separate leasing arrangements with annual interest rates that range from 12.3% to 27.0% and which mature over varying periods of time. We have pledged the assets purchased as security for the leases. In fiscal 1998, we entered into capital leases totalling $100,822 to finance the purchase of computers and related equipment. In fiscal 1999, we entered into capital leases totalling $63,149 to finance the purchase of computers and related equipment.


     Net cash used in operating activities was $1,970,187 in fiscal 1999, $1,558,718 in fiscal 1998 and $726,348 in fiscal 1997. Net cash used resulted from operating losses and changes in accounts receivable, prepaid expenses, investment tax credits, accounts payable and accrued liabilities and deferred revenue.

     Net cash used in investing activities was $105,588 in fiscal 1999, $97,413 in fiscal 1998 and $60,127 in fiscal 1997. Our investing activities during these periods consisted of purchasing computers, software, office equipment and furniture. The significant increase in accounts payable and accrued liabilities at May 31, 1999 as compared to May 31, 1998 reflects the purchase of computer equipment for new personnel and new equipment and software for our network operations financed with the small business loan described above.


     Gross proceeds from the issuance of promissory notes and common shares totalled $3,600,000 in fiscal 1999. As discussed above, we received $2,600,000 in proceeds from the issuance of 12% senior secured convertible promissory notes and $1,000,000 from the issuance of common shares. The cost to issue the promissory notes totalled $407,079, of which $330,000 was accrued and unpaid as of May 31, 1999. We used $105,603 to make repayments on our small business loan and our capital leases during the year. We also used $30,000 to repurchase 13,016 common shares from some of our shareholders at their original issuance price of approximately $2.30 per share. These shares were subsequently cancelled. These transactions provided us with $3,387,318 of cash from financing activities.

     Gross proceeds from the issuance of common shares and the small business bank loan discussed above totalled $1,600,010 in fiscal 1998. We used $34,195 to make repayments on our small business loan and our capital leases. We also used $12,500 to repurchase 5,423 common shares from some of our shareholders at their original issuance price of approximately $2.30 per share. These shares were subsequently cancelled. These transactions provided us with $1,553,315 of cash from financing activities.


     During fiscal 1997, we raised $1,083,530 through the issuance of common shares.


     As of May 31, 1999, we had cash and cash equivalents of $1,505,782.


     In September 1999, Paul Champagne provided us with a $1,300,000 (US $882,852) loan which bears interest at the Canadian prime lending rate plus 3% per year. This loan is due on the earlier of March 2000 and the closing of this offering. We used the proceeds of this loan for working capital and general corporate purposes.

     We need the proceeds of this offering to expand our operations and finance our future working capital requirements. Based on our current plans and assumptions relating to our business plan, we anticipate that the net proceeds of this offering will satisfy our capital requirements for at least 12 months following the closing of this offering. If our plans change or assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations. We cannot assure you that the proceeds of this offering will be sufficient to fund our proposed expansion or that additional financing will become available when needed. We will be materially adversely affected if we do not obtain financing when needed. We may seek additional debt or equity financing to fund the cost of continued operations.


Net Operating Loss Carryforwards

     Our net operating loss carryforwards totalled approximately $4,531,000
(US $3,077,080) as of May 31, 1999. Under the Income Tax Act (Canada) utilization of prior non-capital losses may be limited after an acquisition of control. This limitation ensures that non-capital losses of prior years are applied only against income from the same or similar business that gave rise to the non-capital losses, provided that such business is carried on with a reasonable expectation of profit throughout the year. Further, any such acquisition of control would create a deemed year-end for tax purposes, with the result that the required time frame for the utilization of non-capital losses is moved forward by up to one year. The issuance of additional equity securities, together with our recent financings and this offering, could result in an acquisition of control, and, thus could limit our use of prior non-capital losses. In the event we achieve profitable operations, any significant limitation on the utilization of our non-capital losses would have the effect of increasing our tax liability and reducing future net income and available cash reserves. We are unable to determine the availability of these non-capital losses since the availability is dependent upon future circumstances.


     We have incurred scientific research and experimental development expenditures of approximately $212,000 which remain unused at May 31, 1999 for tax purposes. These expenditures can be carried forward indefinitely and applied against operating income to reduce income taxes otherwise payable in future years.



Year 2000 Issues

     We have devised a plan and have substantially completed our review and assessment of our hardware and software and believe that our hardware and software are substantially year 2000 compliant and will continue functioning and be able to process data on a date from and after January 1, 2000. The costs of our year 2000 compliance program have not been material, and we do not expect the additional costs of completing our year 2000 review and assessment to be material.

     We are highly dependent upon third-party job posting partners and job posting suppliers, Internet service suppliers, and telecommunications suppliers. As part of our year 2000 compliance program, we have sent letters to our critical vendors requesting assurances of their compliance. These vendors have advised us that their reviews indicate that their operating systems are year 2000 compliant or will be year 2000 compliant in a timely manner. However, we have not made any inquiries about the year 2000 compliance of our clients' systems.

     Due to the significant uncertainties that exist in the software industry concerning the potential effects associated with the failure of computer systems and software to be year 2000 compliant, we cannot be certain that our systems or the systems of our clients, job seekers and critical vendors will in fact be year 2000 compliant when January 1, 2000 arrives, nor can we be certain that we have identified in our assessment all of the potential risks to our business that could result from matters related to the year 2000. We have identified the following risks of which you should be aware:

     o The failure of our services to be fully year 2000 compliant could result in claims by or liability to our clients.

     o The purchasing patterns of our clients and potential clients may be materially adversely affected by year 2000 issues because they may be required to expend significant resources on year 2000 compliance matters, rather than investing in new online recruitment services such as those we offer. In addition, as the year 2000 approaches, employers may elect to spend a greater portion of their recruiting budgets on traditional recruitment methods rather than risk disruption in their job advertisements in the event of technical difficulties related to year 2000 problems.

     o The third-party job posting boards and other online employment sources with which we have relationships may face disruptions in their services to the extent they experience year 2000 problems which could prevent them from being available for our clients.

     o Disruptions caused by year 2000 problems could affect Internet usage generally, which could result in a decline in the use of our services.

     If any of these risks materialize, there could be a serious disruption of our operations, and our business, operating results and financial condition would be materially adversely affected. We are currently developing a contingency plan in the event that any third parties with which we do business have any material year 2000 compliance problems.


Reconciliation of Canadian GAAP to U.S. GAAP

     Canadian GAAP differs from U.S. GAAP, as they affect our financial statements, in the following material respects:

     Accounting for options. Under U.S. GAAP, the difference between the exercise price of options granted to purchase common shares and the fair value of the underlying shares, generally assumed to be the estimated public offering price of US $6.00 per share, is accounted for as compensation expense and is charged against earnings over the vesting period of the options with a corresponding and equal amount recorded as paid-in-capital.

     Accounting for the promissory notes. Under U.S. GAAP, the proceeds from convertible debt instruments that have non-detachable conversion features where the fair value of the underlying common shares exceeds the conversion price of the debt instrument, known as beneficial conversion features, are allocated between the debt and the equity components of the instruments. The value ascribed to the beneficial conversion feature is the excess of the fair value of the underlying shares over the conversion price up to, but not exceeding, the net proceeds received by the issuer upon issuance of the convertible debt instruments. The value ascribed to the beneficial conversion feature is recorded as paid-in-capital. The discount resulting from the allocation of the proceeds is recognized as interest expense over the minimum period from the date of issuance to the date at which the debt holder can realize that return. We have allocated all of the proceeds of the convertible promissory notes to paid-in-capital. The discount resulting from the allocation was expensed upon issuance of the convertible promissory notes because the notes are immediately convertible at the note holders' option.


Quantitative and Qualitative Disclosure About Market Risk

     Market risk is the potential risk of loss in fair values, cash flows or earnings that results from holding financial instrument positions. Our market risk as of May 31, 1999 consisted only of interest rate exposure with respect to cash equivalent investments and on our small business loans. This risk was not significant on the investments because they were highly liquid with terms to maturity of three months or less. Also, the risk was not significant on the small business loans due to the small dollar amount and their short term to maturity.

     We do not maintain a trading portfolio and our current trade receivables and trade payables are denominated in Canadian dollars. We do not utilize derivative financial instruments.


     The proceeds of this offering will be received in US dollars and may be invested in United States government securities. Also, as we expand our business into the United States these revenues will be billed in US dollars while we expect our costs to continue to be predominantly in Canadian dollars. The exchange rate between Canadian dollars and US dollars has fluctuated significantly over the last several years. Any strengthening in the value of the Canadian dollar against the US dollar could result in lower recorded sales and/or foreign currency translation losses charged against other income for the period incurred.



New Accounting Pronouncements

     During the year ended May 31, 1999, we adopted Statement of Position 97-2 "Software Revenue Recognition", or SOP 97-2, and SOP 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2" which provide guidance in recognizing revenue from software transactions. SOP 97-2 conforms with Canadian GAAP, and the adoption of it did not have a material impact on our results for the year ended May 31, 1999. In December 1998, SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions" was released. We will adopt SOP 98-9 for our fiscal year ending May 31, 2000 and do not expect it to have a material impact on our recognition of revenue.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use", or SOP 98-1, which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software generally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We will adopt SOP 98-1 for our fiscal year ending May 31, 2000 and do not expect it to have a material impact on our financial statements.

                                   BUSINESS

     We provide Internet-based recruiting services to companies of all sizes. Through use of our E-Cruiter Express software, our corporate clients are able to write one job advertisement that is reformatted by the software and posted in multiple job sites, thereby eliminating the need to reformat job postings for each site. For clients that require more comprehensive recruiting management services, we provide our E-Cruiter Enterprise service, which includes the powerful posting features of E-Cruiter Express, as well as the following features:

     o resume processing tools which enable clients to screen, search, organize and manage resumes submitted by job seekers;

     o applicant communication tools, including our proprietary e-mail system which automatically keeps records of the electronic communication associated with each job opening and generates automatic messages to job seekers;

     o our corporate career site manager tool which enables clients to quickly set up and maintain a job site on their corporate web site that is linked with our services; and

     o a powerful suite of multi-user workflow features which allows for collaborative hiring between human resources personnel and hiring managers within the same organization.

     We believe our services enable companies of every size to take optimal advantage of the power of the Internet for recruiting, communicating with job seekers and managing the recruiting process in a cost effective manner. We believe that, by using our services, companies:

     o reduce their time to hire;

     o reduce their costs to hire; and

     o improve their quality of hire.

     Our business is a web-outsourced application service. The cost benefit to organizations of web-outsourcing is that all software and hardware infrastructure is physically located at the service provider location, with clients only requiring standard web browsers on their employees' workstations. Therefore, because our clients are not required to make a significant initial investment, we believe this makes our services easy to buy and implement. We believe that web application outsourcing has advantages over traditional client-server computing, including:

     o reduced total cost of ownership for technology;

     o greater flexibility for accommodating future business needs while maintaining state of the art technology deployment; and

     o significantly quicker service deployment, reducing the time-to-benefit cycle and the cost of adoption.

     We believe our key competitive advantage is our human resource background. We understand the human resource problems arising from ineffective traditional recruiting strategies. We have matched this knowledge with a web server technology to deliver web-based services. In 1998, the Society for Canadian Office Automation Professionals granted to us an Award of Excellence at Comtech, a technology conference and exhibition for corporate professionals in Canada. The award was for best implementation or innovative use of information technology. The Society for Canadian Office Automation Professionals is a non-profit organization which provides assessments of the management, use and impact of information technology.


Industry Overview

     Our market includes any organization needing to hire employees, especially those seeking information technology skills and expertise. A 1998 study by the Information Technology Association of America and Virginia Polytechnic found that information technology worker shortages are large and growing. The study showed the number of unfilled information technology positions in the United States at the time of the study was 346,000.

     In a survey conducted in early 1999 by CorpTech of over 4,000 United States technology companies with fewer than 1,000 employees, over 46% of the companies surveyed indicated that they planned to expand their workforce by more than 17% over the next year, and over 16% of the companies surveyed predicted growth of over 25% in the upcoming year. We believe that this survey of the United States high technology sector demonstrates significant potential for web-based recruiting services. We believe it will be difficult for companies to fill these demands cost effectively and efficiently by applying traditional recruiting practices.


     Responding to critical manpower requirements is now a major operations function for many organizations. This burden is resulting in a significant shift in the perceived role of corporate human resources. A recent survey by Recruiter's Network.com of 1,000 companies indicated that 34% of companies with more than 10,000 employees had at least one human resources employee dedicated to Internet advertising. The report also indicated that 10% of the companies allocated 50% of their budget to recruiting on the Internet. The Gartner Group, a technology-based industry analyst, has assessed that by 2002, human resources practices and supporting systems, will be acknowledged as distinguishing factors of highly successful organizations. According to the Gartner Group, organizations are increasing their information technology investment in supporting human resources activities and business processes. The Gartner Group estimates that 95% of skill-based enterprises will adopt Internet-based recruiting practices by 2001. We believe that many organizations are beginning to completely overhaul their human resources information systems to take advantage of both new technologies and new recruiting concepts.


     Forrester Research estimates the market for online jobs will reach $1.7 billion and account for one fifth of classified advertising employment budgets by 2003. In concert with this shift from print to Internet media, there will be a considerable growth in the demand for software tools, such as online screening and text searching, to take advantage of online recruiting. We anticipate that recruitment spending will shift away from the client-server human resources services to web-based media hiring processes because of their lower cost and ease of implementation. We believe that E-Cruiter Enterprise directly addresses the major challenges facing employers, namely, time to hire and the cost of hire. The July 1999 Internet Recruiting Intelligence Report, Lessons from Global 500, found that on average, online recruiting reduced the recruiting cycle by 20 days. Furthermore, the report notes that the cost associated with Internet recruiting is well below that of all other recruiting channels.


Strategy


     Our goal is to become a leading provider of web-based recruiting services in North America. Key elements of our strategy for business development are as follows:



     o Provide a comprehensive recruitment service to our clients and distribution partners. Our clients range from organizations seeking a single recruitment advertisement to organizations requiring comprehensive recruitment management services. We believe that our web-enabled component-based architecture, scheduled to be released in early 2000 and discussed in the "Technology Development" section below, will position us to better serve large and small organizations by providing faster access, easy customization and other capabilities. It will also position us to enter into distribution arrangements where we operate multiple versions of our software simultaneously, scaled to distribution channel requirements.


     o Expand our E-Cruiter Enterprise sales capability into new Canadian and key U.S. markets. We have marketed our services in the Ottawa market since 1996. We believe that we are currently well-positioned in the Ontario market, including Ottawa and Toronto, and anticipate expanding into additional key Canadian markets, including Quebec and British Columbia, in late 1999. By early 2000, we plan to enter into our first U.S. market. Although we have not finalized plans for entering markets in the United States, we are considering entering Washington, D.C., New York City, Chicago, Boston and selected cities in California.


     o Capitalize on our reputation and success achieved in Canadian markets to develop strong relationships with key strategic partners. We believe that organizations are interested in entering into strategic relationships with us because we have three years experience in operating an Internet recruiting service. We believe that this interest will increase further upon our introduction of the flexible, component-based architecture of an enhanced version of E-Cruiter Enterprise which we currently expect to release in early 2000, as it will provide capabilities and flexibility for original equipment manufacturer relationships and value-added resellers.

In October 1999, we entered into a sales and marketing agreement with WorkLife Solutions, Inc. to jointly develop web-based recruiting services to be offered through Internet portal web sites. Under this agreement, we are the exclusive provider of Internet recruiting services to WorkLife. WorkLife specializes in the design, development and installation of Internet services for career management and manages the Career Channel for AltaVista.com. We are currently developing a web-based service which we plan to introduce on AltaVista.com in December 1999.

We anticipate that strategic partners will help us develop other sources of leads to clients. For example, we anticipate that partnerships with print media, Internet companies and other media partners will provide us with discounted advertising in the media and increase our sales. We also expect that strategic relationships will help us develop direct and indirect sales channels. We anticipate that some of our strategic partners will sell our services directly to their clients and will indirectly sell our services as a component of their products or services.

     o Maintain technological leadership by developing and acquiring complementary technologies. One of our key objectives is to remain at the forefront of web-based service provision, with a proprietary database, independent platform which offers multi-user performance, scalability to handle thousands of client accounts, and the flexibility to transfer portions of our technology into partner networks. Another key objective is to establish clear leadership in component-based workflow architecture, enabling additional customization of our services by our clients and by our distribution partners. We will also seek to license or acquire market-leading selection technologies, such as competency tests and extraction engines, to build advanced recruitment processes into our component workflow framework.

     o Continue to provide high-quality and attentive client support. Internet recruiting is an emerging market where the effectiveness and the value of Internet recruiting has yet to be firmly established. In our view, our ability to continue to provide high-quality and attentive services to our clients will continue to differentiate us from other service providers and foster client loyalty. We believe that this is a key ingredient for success in our market where the cost of switching to alternative services is low. We are now deploying interactive online consultation technologies for the delivery of training and consulting services to our clients.

     o Establish and maintain industry-wide standards for best practices methodologies. We believe that it is important for our industry to set and maintain standards. We intend to seek to develop standards and obtain industry-recognized certification for a number of best practices methodologies to differentiate our services.


E-Cruiter Services

     We designed our services to take advantage of the Internet and offer our clients a comprehensive recruitment management service. By linking organizations' recruiting efforts with electronic sources of applicants from the Internet and allowing them to also download resumes from paper-based sources into their applicant database, we believe that our services allow organizations of every size to significantly improve their recruiting practices. Our services can be accessed with any standard web browser and require no additional software or hardware deployment by clients.

     In our view, organizations purchase our services because they dramatically reduce time to hire, provide streamlined access to qualified candidates, and result in significant cost savings. Based on our knowledge of the industry, we believe that hiring cycles of large organizations employing traditional recruiting methods can extend beyond 50 days. However, the best information technology candidates are often hired within five to ten business days. Therefore, we believe that organizations which do not employ Internet-based recruiting processes will be unable to compete effectively for good information technology candidates.

     E-Cruiter Enterprise

     E-Cruiter Enterprise is a job posting and full workflow service that is sold with one or more concurrent user licenses. Each concurrent license enables another user within the organization to access the service simultaneously. One concurrent license is sufficient for small organizations that have only a few individuals actively recruiting. One or more concurrent licenses provide for additional simultaneous users and permits clients to take full advantage of multi-user functionality.

     E-Cruiter Enterprise allows organizations to post jobs to multiple Internet sites through a posting manager function. Clients write a job requisition only once, and the job requisition is ready to be advertised on numerous Internet job boards, newsgroups and the client's own corporate web site. We intend to continue to add new job boards to our service so that clients can post job requisitions to additional locations. Our write-once-post-to-many capability saves time in re-writing job requisitions and in making arrangements with numerous job boards. Through PositionWatch Ltd., our job posting partner, we currently post job requisitions to the following job boards: PositionWatch, CAREERSpan, CareerMosaic, Internet Job Locator, JobSAT, Netjobs, GlobeCareers, HeadHunter.net and CareerMagazine.


     E-Cruiter Enterprise's career site manager capability allows clients to quickly set up and maintain a job site on their corporate web site posting so that job seekers can apply to open positions. Our clients' job sites link to our service to receive the benefit of E-Cruiter Enterprise workflow management features when job seekers apply. We believe that the career site manager has other features that help our clients maximize the value of their job site as a recruiting asset, including a job seeker agent that notifies registered candidates of employment opportunities and provides statistics on the volume and source of job seeker traffic to clients.

     E-Cruiter Enterprise provides for enhanced communication among candidates, hiring managers and human resources personnel. Clients can use a set of generic corporate messages to automatically respond to resumes or other communications using our auto acknowledge function. For example, an e-mail acknowledging receipt of resumes can be automatically sent to all candidates. This feature saves administrative costs to our clients. Our proprietary e-mail system also maintains records of all electronic communication associated with each job opening, including online interviews.

     We believe our E-Cruiter Enterprise's automatic screening function also improves our clients' recruiting efforts. Clients screen candidates who apply online by establishing screening criteria. When resumes are received, they are automatically compared to the screening criteria. Those job seekers who do not meet the screening criteria are placed in a rejected folder, while those job seekers who do meet the screening criteria are flagged for review by employers.


     Through the applicant workflow function, clients can manage their recruiting process using familiar folder hierarchies. Job folders are logically organized by job opening and can be tailored to the clients' recruiting process. For example, clients typically set up the following job folders when using E-Cruiter Enterprise: new applicant, active, rejected, set up interview, interview schedule and hired. As applications are received, employers move the applications through the folders as part of managing the recruiting process. This provides ready access to recruiting status and allows our software to generate standard reports measuring such things as time taken to hire and recruiter productivity. Our software also generates standard reports on advertising effectiveness.

     The E-Cruiter Enterprise applicant workflow capability allows human resources personnel and hiring managers within the same organization to share, circulate and electronically comment on resumes that have been received. In addition to permitting various levels of access among hiring managers and employers, our software allows users to optionally protect their own individual assessments of candidates.

     The following is a list of features that we offer with E-Cruiter
Enterprise:

     o Create and manage job requisitions. This feature allows clients to quickly create job requisitions using a standard template that is compatible with job boards. Clients can either use the template or use job requisitions from the posting archive.

     o E-Cruiter posting manager. This feature allows clients to quickly post or unpost job requisitions to multiple Internet sites. Jobs are posted to regional or national job boards, newsgroups or the client's corporate job site.

     o Create and manage job sites. This feature allows clients to quickly set up and maintain their own job site on a corporate web site.

     o Applicant communication. This feature allows clients to automatically acknowledge receipt of applications, to conduct online interviews and to decline applicants both in single or multiple applicant mode.

     o Applicant searching. This feature allows clients to search their data for resumes using powerful search criteria as defined by users.


     o Applicant review. This feature allows clients to review, rate and comment on applications received. Clients can move applications through job folders to reflect their status.


     o Applicant management. This feature allows clients to share applications among human resources personnel and hiring managers within the same organization, to e-mail resumes to remote users or to reject applicants. Applicants can be deleted in single and multi-mode.


     o Resume data loading. This feature allows clients to load resumes from traditional paper based sources into their applicant database to integrate their traditional recruiting activities with their Internet recruiting and more effectively manage their overall recruitment activities.


     o Administration -- account management. This feature allows clients to set up individual users, assign posting or hiring privileges, assign default screen layouts and modify passwords.


     o Generate reports. This feature allows clients to generate standard reports on advertising effectiveness, time to hire, and recruiter productivity.



     Our E-Cruiter Enterprise subscription contracts are generally for one year with automatic renewals, one or more simultaneous user licenses, user training and set up and a menu of Internet posting services. Clients are charged a monthly subscription fee for concurrent user access licenses, career site management, product upgrades and customer support. We charge one-time fees for initial set up and training and provide professional consultation services on a time and materials basis. Clients who use third parties' resume scanning services contract directly with them for the services. We charge a small per resume fee to input data into our clients' databases. Internet posting services are provided on a pay-per-job posting basis.



     We believe that our E-Cruiter Enterprise's pricing formula provides clients with a low-risk avenue to access the benefits of online recruiting at a reasonable cost compared to client-server technology. Furthermore, since the required technology infrastructure investments are nominal by comparison, clients experience lower initial costs for full access to the comprehensive service that E-Cruiter Enterprise provides. We believe that the subscription formula provides us with the opportunity to earn annuity-based returns as subscriptions are renewed. This pricing practice is consistent with similarly offered web-based services.

     E-Cruiter Express



     E-Cruiter Express is our job posting software for clients who want to use the Internet only to advertise their open positions. E-Cruiter Express is a quick, easy and affordable way for clients to post jobs to multiple Internet sites. Clients only have to write a job description once, and it is ready to be advertised on numerous Internet job boards and news groups at the same time. For example, at the click of a mouse, an advertisement could be placed on one or more of the following job boards: PositionWatch, CAREERSpan, CareerMosaic, Internet Job Locator, JobSat, Netjobs, Careershop, GlobeCareers and CareerMagazine. We intend to continue to add job boards to our service so that clients can post job requisitions to additional locations. Our write-once-post-to-many capability saves time in re-writing job requisitions and saves administrative time in making arrangements with numerous job boards.



     E-Cruiter Express clients can review their job seeker applications online and delete unwanted applications. Clients can also electronically communicate with job seekers using our proprietary e-mail system.


     E-Cruiter Express is priced on a per job posting basis and can be paid for by credit card by clients using our electronic commerce capabilities.


Client Services


     Our client services department was formed in May 1998 in response to our recognition that building post-sales client satisfaction with and loyalty to our services is instrumental to obtain a high renewal rate for current clients, generate additional revenue from new clients and sell additional services to the same client.

     Our client services department interacts directly with our clients and prospects. Its mission is to guarantee a maximum level of client service and responsiveness. Client services representatives foster long-term relationships with end users, their management and technical support personnel, yielding customer loyalty and valuable product feedback. Potential new value-added services to enhance our product experience are also identified through direct client feedback.


     The support and professional services provided by our client services team include delivering implementation planning and consulting, training, corporate career web site implementation, and general support to end users. The department undertakes routine formal client evaluations of the services to ensure a high level of client satisfaction.


     In response to general industry service trends and web-based service delivery trends, we anticipate that our client services department will continue to build programs using innovative technology services to provide education, demonstrations, and support to clients. We are currently using web-based online conferencing to deliver to the clients' desktop, at their convenience, online seminars, feature updates, and proactive support. This service also provides remote, interactive collaboration between clients and the professional service staff, enabling clients to deploy our services more quickly throughout their organization.


Marketing and Advertising


     Our marketing goal is to increase the exposure and recognition of our name and to build a reputation for delivering top-quality E-Cruiter Enterprise and E-Cruiter Express services. Consistent with the deployment of sales resources, our marketing team plans to focus its efforts and lead generation activities in targeted geographic regions. We intend to strategically focus our marketing efforts in order to gain maximum benefit and the most leverage and exposure from our spending. We anticipate that our marketing efforts will consist of the following:

     o Advertising our brand in key industry print magazines, on radio in our target markets and in other media;

     o Advertising our brand and services through joint venture media partners;


     o Implementing a public and media relations campaign to secure positive articles on our industry, our services and our performance within it;

     o Forming relationships with industry analysts and human resources professional associations so they understand our services and their capabilities;

     o Developing partnership agreements that will facilitate delivery of our services and increase our brand awareness;

     o Attending key North American trade shows to build brand awareness and generate leads;

     o Using our client base as a strategic asset, continuing to secure top-name clients and references within the target market to continue to build our service capability;

     o Developing our web site as a place to obtain information on all our services and as a full service electronic commerce capability which clients access for general information and where prospective clients and potential clients obtain information and purchase our services;

     o Using E-Cruiter seminars and client user groups to generate sales leads;

     o Direct mailing of information on our services to our targeted client groups to generate sales leads; and

     o Developing brochures and other information for our sales representatives to leave with potential clients after sales calls.

     We intend to use our web site to provide potential clients information about E-Cruiter and our services. In our advertising and media references, we will direct our audiences to our web site to maximize communication from this single source.

     Our initial marketing efforts will be concentrated in Canada. Once we have built a strong brand awareness and reputation for quality in additional key Canadian markets, we intend to launch marketing programs in key geographic regions in the United States. We will design our programs to be generic in nature so that our services benefit from market exposure at the same time we build brand awareness. We intend to begin marketing efforts in new markets before establishing a sales presence in the market to create brand recognition and visibility for our services.


Sales


     We sell our services through the Internet, a direct sales force and telemarketers. We intend to sell our services through third-party distribution channels, including value-added sales partners and original equipment manufacturers and other strategic alliances. We also intend to devote significant resources to marketing and business development activities to expand our business to additional distribution channels.

     Direct sales


     We plan to continue to use a direct sales force to drive sales of enterprise-wide deployments of our services in organizations with 500 employees and greater. Initially, we anticipate that our direct sales will focus on the Canadian markets, which include Ontario, Quebec and British Columbia. Currently, one sales representative is located in the Ottawa market, one is in the Vancouver market and six are in the Toronto market. In early 2000, we plan to expand significantly our direct sales effort into selected United States geographic regions. We intend to hire approximately 20 additional sales representatives for the United States and Canadian markets over the 12 months after this offering.


     Our telemarketing team's responsibilities are to obtain sales with E-Cruiter Express prospects generated by our Internet marketing efforts, participate in telephone selling, assist the direct sales force by assessing E-Cruiter Enterprise leads and support indirect sales partners. Our goal is to have our telemarketing team turn over qualified leads to a direct sales representative or to the appropriate partner.

     Indirect sales

     One aspect of our strategy to expand our sales contemplates entering into agreements with value-added sales partners in early 2000. Because our services are outsourced web-based applications, our sales partners will not be required to carry product inventory nor incur product development and infrastructure investments. We intend that the ongoing responsibility for support and delivery of our service and infrastructure and technology investment will remain with us. As a result, our partners will not have to provide support to clients or carry product inventory as part of the on-going service to clients, as with traditional distribution models. We anticipate that end users will enter into a contract with us for our service, while our partners will provide local value-added services for training, configuration and set up and consultation, in addition to their own complementary products and services.


     We plan to select our value-added sales partners on the basis that they can:


     o extend the distribution of our services into geographical regions that we cannot economically address directly or choose not to address directly;

     o provide ancillary products and/or services that are complementary to our services;

     o provide access to important clients and/or market areas that we could not reach without their help; and/or

     o offer industry, human resources or technology expertise and experience that add overall value to our clients' experience using our services.

     Clients



     Our clients represent a wide range of commercial enterprises, including financial, telecommunications and high technology and other industries. Our services are structured and priced to appeal to clients ranging from single users seeking recruitment advertising to organizations requiring total recruitment management.

     Until recently, we have marketed our services primarily in the Ontario market, including Ottawa and Toronto. Consequently, a large number of our current clients are enterprises that are based in Ontario or that seek to fill job openings in Ontario.


     The following is a list of our ten largest revenue-generating clients for our fiscal year ended May 31, 1999:

    o Bell Canada Enterprises Inc.        o Dell Computer Corporation
    o Canadian Imperial Bank of Commerce, o Entrust Technologies Inc.
      known as CIBC                       o Loblaws Supermarkets Limited
    o Clearnet Communications Inc.        o Performance Systematix Inc.
    o Compugen Systems Ltd.               o Siemens Information and
    o Corel Corporation                     Communications Networks, Inc.

     These clients' business represented approximately 35% of our revenue. We have recently signed contracts for our E-Cruiter Enterprise service with MacKenzie Financial Corporation, a large publicly-owned Canadian company, and Fidelity Investments Canada Ltd.


Technology

     Network infrastructure

     Our network consists of a series of servers, routing and Internet-networking equipment, workstations and management systems relating to hardware and software which isolates our local network from external networks, known as a firewall. We use industry standard secure socket layer encryption combined with a challenge/response authentication system to ensure data security. We also use adjustable time-out and forced-expire mechanisms to provide additional controls. We believe our network architecture provides adequate security.

     We believe that the network and security architectures, hardware and software tools we implement for security are very effective because they are proactively monitored and managed by experienced personnel. To ensure total network security, we have in place:

     o continuous monitoring by experienced security personnel and Internet engineers, 24 hours a day, seven days a week, 365 days of the year;

     o real-time usage and audit reporting;

     o maintenance and testing of software, hardware, and security modifications in a test environment before installing the software onto our network servers for use by our clients; and

     o use of proven, policy-based procedures along with the latest technologies to accurately track incidents, identify potential security breaches and provide rapid, appropriate response.

     Despite being relatively new as a service, we believe that we have a solid track record for service availability. Unplanned outages have been minor and few in number. In fiscal 1999, it became obvious to us that our services must be available 24 hours per day, 7 days per week, or a 24 x 7 basis, to attract and retain a core group of medium to large customers. We created an operations department to address this priority.

     Our operations department is committed to reviewing our technology infrastructure to ensure that we are using top-of-the-line technology and practices and that we are implementing a secure, fault-tolerant network infrastructure that delivers reliable 24 x 7 service to our clients. Our operations department is also committed to ensuring that backup, recovery and redundant processing capabilities are consistent with clients' expectations for outsourced services.

     Data Handling and Disaster Recovery Procedures

     We provide secure electronic data handling for all our clients and have disaster recovery procedures in place in the event of a software and/or hardware failure or other unforeseen event. Our principal efforts include:

     o keeping all electronic versions of client data logically apart from the data of any of our other clients;

     o strictly limiting access to all client data to authorized users only;

     o storing all client data generated by the software in a single location of service operation;

     o implementing a full tape backup process, beginning at midnight of each day, of all client data;

     o shipping a tape copy of all client data offsite on a next business day basis to a dedicated media storage facility;

     o through use of a commercial archival and storage service, providing a dedicated media storage facility, tape backup collection, storage and delivery services; and

     o regularly testing our disaster recovery procedures to ensure that all client data is available in the event of a disaster.

     Application Technology

     The customer interface, or client as it is commonly called, is a standard web browser, for example, Microsoft Internet Explorer or Netscape Navigator, running on any desktop computer, for example, personal computers, MacIntosh computers, or UNIX workstations. Users can conduct all their business, from retrieving resumes to creating postings, from within this familiar browser interface by logging on to our web site.

     Our service was designed with a unique web application architecture to deliver significant advantages in performance, reliability, security, and enterprise scalability. E-Cruiter Enterprise was built with scalability as a prime function. We have employed various technologies that support the building of scalable applications that integrate browser, server and database technologies.

     Our technology is supported by an internal staff of developers and operations support specialists, 24 hours a day, seven days a week. We supplement our programming staff by a team of quality control analysts and product managers who ensure that the final service is user-friendly and dependable. In addition to supporting our web-based services, our staff continually researches new technologies, enhances the software and hardware infrastructure and develops new services. Our software is designed to be easily adaptable to new technologies and new features.

     Technology Development


     We have made a substantial investment in research and development since our inception.

     We are jointly developing, with WorkLife Solutions, Inc., a web-based recruiting service that can be offered through Internet portal web sites. We plan to introduce this service on AltaVista.com in December 1999. This service will allow enterprises of any size to easily purchase services with automated account set-up and credit card clearance online.

     In our fiscal year ended May 31, 1999, we spent 51% of our revenue on research and development before accounting for research and development tax credits provided by the Canadian federal and provincial governments. In our fiscal year ended May 31, 1998, we spent 59% of our revenue on research and development. As revenue grows, we intend to commit a significant portion of our revenue to research and development.


     In early 2000, we plan to launch a new component-based architecture for our E-Cruiter Enterprise service. This new architecture represents an enhancement of the E-Cruiter Enterprise service because it will allow easier scalability, higher volume in terms of concurrent users and rapid customization by our clients.

     We plan to continue to invest in technology development that we anticipate will lead the marketplace in terms of:

     o application service provider architecture and reliability;

     o service flexibility and customization;

     o client services efficacy and value; and

     o applicant screening and selection features.


Competition

     The market for web-based recruiting services on the Internet is highly fragmented and intensely competitive. In our view, we compete on the Internet nationally and internationally with web-based recruitment services companies, client-server resume management companies and Internet job posting companies.

     We believe that the principal competitive factors in our market are:

     o quality;

     o performance;

     o price;

     o timeliness;

     o customer support;

     o reputation; and

     o product features, such as compatibility and functionality.


     In our view, some of our main competitors, such as Hire Systems, WebHire and Hire.com, have introduced or are introducing services which are intended to be complete recruitment management services. We also believe that established vendors of client-server resume management systems, such as Resumix, and recruiting systems, such as Personic and SkillSet, are moving to establish web-based versions of their client-server offerings and may become serious competitors in our market. As we expand internationally, we expect that additional competitors will include job boards and posting network companies as they offer additional services to their present client base. Some of these existing and potential competitors have a stronger position in national markets, including the United States, greater name recognition, and significantly greater financial, technical and marketing resources than we do.

     We also indirectly compete with traditional advertising media, such as print, and traditional recruiting firms, for a share of employers' total recruitment budgets. We believe, however, that our services can be used to optimize the effectiveness of all elements of the recruiting supply chain, making an existing budget result in faster hires of a higher quality, with greater productivity of human resources and line management resources working with their suppliers. We believe that our services complement traditional methods rather than replace them.

     It is our belief that we do not compete directly with job posting services such as Monster, CareerMosaic, JobOptions, CareerBuilder or HotJobs; rather, our services are designed to allow companies to more efficiently access the job posting services. Our strategy is to allow our clients to use our software to post jobs on multiple job posting boards simultaneously. We anticipate that many of these job posting services will offer services for applicant management that could compete with elements of our services. We believe that our services will provide a more comprehensive service for recruitment management because we expect to continue to develop relationships with multiple job posting services to enable our clients to post to additional posting services.

     We believe that the barriers to entry by competitors presently in the market for Internet-based recruitment services are few. Current and new competitors can launch similar services in our markets at a relatively low-cost within a relatively short-time period. Therefore, we expect competition to persist and intensify, and the number of competitors could increase significantly in the future.

Intellectual Property Rights

     We rely on a combination of copyright, trademark and trade secrets laws and non-disclosure agreements to protect our proprietary technologies, ideas, know-how and other proprietary information. We have registered the trademark E-Cruiter in Canada and an application is pending in the United States for this trademark. We have made applications to register the trademarks, E-Cruiter Express and E-Cruiter Enterprise, in Canada and the United States. We have no patents or registered copyrights. Notwithstanding the precautions we take, third parties may copy or otherwise obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or independently develop technologies similar or superior to our technologies. In addition, the non-disclosure and non-competition agreements between us and some of our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted.

     There has been substantial litigation in the software industry involving intellectual property rights. We believe that our technologies and trading systems have been developed independent of others. Third parties may however assert infringement claims against us and our technologies and services may be determined to infringe on the intellectual property rights of others.


Personnel


     As of October 31, 1999, we employed on a full-time basis a total of 49 persons, of whom 5 are engaged in executive management, 16 in selling and marketing activities, 7 in customer support, 17 in research and development and network operations and 4 in other functions. In addition, we retain software development services from one individual and a consulting firm. We believe our relations with our employees and consultants are generally good, and we have no collective bargaining agreements with any labor unions.


     Our success will depend on our ability to hire and retain additional qualified marketing, sales, technical and financial personnel. Qualified personnel are in high demand. We face considerable competition from other web-based recruitment companies, Internet job posting services and client-server recruitment companies, many of which have significantly greater resources than we have.


Properties

     Our principal offices are located at 1510 - 360 Albert Street, Ottawa, Ontario, Canada where we occupy approximately 7,700 square feet at an annual rent cost of approximately $253,000 per year or approximately $21,070 per month. We are obligated to pay rent for these premises until December 31, 2001. By April 2000, we intend to sublet the premises we currently occupy and relocate our principal offices to larger facilities in Ottawa to accommodate a planned increase in our number of personnel. We have not yet finalized arrangements for new facilities, but believe that there is suitable office space available.


Legal Proceedings

     We are not involved in any legal proceedings and we are not aware of any such proceedings being threatened or contemplated.

                                  MANAGEMENT


Executive Officers and Directors


     Our executive officers and directors are as follows:



Name                             Age   Positions
----                             -----  --------
John Gerard Stanton ..........   51    President, Chief Executive Officer and Chairman of the Board
Evelyn R. Ledsham ............   43    Vice President of Sales
Rajesh D. Rao ................   31    Vice President of Research and Development
Jeffery E. Potts .............   38    Chief Financial Officer
Kimberly A. Layne ............   36    Director of Marketing and Communications
Roderick M. Bryden ...........   58    Director
Matthew J. Ebbs ..............   34    Director
John T. McLennan .............   53    Director

     John Gerard Stanton co-founded E-Cruiter in May 1996, and he has been our President, Chairman of the Board and Chief Executive Officer since our inception. In 1986, Mr. Stanton founded an out-placement services business, Drake Beam Morin (Ottawa) Inc., which he operated until March 1998. From 1985 to 1989, he operated Stanton and Associates, a regional executive search firm that specialized in high technology searches. From 1978 to 1984, Mr. Stanton was Vice President of Human Resources for Mitel Corporation, a company that designs and sells telecommunications equipment and semiconductor devices. Mr. Stanton received his Bachelor of Arts from Carleton University in 1972.


     Evelyn Ledsham has been our Vice President of Sales since March 1999. From July 1996 to March 1999, Ms. Ledsham owned and operated ERL & Associates, a consulting company. From 1990 to June 1996, she was a regional manager for Kelly Services (Canada) Ltd., a recruitment company. From 1992 to June 1996, she was also a member of the Kelly Manager Committee of Canada. Ms. Ledsham was employed at Drake International from 1984 to 1990.


     Rajesh Rao has been our Vice President of Research and Development since January 1999. He joined us in June 1998 and has been responsible for building our research and development infrastructure, as well as streamlining our product development process. From March 1995 to June 1998, Mr. Rao was employed by Corel Corporation, a software company, where he was most recently in charge of the Paradox Group. From May 1993 to March 1995, he developed software for Boshu Technics Corporation, and from June 1992 to March 1993, he developed software for Mahindra Ugine Steel. Mr. Rao received a Masters in Computer Science from the University of Bombay, India.


     Jeffery Potts has been our Chief Financial Officer since November 1997. Mr. Potts joined us in August 1997 and is in charge of our financial and administrative affairs. From 1989 to August of 1997, Mr. Potts was employed by Atomic Energy of Canada Limited, a global company that designs, sells and installs nuclear power systems and research reactors, most recently as its Director of Internal Audit. He received his Bachelor of Commerce with high honors from Carleton University in 1985. Mr. Potts articled with Arthur Andersen and Company and earned his Chartered Accountant designation in 1988.


     Kimberly Layne has been our Director of Marketing and Communications since May 1999. From January 1994 to May 1999, Ms. Layne was employed by Necho Systems Corp, a web-based software company, where she assisted in the development and delivery of enterprise software application to the Canadian and U.S. marketplace. From October 1992 to January 1994, Ms. Layne was employed by Rider BTI, where she was a member of a small strategic team that developed automated expense report processing services.



     Roderick Bryden has been a member of our board since November 1997. In April 1996, Mr. Bryden co-founded World Heart Corporation and currently serves as its Chairman and Chief Executive Officer. Mr. Bryden is also the majority owner, Chairman of the Board and Governor of the Ottawa Senators hockey club, a member of the National Hockey League. In 1974, Mr. Bryden founded SHL Systemhouse, Inc., with seven senior information systems professionals. SHL Systemhouse, Inc. became a leading computer integration company with over 3,000 employees and Mr. Bryden was President and Chairman of SHL Systemhouse Inc. until June of 1991. Mr. Bryden received his Bachelor of Arts from Mount Allison University in 1962, his Bachelor of Laws from the University of New Brunswick in 1965 and his Master of Laws from the University of Michigan in 1966.


     Matthew Ebbs has been a member of our board since October 1999. Presently, Mr. Ebbs is the Chairman, Chief Executive Officer and a director of Canshop.com Corporation, an electronic business and online catalogue company. Since January 1998, Mr. Ebbs has been a member of Perley-Robertson, Hill & McDougall, our Canadian legal counsel. From February 1993 to December 1997, Mr. Ebbs was a lawyer at the firm of Ebbs and Ebbs. Mr. Ebbs received a Bachelor of Arts from Carleton University in 1987 and his Bachelor of Laws from the University of Ottawa in 1990.

     John McLennan has been a member of our board since November 1997. Presently, Mr. McLennan is director of the following public companies:
Hummingbird Communications Ltd., Leitch Tech Corp., MDSI Mobile Data Solutions Inc. and Teletech Holdings Inc. He is also presently a director of Architel Systems Corporation, a private company and President of Jenmark Consulting Inc. From 1993 to October 1997, Mr. McLennan was President of Bell Canada. In 1994, Mr. McLennan became Bell Canada's Chief Executive Officer. From 1983 to 1993, Mr. McLennan held a number of principal positions for other telecommunications companies. Mr. McLennan received his Bachelor of Science from Clarkson University in 1968 and his Master of Sciences from Clarkson University in 1969.

     Our articles of incorporation provide for a range of one to nine directors on our board of directors. Our shareholders have the statutory right to vote to increase or decrease the size of our board within this range. Our board of directors currently consists of four directors.


     Directors are elected at each annual meeting of our shareholders and hold office until the next annual meeting of shareholders and the election and qualification of their successors. Executive officers are elected by and serve at the discretion of the board of directors.

     Our by-laws provide that a quorum of our board of directors can fill a vacancy on our board, except a vacancy resulting from an increase in the minimum number of directors or from a failure of our shareholders to elect the minimum number of directors. In the absence of a quorum of our board, or if a vacancy has arisen from a failure of our shareholders to elect the minimum number of directors, then our shareholders will vote to fill the vacancy on the board.

     We have agreed, for a period of three years from the date of this prospectus, if so requested by the underwriter, to nominate and use our best efforts to elect a designee of the underwriter as a director of E-Cruiter or, at the underwriter's option, as a non-voting advisor to our board of directors. Our officers, directors and current shareholders have agreed to vote their shares in favor of this designee of the underwriter. The underwriter has not yet exercised its right to designate a person.

Key Employees

     Robert Richards has been our Director of Strategic Alliances since February 1999. Mr. Richards joined us in June 1997 and has been responsible for sales, marketing and product management over the course of his employment with us. From September 1996 to June 1997, Mr. Richards was the Vice President of Technical Marketing for Noram Corporation, a design and manufacturing company, where he was the principal corporate representative in implementing a strategic joint venture between a Canadian high technology start-up and the Polish division of Daimler-Benz. From December 1994 to August 1996, Mr. Richards was the President and owner of a brand marketing company, Sursun International Inc. From January 1991 to November 1994, Mr. Richards provided consulting services to: Northern Telecom, Consumers Distributions, Statistics Canada, Revenue Canada, Canada Post and Scouts Canada. Mr. Richards received his Bachelor of Science in Co-op Applied Physics from the University of Waterloo in 1983.

     Robert Vainola has been our Director of Product Marketing since January 1999. Mr. Vainola joined us in November 1997. From November 1996 to October 1997, Mr. Vainola was employed by Fulcrum Technologies, a software company, where he was the head of Strategic/Competitive Intelligence. From 1993 to November 1996, he was employed by Doncor Information Systems Inc. where he was Director of Operations. Prior to this, he worked as an independent contractor. Mr. Vainola received his Bachelor of Arts from Carleton University in 1986.

     Nancy Field has been our Director of Human Resources since June 1999. From May 1998 to May 1999, Ms. Field worked for JetForm Corporation, a software company, in the human resources department, most recently as Manager of Training where she was responsible for training and skills development. From October 1993 to May 1998, Ms. Field was employed by SHL Systemhouse, Inc. From January 1990 to September 1993, Ms. Field was employed by Geovision Systems Incorporated.


     Lynne Freeman has been our Director of Client Services since April 1998. She joined us in November 1997 as our Manager of Network Operations. From September 1995 to November 1997, she worked as an independent consultant for the Canadian federal government, advising on national Internet projects. From 1985 to 1995, Ms. Freeman worked for the Ontario Ministry of Education, where she held a variety of senior technical and management positions over this period. In 1976, Ms. Freeman received her Bachelor of Education from the University of Western Ontario.


Board Committees


     Our board of directors has established an Audit Committee, comprised of Roderick Bryden, John McLennan and John Gerard Stanton. Our Audit Committee recommends to the board of directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by the independent accountants. Our Audit Committee also makes recommendations to the board of directors on the compensation of our Chief Executive Officer and President and administers our option plans.


Compensation of Directors and Officers


     During the fiscal year ended May 31, 1999, we paid to all our officers and directors as a group aggregate compensation for services in all capacities of $441,228 (US $299,646) and no officer received salary and bonus compensation which exceeded US $100,000. This group includes three non-employee directors and five officers.



     During fiscal 1999, we also granted to our officers and directors as a group options to acquire 141,006 common shares. The exercise prices of these options range from $2.30 (US $1.56) to $8.07 (US $5.48). Of these options, 97,620 options vest as to one-third of the shares each year and expire five years from the date of grant. The remaining 43,486 options vest at various times during fiscal 2000 based on the performance of our officers and expire in March 2004. The total number of options held by our officers and directors as of the date of this prospectus is 287,778.



     In addition, all directors, other than employees, are reimbursed for their reasonable expenses incurred in attending meetings of the board of directors and its committees. During fiscal 1999, however, we did not pay any amounts to our directors for expenses incurred in attending meetings.



     On June 24, 1999, we granted non-plan options to Sandra Bryden, the spouse of our director Roderick Bryden, to purchase, on or before June 24, 2001, 21,693 common shares at a price of $2.30 (US $1.56) per share. We granted these options to Ms. Bryden in consideration for Mr. Bryden's services to us as a director.



Employment Agreements


     On June 1, 1999, we entered into an employment agreement with John Gerard Stanton for a period of two years and seven months from June 1, 1999 to December 31, 2001. The agreement is automatically renewable for additional one-year terms. Mr. Stanton's employment agreement provides for an annual base salary of $120,000 (US $81,494) and annual bonuses based on performance in amounts to be determined by the Audit Committee.


     Mr. Stanton's employment agreement requires Mr. Stanton to devote his full time and efforts to our business, and the agreement contains non-competition and non-disclosure covenants of Mr. Stanton for the term of his employment and for one year after his employment ends. Mr. Stanton has also agreed that all inventions, improvements, modifications, discoveries, designs, formulae, methods and processes made by him during his employment and all patents and patent applications relating to any inventions are the property of E-Cruiter and has assigned to us all his rights, title and interest in any inventions, improvements, modifications, discoveries, designs, formulae, methods and processes made by him during his employment and all patents and patent applications relating to any inventions.

     At any time after the one year following the closing of this offering, Mr. Stanton may terminate the agreement upon 90 days' written notice. We can terminate the agreement with cause upon 30 days' written notice and without cause upon payment to Mr. Stanton of $240,000 (US $162,988).

     We also have employment agreements for at will term periods with Evelyn Ledsham, Jeffery Potts, Rajesh Rao and Kimberly Layne. During the term of their employment and thereafter, each employee has agreed that he or she will not disclose our proprietary confidential information to third parties without our consent. Furthermore, each of Mr. Potts, Mr. Rao and Ms. Layne has agreed with us that during the term of his or her employment and for a period of 12 months following termination of employment, he or she will not compete, directly or indirectly, either alone or in conjunction with any individual, firm, corporation or any other entity, whether as principal, agent, shareholder, employee or in any other capacity whatsoever, with our business in any territory where we presently or in the future carry on business. Ms. Ledsham has agreed with us that during the term of her employment and for a period of six months following termination of employment, she will not compete, directly or indirectly, either alone or in conjunction with any individual, firm, corporation or any other entity, whether as principal, agent, shareholder, employee or in any other capacity whatsoever, with our business in any territory where we presently or in the future carry on business. Ms. Ledsham, Mr. Potts, Mr. Rao and Ms. Layne have also agreed that after the termination of their employment with us, they will not attempt to hire any of our employees or encourage any of our employees to leave their employ.


Key-man Life Insurance

     We have obtained key-man life insurance in the amount of US $2,000,000 on the life of John Gerard Stanton.


Option Plans

     1997 Option Plan

     In April 1997, we established an option plan for our directors and employees. The intention of this plan was to develop interest in E-Cruiter and to provide an incentive to eligible employees and directors to help us grow and develop.


     Eligibility for participation in this plan is limited to our employees and directors. The number of shares that may be optioned is determined from time to time by our board of directors. The plan provides that the option price is to be fixed by the directors from time to time, but may not be lower than the fair market value of our common shares. All options under this plan are non-assignable and terminate 180 days after the death, disability or retirement of a participant. In addition, all options under this plan expire upon the termination of the employee's employment or services other than for reason of death, disability or retirement, except that the options which have vested may be exercised within 60 days following the date of termination.

     During our fiscal year ended May 31, 1999, no options were exercised. As of the date of this prospectus, 516,641 options granted under the plan were outstanding and the exercise price of the options ranges from $2.30 (US $1.56) to $8.85 (US $6.00). No additional options will be granted under this plan.

     1999 Option Plan

     In September 1999, we established a new option plan for our directors and employees. The intention of this plan is to develop an interest in E-Cruiter and to provide an incentive to eligible employees and directors to help us grow and develop.

     Eligibility for participation in the plan is limited to our employees and directors. For United States directors and employees, the common shares to be optioned will be designated, at the date of grant, as either incentive stock options or non-qualified stock options. An incentive stock option is an option granted under the plan, which is designated as such and meets the definition of section 422 of the Internal Revenue Code of 1986. To meet the definition of section 422, the individual, at the time the option is granted, cannot own more than ten percent of all classes of our voting shares, unless the exercise price of the option is equal to at least 110% of the fair market value of the underlying common shares. A non-qualified stock option is an option granted under the plan, which is designated as such and does not constitute an incentive stock option within the meaning of section 422 of the Internal Revenue Code.

     The number of common shares that may be optioned at any time will be determined from time to time by our Audit Committee. The plan provides that the Audit Committee will fix the terms of the option and the option price, but the option price may not be lower than the fair market value of our common shares on the date of grant of the option. The options will expire five years after their grant, and unless otherwise determined by the Audit Committee, awards will vest one-third each year. In some cases, the Audit Committee may deem it appropriate to accelerate the vesting period of the options. Options issued under the plan will be non-transferable and terminate 180 days after the death, disability or retirement of a participant. Unless otherwise determined by the Audit Committee, if a participant's employment or services terminate for any reason other than death, disability or retirement, any options held by the participant will terminate, except that vested options will be exercisable for 60 days after the termination date.

     We have reserved 250,000 common shares for issuance upon exercise of options granted under this plan, and we have not yet granted any options to any individuals under this plan.

                      PRINCIPAL AND SELLING SHAREHOLDERS

     The following table presents information known to us, as of the date of this prospectus and as adjusted to reflect the sale by us of 2,000,000 common shares offered under this prospectus and 131,838 common shares to be sold by selling shareholders, relating to the beneficial ownership of common shares by:
(a) each person who is known by us to be the beneficial holder of more than 5% of our common shares; (b) our directors and executive officers as a group; and
(c) each selling shareholder.

     We believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

     A person is deemed to be to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or other convertible securities that are held by that person, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised and converted. The table also assumes
(a) a base of 5,062,449 common shares outstanding before this offering, assuming conversion of convertible promissory notes on October 31, 1999, and
(b) a base of 7,062,449 common shares outstanding immediately after this offering, before any consideration is given to outstanding options or warrants.





                                           Shares Beneficially                                   Shares Beneficially
       Name of Beneficial Owner           Owned Before Offering       Shares Being Offered      Owned After Offering
-------------------------------------   --------------------------   ----------------------   -------------------------
                                           Number      Percentage                                Number      Percentage
                                        -----------   ------------                            -----------   -----------
Paul Champagne ......................    2,386,220         47.1%                  0            2,386,220        33.8%
John Gerard Stanton .................    1,149,738         22.7                   0            1,149,738        16.3
Les Kirkland ........................      374,207          7.4                   0              374,207         5.3
Matthew Ebbs ........................      374,207          7.4                   0              374,207         5.3
Roderick Bryden .....................       36,155            *                   0               36,155           *
John McLennan .......................       27,478            *                   0               27,478           *
Directors and executive officers as
 a group (8 persons) ................    1,666,925         32.2                   0            1,666,925        23.2
Clarion Finanz A.G. .................       22,806            *               5,392               17,414           *
Donald Dijkstal .....................       22,806            *               5,392               17,414           *
John Hanemaayer .....................       22,806            *               5,392               17,414           *
Hathaway II Limited Partnership .....       93,448          1.8              22,092               71,356         1.0
William Kertes ......................       37,927            *               8,966               28,961           *
Peter Miller ........................       71,113          1.4              16,812               54,301           *
Fevzi Ogleman .......................       69,958          1.4              16,539               53,419           *
Securities Trading SA ...............       45,612            *              10,783               34,829           *
SteppingStone Funding Partners I
 Inc. ...............................       45,612            *              10,783               34,829           *
SteppingStone Funding Partners II
 Inc. ...............................      116,186          2.3              27,468               88,719         1.3
Farida Tavares ......................        4,694            *               1,110                3,584           *
Maurice Tavares .....................        4,694            *               1,110                3,584           *

------------
* Represents less than 1% of total beneficial ownership of common shares.

     The shares beneficially owned by Paul Champagne include 596,533 common shares issuable upon conversion of convertible promissory notes immediately before the closing of this offering, assuming a closing on October 31, 1999.

     The shares beneficially owned by John Gerard Stanton include 238,625 common shares owned by Mr. Stanton's spouse.

     The shares beneficially owned by Les Kirkland include 130,159 common shares owned by Mr. Kirkland's spouse.


     The shares beneficially owned by Roderick Bryden consist of options to purchase common shares, of which 21,693 are held by his spouse.


     The shares beneficially owned by John McLennan consist of options to purchase 27,478 common shares.

     The shares beneficially owned by Clarion Finanz A.G., Donald Dijkstal, John Hanemaayer, Hathaway II Limited Partnership, William Kertes, Peter Miller, Fevzi Ogleman, Securities Trading SA, SteppingStone Funding Partners I Inc., SteppingStone Funding Partners II Inc., Farida Tavares, and Maurice Tavares reflect the conversion of convertible promissory notes into common shares immediately before the closing of this offering, assuming a closing on October 31, 1999.

                          RELATED PARTY TRANSACTIONS


Transactions with John Gerard Stanton and Les Kirkland


     Our principal offices are leased from 871484 Ontario Inc., a corporation owned and controlled by John Gerard Stanton, our President, Chief Executive Officer and shareholder. 871484 Ontario Inc., was formerly operated by Mr. Stanton as Drake Beam Morin (Ottawa) Inc., an outplacement firm. In 1994, 871484 Ontario Inc. entered into an office space lease agreement with Omers Realty Corporation for an eight-year term. We paid rent to 871484 Ontario Inc. as follows: $62,337 in fiscal 1997, $115,967 in fiscal 1998 and $190,227 in fiscal 1999. In October 1998, we agreed to occupy 100% of the premises by having the head lease arrangement assigned to us by 871484 Ontario Inc. We are obligated to pay rent at a cost of approximately $21,070 per month until December 31, 2001.


     In fiscal 1997, we made payments to 871484 Ontario Inc. for administrative services totalling $45,663. In fiscal 1998, we made payments to 871484 Ontario Inc. for administrative services totalling $45,804. After fiscal 1998, 871484 Ontario Inc. did not provide administrative services to us.



     In October 1997, we provided 871484 Ontario Inc. with a temporary advance of $106,083. In March 1998, 871484 Ontario Inc. fully repaid the principal, with accrued interest at the rate of 4% per year.



     Les Kirkland, our co-founder, shareholder and former director, owns and controls Daetus Consulting Inc., a software consulting company. Daetus Consulting Inc. has provided us with software design, coding and other related services since May 1996. We made the following payments to Daetus Consulting
Inc.: $136,000 in fiscal 1997, $119,910 in fiscal 1998, and $130,200 in fiscal
1999. On July 22, 1999, we entered into a consulting agreement with Daetus Consulting Inc. whereby Daetus Consulting Inc. agreed to provide us with software consulting services for a specific project to be completed by February 9, 2000. Pursuant to the terms of this consulting agreement, we agreed to pay to Daetus Consulting Inc. the aggregate sum of $154,800 plus taxes for the services of the agents or employees of Daetus Consulting Inc., including the sum of $75,950 plus taxes for the services of Les Kirkland. We have agreed to reimburse Daetus Consulting Inc. for all reasonable and necessary business expenses incurred by it in performing the consulting services. Under the terms of the consulting agreement, Daetus Consulting Inc. assigned to us all right, title and interest in the services provided. In addition, Daetus Consulting Inc. waived all claims to moral rights over the work. Moral rights protect the personality or reputation of an author and are retained by an author even after he or she has assigned the copyright in a work.


Transactions with Paul Champagne


     We have sold a total of 1,572,755 shares to Paul Champagne for total proceeds of $3,175,000 over the period of March 10, 1997 to June 11, 1998. On March 10, 1997, we issued 204,880 common shares to Paul Champagne at a price of approximately $2.07 per share for proceeds of $425,000. On May 13, 1997, we issued 120,518 common shares to Mr. Champagne at a price of approximately $2.07 per share for proceeds of $250,000. On September 19, 1997, we issued 813,494 common shares to Paul Champagne at a price of approximately $1.84 per share for proceeds of $1,500,000. On June 11, 1998, we issued 433,863 common shares to Paul Champagne at a price of approximately $2.30 per share for proceeds of $1,000,000. As a result of these purchases, Mr. Champagne became our largest shareholder.


     On September 23, 1998, Paul Champagne purchased from John Gerard Stanton 108,466 common shares for a total purchase price of $250,000.


     On September 23, 1998, Paul Champagne purchased from Les Kirkland 108,466 common shares for a total purchase price of $250,000.


     On May 19, 1999, Paul Champagne purchased from us a $1,305,000 principal amount convertible promissory note, on the same terms as the other purchasers of convertible promissory notes. Mr. Champagne's promissory note is convertible into approximately 596,533 common shares immediately before the closing of this offering. Mr. Champagne is not selling any of the common shares held by him in this offering.

     In September 1999, Mr. Champagne provided to us a $1,300,000 (US $882,852) loan which bears interest at the Canadian prime lending rate plus 3% per year. This loan is due on the earlier of March 2000 and the closing of this offering.


     On October 13, 1999, we entered into a sales and marketing agreement with WorkLife Solutions, Inc. providing for the joint development of web-based recruiting services that can be offered through Internet portal web sites. Simultaneously, Mr. Champagne invested US $800,000 in WorkLife, bringing his total investment in WorkLife to US $1,000,000. Mr. Champagne's investment is currently in the form of secured promissory notes issued by WorkLife, but he agreed to convert the US $1,000,000 of notes into a 15% equity interest in WorkLife upon satisfaction of specified conditions by WorkLife. In connection with his investment, Mr. Champagne received the right to nominate a director to WorkLife's Board of Directors. Mr. Champagne has advised us that he intends to nominate Mr. Stanton as his designee. Mr. Champagne has the right to acquire WorkLife for an amount to be determined by an agreed upon third-party valuation if WorkLife does not receive agreed upon financing by early 2000, and a right of first refusal to acquire WorkLife on the same terms as a third-party offer. We also entered into an option agreement with Mr. Champagne which gives us the option to acquire Mr. Champagne's interest and related rights in WorkLife for the greater of the fair market value of his interest and related rights in WorkLife and US $1,000,000 at any time from April 13, 2000, subject to extension to October 13, 2000.



Transactions with Roderick Bryden

     We entered into an advertising agreement on January 11, 1997 for a term ending June 30, 1999 with Palladium Corporation. This agreement relates to advertising placed in the Corel Centre located in Ottawa, Canada. The Corel Centre is owned and operated by Palladium Corporation, a corporation controlled by Roderick Bryden, one of our directors. During the term of the agreement we paid to Palladium Corporation a total of $119,520. We did not renew this agreement.


Transactions with other Executive Officers

     On February 24, 1999, Jeff Potts, our Chief Financial Officer, subscribed for and purchased from us a 12% senior secured convertible promissory note in the principal amount of $10,000. Mr. Potts' promissory note is convertible into approximately 4,694 common shares immediately before the closing of this offering. Mr. Potts is not selling any of these common shares in the offering.

     On March 18, 1999, Evelyn Ledsham, our Vice President of Sales, subscribed for and purchased from us a convertible promissory note in the principal amount of $50,000. Ms. Ledsham's promissory note is convertible into approximately 23,312 common shares immediately before the closing of this offering. Ms. Ledsham is not selling any of these common shares in the offering.


     We believe that the foregoing transactions with our officers, directors and principal shareholders and their affiliates were for bona fide business purposes and were on terms no less favorable than could have been obtained from unaffiliated third parties. However, our Board of Directors did not have sufficient disinterested independent directors at the time of some of these transactions.


Future Related Party Transactions


     All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent, disinterested directors.



                         DESCRIPTION OF COMMON SHARES


     Immediately before the date of this prospectus, we filed an amendment to our articles of incorporation which converted all classes of shares to one class of common shares on a reverse share split basis of 1-for-.216932. Our authorized capital consists of an unlimited number of common shares, without nominal or par value. As of the date of this prospectus, 3,863,987 common shares were issued and outstanding as fully paid and non-assessable, which are held of record by 45 shareholders. Upon the closing of this offering, after the conversion of promissory notes immediately before the closing of this offering into common shares, approximately 7,062,449 common shares will be issued and outstanding as fully paid and non-assessable.


     Holders of our common shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors. Holders of our common shares do not have any cumulative voting rights. Accordingly, holders of a majority of our common shares entitled to vote in any election of directors may elect all of the directors standing for election.


     Holders of our common shares are entitled to receive dividends, if any, as may be declared by the board of directors out of legally available funds. In the case of a liquidation, dissolution or winding-up of E-Cruiter, the holders of our common shares are entitled to receive ratably our net assets available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock.


     Holders of our common shares have no pre-emptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common shares. The outstanding common shares are, and the shares offered by us in this offering will be, when issued in consideration for the payment of the common shares, fully paid and non-assessable.


     Subject to the Canada Business Corporations Act, in the event that we were to issue a different class of our equity shares, the holders of our common shares would be entitled to vote separately as a class and to dissent on a proposal to amend our articles of incorporation to:


o    change the maximum number of authorized common shares;


o increase the maximum number of authorized shares of any class or series of a class having rights or privileges equal or superior to our common shares;


o add, change or remove the rights, privileges, restrictions or conditions attached to our common shares;


o increase the rights or privileges of any class of shares having rights or privileges equal or superior to the common shares;


o effect an exchange or create a right of exchange of all or part of our common shares into another class of shares;


o constrain the issue, transfer or ownership of our common shares or change or remove this constraint;


o    effect an exchange, reclassification or cancellation of our common shares;
     or


o create a new class or series of a class of shares equal or superior to our common shares.

Limitations Affecting Holders of Our Common Shares who are not Canadian
Residents


     There is no law or government decree or regulation in Canada that restricts the export or import of capital, or that affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Our articles of incorporation and our by-laws do not limit the right of a Canadian non-resident to hold or vote our common shares, or to directly acquire control of us. The Investment Canada Act requires Canadian government review of some acquisitions of control of Canadian businesses by non-Canadians. A direct acquisition of control by a WTO investor of a Canadian business engaged in activity similar to our activity is reviewable in situations where the gross book value of the assets of the target Canadian business equals or exceeds $184,000,000 in 1999 dollars, as indicated in the target company's most recent financial statements. A WTO investor is defined in the Investment Canada Act as an individual or other entity that is a national of, or has the right of permanent residence in, a member of the World Trade Organization, or a WTO investor controlled entity, as defined in the Investment Canada Act. Current members of the World Trade Organization include the European Union, Germany, Japan, Mexico, the United Kingdom and the United States.

Registration Rights

     We have granted registration rights under the Securities Act to Messrs. Champagne, Stanton and Kirkland, with respect to approximately 3,671,540 common shares that will be held by them on the closing of this offering. We granted these registration rights in consideration of the agreement of these shareholders to waive the registration rights to which they were entitled in connection with this offering. We have filed a copy of the registration rights agreement with Messrs. Champagne, Stanton and Kirkland as an exhibit to the registration statement of which this prospectus forms a part. Pursuant to the registration rights agreement, we have agreed that upon the request of Mr. Champagne or Mr. Stanton, we will, at our expense on two occasions, in the case of Mr. Champagne, and, on one occasion in the case of Mr. Stanton, register the common shares held by them under the Securities Act. Furthermore, whenever we propose to register any of our shares under the Securities Act for our own account or for the account of other security holders, we have agreed to promptly notify the holders of each of the registerable shares of the proposed registration. We may be required to include all registerable shares which these holders may request to be included in the registration. Each of Messrs. Champagne, Stanton and Kirkland is entitled to two piggyback registrations. The registration rights that we have granted to Messrs. Champagne, Stanton and Kirkland become exercisable 12 months following the closing of this offering, and each of them has agreed not to sell or dispose in another manner of the registerable shares for a period of 12 months following the date of this prospectus.

     In connection with this offering, we have agreed to grant to the underwriter registration rights in connection with the 213,184 common shares issuable upon exercise of the underwriter's warrants. These rights are described in the "Underwriting" section of this prospectus.


Rights of Shareholders under the Canada Business Corporations Act

     In accordance with the provisions of the Canada Business Corporations Act, the following amendments of rights of holders of our common shares requires the approval of at least two-thirds of the votes cast by the holders of common shares voting at a special meeting of the holders:

     o an amendment to our articles of incorporation;

     o a reorganization of our share capital;

     o an amalgamation;

     o a transfer of all of our property to another corporation;

     o an exchange of our securities for money, property or other securities of that corporation or another corporation;

     o a liquidation or dissolution of E-Cruiter;

     o a continuation of E-Cruiter under the laws of another jurisdiction;

     o a voluntary wind-up of E-Cruiter;

     o a sale, lease or exchange of all or substantially all of our property other than in our ordinary course of business; and

     o a reduction of our stated capital account, which records the full amount of any consideration received by us for each class and series of shares.

     In accordance with our by-laws, the quorum requirements for a meeting of the holders of common shares are met if at least one-third of the common shares entitled to vote at a meeting are represented either in person or by proxy.

     Holders of our common shares will have the right under the Canada Business Corporations Act to dissent and require that we pay them the fair value of their common shares in the following circumstances:

     o amend our articles of incorporation to change share rights or to change our business;

     o amalgamate with another company;

     o continue under the laws of another jurisdiction; or

     o sell, lease or exchange all or substantially all of our property other than in the ordinary course of our business.


Transfer Agent

     The transfer agent for our common shares is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.


                      MATERIAL INCOME TAX CONSIDERATIONS

     In this section, we summarize the material Canadian and U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares. Readers are cautioned that this is not a complete technical analysis or listing of all potential tax effects that may be relevant to holders of our common shares. In particular, this discussion does not deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules, and does not address the tax consequences under Canadian provincial or territorial tax laws, United States state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. Accordingly, you should consult your own advisor regarding the particular tax consequences to you of an investment in our common shares.

     The statements of Canadian and United States federal tax laws that we make below are based upon laws, regulations and relevant interpretations of the laws and regulations in effect as of the date of this prospectus, all of which are subject to change, possibly retroactively.


Material Canadian Federal Income Tax Considerations

     The following is a summary of the material Canadian federal income tax considerations generally applicable to a person who acquires common shares offered by this prospectus and who, for purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, 1980, as applicable, and at all relevant times, is a U.S. holder. This summary is based on the advice of our Canadian counsel, Perley-Robertson, Hill & McDougall. For purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, 1980, a U.S. holder is a person that:

     o throughout the period during which the person owns our common shares is not resident in Canada and is a resident of the United States;

     o holds our common shares as capital assets, that is, generally as investments;

     o deals at arm's length with us within the meaning of the Income Tax Act (Canada);

     o does not have a permanent establishment or fixed base in Canada, as defined by the Canada-United States Income Tax Convention, 1980; and

     o does not own and is not treated as owning, 10% or more of our outstanding voting shares.

     Special rules, we do not address in this discussion, may apply to a U.S. holder that is (a) an insurer that carries on an insurance business in Canada and elsewhere, or (b) a financial institution subject to special provisions of the Income Tax Act (Canada) applicable to income gain or loss arising from mark-to-market property.

     This discussion is based on the current provisions of the Canada-United States Income Tax Convention, 1980, the Income Tax Act (Canada) and their regulations, all specific proposals to amend the Income Tax Act (Canada) and regulations announced by the Minister of Finance (Canada) before the date of this prospectus and counsel's understanding of the current published administrative practices of Revenue Canada. This discussion is not exhaustive of all potential Canadian tax consequences to a U.S. holder and does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation or considerations of any province, territory or foreign jurisdiction.

Taxation of Dividends

     Dividends paid or credited or deemed to be paid or credited on common shares owned by a U.S. holder will be subject to Canadian withholding tax under the Income Tax Act (Canada) at a rate of 25% on the gross amount of the dividends. The rate of withholding tax generally is reduced under the Canada-United States Income Tax Convention, 1980 to 15% where the U.S. holder is the beneficial owner of the dividends. Under the Canada-United States Income Tax Convention, 1980, dividends paid to religious, scientific, charitable and similar tax exempt organizations and pension organizations that are resident and exempt from tax in the United States and that have complied with the administrative procedures specified in the Tax Convention are exempt from this Canadian withholding tax.


Taxation of Capital Gains

     A gain realized by a U.S. holder on a sale, disposition or deemed disposition of our common shares generally will not be subject to tax under the Income Tax Act (Canada) unless the common shares constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) at the time of the sale, disposition or deemed disposition. Our common shares generally will not be taxable Canadian property provided that: (a) they are listed on a prescribed stock exchange, and (b) at no time during the five-year period immediately preceding the sale, disposition or deemed disposition, did the U.S. holder, persons with whom the U.S. holder did not deal at arm's length, or the U.S. holder acting together with those persons, own or have an interest in or a right to acquire 25% or more of the issued shares of any class or series of our shares. A deemed disposition of common shares will occur on the death of a U.S. holder.

     If our common shares are taxable Canadian property to a U.S. holder, any capital gain realized on a disposition or deemed disposition of those shares will generally be exempt from tax under the Income Tax Act (Canada) by the Canada-United States Income Tax Convention, 1980, so long as the value of our common shares at the time of the sale, disposition or deemed disposition is not derived principally from real property situated in Canada, as defined by the Canada-United States Income Tax Convention, 1980. We have been advised that currently our common shares do not derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a sale, disposition or deemed disposition of common shares must be made at the time of that sale, disposition or deemed disposition.


Material United States Federal Income Tax Considerations

     The following summarizes the material United States federal income tax consequences of the acquisition, ownership and disposition of our common shares is based on the advice of our U.S. counsel, Weil, Gotshal & Manges LLP. This summary is based on current provisions of the Internal Revenue Code of 1986, known as the Code, current and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and Treasury regulations, all as in effect on the date of this prospectus and all of which are subject to change, possibly on a retroactive basis.

     This summary considers only U.S. holders who will own common shares as capital assets, that is generally as investments. For purposes of this discussion a U.S. holder is:

     o a citizen or resident of the United States;

     o a corporation organized under the laws of the United States, of any state of the United States or the District of Columbia;

     o an estate, the income of which is subject to United States federal income tax regardless of the source;

     o a trust, if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     o trusts in existence on August 20, 1997 which were treated as U.S. persons under the law in effect immediately before that date and which make a valid election to continue to be treated as a U.S. person under the Code.

     We discuss the material aspects of United States federal income taxation relevant to holders that are not U.S. holders, or non-U.S. holders, separately below.


     This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular holder based on the holder's individual circumstances. In particular, not addressed are the potential application of the alternative minimum tax or the United States federal income tax consequences to holders that are subject to special treatment, including:


     o broker-dealers in securities or currencies;

     o insurance companies, regulated investment companies or real estate investment trusts;

     o banks, thrifts or other financial institutions or "financial services entities";

     o taxpayers who have elected mark-to-market accounting;

     o tax-exempt entities;

     o taxpayers who hold common shares as a position in a "straddle", or as part of a "synthetic security" or "hedge", "conversion transaction" or other integrated investment;

     o holders owning directly, indirectly or by attribution at least 10% of our voting power; and

     o except to the extent discussed below under "Tax Consequences for Non-U.S. Holders of Common Shares," taxpayers whose functional currency is not the U.S. dollar.


     In addition, this discussion does not address any aspect of United States federal gift or estate tax, or state, local or non-United States tax laws and does not consider the tax treatment of persons who hold common shares through a partnership or other pass-through entity.


     Prospective investors are advised to consult their own tax advisor with respect to the specific tax consequences to them of purchasing, holding or disposing of our common shares.


     Taxation of Dividends Paid On Common Shares


     We have never paid dividends, and we currently do not intend to pay dividends in the future. In the event that we do pay a dividend, and subject to the discussion of the passive foreign investment company, or PFIC, rules below, a U.S. holder will be required to include in gross income as ordinary income the amount of any distribution paid on our common shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of these earnings and profits will be applied against and will reduce the U.S. holder's basis in the common shares and, to the extent that basis is exceeded, will be treated as capital gain.


     Distributions of current or accumulated earnings and profits paid in a currency other than the U.S. dollar will be included in the income of a U.S. holder at the U.S. dollar amount calculated by reference to the exchange rate on the date the distribution is received. The amount of any distribution of property other than cash will be the fair market value of the property on the date of distribution. A U.S. holder that receives a distribution in a currency other than the U.S. dollar and converts the non-U.S. currency into U.S. dollars subsequent to its receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the non-U.S. currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.


     U.S. holders will have the option of claiming the amount of any Canadian income taxes withheld at source or paid with respect to dividends either as a deduction from gross income or as a dollar-for-dollar credit against their United States federal income tax liability. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Canadian income taxes withheld, but those individuals may still claim a credit against their United States federal income tax liability.

     The amount of foreign income taxes which may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The total amount of allowable foreign tax credits in any year cannot exceed the pre-credit U.S. federal income tax liability for the year attributable to foreign source taxable income, which would include any dividends paid by us but generally would not include any gain realized upon a disposition of common shares. A U.S. holder will be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received on our common shares to the extent the U.S. holder has not held the common shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent the U.S. holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. holder has substantially diminished its risk of loss on the common shares are not counted toward meeting the 16-day holding period required by the statute. In addition, distributions of our current or accumulated earnings and profits will, for United States foreign tax credit purposes, be foreign source passive income or, in the case of some U.S. holders, foreign source financial services income, and will not qualify for the dividends received deduction available to corporations.

     Taxation of the Disposition of Common Shares

     Subject to the discussion of the PFIC rules below, upon the sale, exchange or other disposition of our common shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder's basis in the common shares, which is usually the cost of the shares, and the amount realized on the disposition. If the shares are publically traded, as our common shares will be, a disposition of shares will be considered to occur on the trade date regardless of the holders method of accounting. Capital gain from the sale, exchange or other disposition of common shares held more than one year is long-term capital gain and is eligible for a maximum 20% rate of taxation for non-corporate holders. Gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of our common shares generally will be treated as United States source income or loss for United States foreign tax credit purposes. The deductibility of a capital loss recognized on the sale, exchange or other disposition of common shares is subject to limitations.

     With respect to foreign currency gain or loss on the sale of our common shares, a U.S. holder that uses the cash method of accounting calculates the U.S. dollar value of the proceeds received on the sale as of the date that the sale settles, while a U.S. holder that uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the trade date and may therefore realize foreign currency gain or loss, unless the U.S. holder has elected to use the settlement date to determine its proceeds of sale for purposes of calculating the foreign currency gain or loss. In addition, a U.S. holder that receives non-U.S. currency upon disposition of our common shares and converts the non-U.S. currency into U.S. dollars subsequent to its receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the non-U.S. currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

     Tax Consequences if we are a Passive Foreign Investment Company

     We will be a PFIC if:

     o 75% or more of our gross income in a taxable year, including the pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value, is passive income; or

     o 50% or more of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income.

     Passive income includes dividends, interest, rents and income equivalent to interest and would include amounts derived by reason of the temporary investment of funds raised in this offering. We believe that we will not be a PFIC for fiscal 2000. The tests for determining PFIC status, however, are applied annually, and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. Accordingly, we cannot assure you that we will not become a PFIC in the future.

     If we were a PFIC, and a U.S. holder did not make a election to treat us as a qualified electing fund, or QEF, as described below:

     o Excess distributions by us to a U.S. holder would be taxed in a special way. Excess distributions are amounts received by a U.S. holder with respect to our shares in any taxable year after the taxable year in which our common shares are acquired that exceed 125% of the average distributions received by such U.S. holder from us in the shorter of either the three previous years or the U.S. holder's holding period for common shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. holder has held our shares. A U.S. holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. holder must pay tax on amounts allocated to each prior taxable year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

     o The entire amount of gain that is realized by a U.S. holder upon the sale or other disposition of our common shares in any taxable year after the taxable year in which the common shares were acquired will be treated as if it were an excess distribution and will be subject to tax as described above.

     o A U.S. holder's tax basis in our shares that were acquired from a decedent would not receive a step-up to fair market value as of the date of the decedent's death but would instead be equal to the decedent's basis, if lower.

     The special PFIC rules described above would not apply to a U.S. holder if the U.S. holder makes an election to treat us as a QEF in the first taxable year in which the U.S. holder owns our common shares and if we comply with the specified reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. We have agreed to supply U.S. holders with the information needed to report income and gain pursuant to a QEF election in the event we are classified as PFIC. The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the U.S. Internal Revenue Service, or IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed United States federal income tax return and by filing that form with the IRS Service Center in Philadelphia, Pennsylvania. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 every year.

     A U.S. holder of PFIC stock which is publicly traded could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC stock and the U.S. holder's adjusted tax basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. holder under the election for prior taxable years. If the mark-to-market election were made, then the rules described above would not apply for periods covered by the election.

     U.S. holders who hold common shares during a period when we are a PFIC would be subject to the rules described above, even if we cease to be a PFIC, subject to some exceptions for U.S. holders who made a QEF election. We strongly urge U.S. holders to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or QEF election with respect to our common shares, in the event that we qualify as a PFIC.

     Tax Consequences for Non-U.S. Holders of Common Shares

     Except as described in "Information Reporting and Back-up Withholding" below, a non-U.S. holder of our common shares will not be subject to United States federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our common shares, unless:

     o the dividend or disposition proceeds are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, the dividend or disposition proceeds are attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

     o the non-U.S. Holder is an individual who holds the common shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

     o the non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to U.S. expatriates.

     Information Reporting and Back-up Withholding

     U.S. holders, other than corporations, generally are subject to annual information reporting requirements with respect to dividends paid in the United States on our common shares. Under existing regulations, these dividends are not subject to back-up withholding. U.S. holders are subject to information reporting and back-up withholding at a rate of 31% on proceeds paid from the disposition of our common shares unless the U.S. holder provides an IRS Form W-9 or otherwise establishes an exemption.

     Non-U.S. holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on, or upon the disposition of, our common shares, so long as the non-U.S. holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption.

     Treasury regulations effective January 1, 2001 may alter the rules regarding information reporting and back-up withholding. In particular, those regulations would impose back-up withholding on dividends paid in the United States on our common shares unless the U.S. holder provides an IRS Form W-9 or otherwise establishes an exemption. Prospective investors should consult their tax advisors concerning the effect, if any, of these Treasury regulations on an investment in our common shares.


     The amount of any back-up withholding would be allowed as a credit against a U.S. holder's or non-U.S. holder's United States federal income tax liability and may entitle such holder to a refund, provided that the holder provides required information to the IRS.


     Pending Legislation

     In addition, there is presently pending legislation in the United States which may result in tax rate reductions for U.S. individuals and in the indexing for inflation of the adjusted bases of some assets. At present it is not possible to determine the specific effect that this legislation, if enacted, might have on holders of our common shares. In view of the uncertainty, prospective purchasers of our common shares should consult their own tax advisors.


                        SHARES ELIGIBLE FOR FUTURE SALE

     After the closing of this offering, we will have approximately 7,062,449 common shares issued and outstanding of which the 2,131,838 shares offered by this prospectus will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by any affiliate of us. An affiliate of us is generally a person who has a controlling position with regard to us. Any shares purchased by our affiliates will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.


     Of the approximately 4,930,611 remaining common shares that will be outstanding, none are restricted securities as that term is defined under Rule
144. However, approximately 3,938,171 of those shares are held by executive officers and directors and persons who hold more than 10% of our shares, all of whom may be deemed to be our affiliates. Consequently these shares will be subject to the resale limitations of Rule 144. We have also granted options and warrants to purchase 751,518 common shares, including the 213,184 common shares issuable upon exercise of the underwriter's warrants.


     We have granted registration rights to Paul Champagne, John Gerard Stanton and Les Kirkland with respect to 3,671,540 shares that will be held by them in the aggregate on the closing of this offering. We also have granted registration rights to the underwriter with respect to the 213,184 common shares issuable upon exercise of the underwriter's warrants. These rights become exercisable twelve months after the closing of this offering.

     The holders of approximately 4,926,272 of our common shares, including Messrs. Champagne, Stanton and Kirkland, have agreed not to sell or dispose of any of the common shares held by them, including in accordance with Rule 144, for a period of twelve months following the date of this prospectus without the underwriter's prior written consent. For the second year following the closing, our officers, directors and principal shareholders have agreed that, without the underwriter's written consent, they will not sell common shares during any three-month period in excess of the amount they would be allowed to sell if they were deemed an affiliate of ours and the shares were deemed restricted as defined under Rule 144 of the Securities Act. This amount is the greater of:
(a) 1% of the then outstanding common shares; and (b) the average weekly trading volume of the common shares during the four calendar weeks preceding a sale.


     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of us, would be entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

     o 1% of the then outstanding common shares; or

     o The average weekly trading volume of our common shares during the four calendar weeks preceding the sale, provided, that, public information about us as required by Rule 144 is then available and the seller complies with manner of sale provisions and notice requirements.

     The volume limitations described above, but not the one-year holding period, also apply to sales of our non-restricted securities by affiliates of us.

     A person who is not an affiliate, has not been an affiliate within three months before the sale and has beneficially owned the restricted securities for at least two years, is entitled to sell the restricted shares under Rule 144 without regard to any of the limitations described above.

     Before this offering, there has been no public market for our common shares. We can not predict the effect, if any, that market sales of common shares or the availability of additional shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of common shares may be sold in the public market may adversely affect the prevailing market price for our common shares and could impair our ability to raise capital through the sale of our equity securities.


                                 UNDERWRITING

     Whale Securities Co., L.P., as underwriter, has agreed, subject to the terms and conditions contained in the underwriting agreement relating to this offering, to purchase the 2,000,000 common shares offered by us and 131,838 common shares offered by the selling shareholders.

     The underwriting agreement provides that the obligations of the underwriter are subject to the delivery of an opinion of our counsel and to various other conditions. The underwriter is committed to purchase and pay for all of the common shares offered by this prospectus if any of those shares are purchased.

     The underwriter has advised us that it proposes to offer our common shares to the public at the public offering price indicated on the cover page of this prospectus. The underwriter may allow selected dealers who are members of the National Association of Securities Dealers, Inc., known as the NASD, concessions, not in excess of $. per share, of which not in excess of $. per share may be reallowed to other dealers who are members of the NASD.

     We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 319,776 common shares at the public offering price indicated on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of the common shares offered by this prospectus. If the underwriter exercises its over-allotment in full, the total price to the public would be US $14,709,684, the total underwriting discounts and commissions would be US $1,421,936 and the total proceeds to E-Cruiter, before payment of the expenses of this offering, would be US $12,573,186.


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

     We have agreed to pay to the underwriter a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the shares offered by us, including any securities sold pursuant to the underwriter's over-allotment option, of which US $50,000 has been paid as of the date of this prospectus. The selling shareholders have agreed to pay the underwriter a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the shares offered by the selling shareholders. We have also agreed to pay all expenses in connection with qualifying the shares offered under the laws of the states as the underwriter may designate, including expenses of counsel retained for this purpose by the underwriter. We estimated our expenses of this offering to be US $2,134,000, including the underwriter's discounts and commission, or US $2,377,030 if the underwriter's over-allotment option is completely exercised.

     At the closing of this offering, we will sell to the underwriter and its designees, for an aggregate of $100, underwriter's warrants to purchase up to 213,184 common shares. The underwriter's warrants are exercisable at any time, in whole or in part, during the four-year period commencing one year from the date of this prospectus at an exercise price of US $9.90 per share, 165% of the public offering price per share. The underwriter's warrants are only assignable or transferable to the officers and partners of the underwriter and members of the selling group for one year following the date of this prospectus. During the exercise period, the holders of the underwriter's warrants will have the opportunity to profit from a rise in the market price of the common shares, which will dilute the interests of our shareholders. We expect that the underwriter's warrants will be exercised when we would, in all likelihood be able to obtain any needed capital on terms more favorable to us than those provided in the underwriter's warrants. Any profit realized by the underwriter on the sale of the underwriter's warrants or the underlying common shares may be deemed additional underwriting compensation. The underwriter's warrants contain a cashless exercise provision. We have agreed that, upon the request of the holders of the majority of the underwriter's warrants, we will, at our own expense, on one occasion during the exercise period register the underwriter's warrants and the common shares underlying the underwriter's warrants under the Securities Act. We have also agreed to include the underwriter's warrants and all underlying common shares in any appropriate registration statement which is filed by us under the Securities Act during the seven years following the date of this prospectus.

     We have agreed, for a period of three years from the date of this prospectus, if so requested by the underwriter, to nominate and use our best efforts to elect a designee of the underwriter as a director of E-Cruiter or, at the underwriter's option, as a non-voting advisor to our board of directors. Our officers, directors and current shareholders have agreed to vote their shares in favor of the underwriter's designee. The underwriter has not yet exercised its right to designate a person.


     The holders of approximately 4,926,272 common shares have agreed not to sell or dispose in another manner any of those securities in the public markets for a period of twelve months form the date of this prospectus without the underwriter's prior written consent. For the second year following the closing, our officers, directors and principal shareholders have agreed that without the underwriter's written consent they will not sell common shares during any three-month period in excess of the amount they would be allowed to sell if they were deemed an affiliate of ours and the shares were deemed restricted as defined under Rule 144 of the Securities Act. This amount is the greater of:
(a) 1% of the then outstanding common shares; and (b) the average weekly trading volume of the common shares during the four calendar weeks preceding the sale.


     We have agreed to indemnify the underwriter against civil liabilities, including liabilities under the Securities Act.

     The underwriter has informed us that it does not expect sales of the securities offered to discretionary accounts to exceed 1% of the shares offered by this prospectus.

     Before this offering, there has been no public market for our common shares. Accordingly, the initial public offering price of the common shares has been determined by negotiation between us and the underwriter and may not necessarily be related to our asset value, net worth or other established criteria of value. Factors considered in determining this price include our financial condition and prospects, an assessment of our management, market prices of similar securities of comparable publicly-traded companies, financial and operating information of companies engaged in activities similar to our business and the general condition of the securities market.

     In connection with this offering, the underwriter may engage in passive market making transactions in the shares on Nasdaq in accordance with Rule 103 of Regulation M promulgated under the Exchange Act.

     In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or affect in another manner the price of our common shares. These transactions may include stabilization transactions permitted by Rule 104 of Regulation M, under which persons may bid for or purchase shares to stabilize the market price. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in our common shares for its own account. In addition, to cover over-allotments or to stabilize the price of our common shares, the underwriter may bid for, and purchase, common shares in the open market. The underwriter may also reclaim selling concessions allowed to a dealer for distributing the common shares in the offering, if the underwriter repurchases previously distributed common shares in transactions to cover short positions, in stabilization transactions or in another manner. Any of these activities may stabilize or maintain the market price of our common shares above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.


                                 LEGAL MATTERS

     The validity of the common shares offered by this prospectus and other matters of Canadian law relating to the offering will be passed upon by Perley-Robertson, Hill & McDougall, Ottawa, Ontario, a general partnership. Legal matters relating to the offering will be passed upon for E-Cruiter.com Inc. by Weil, Gotshal & Manges LLP, New York, New York and for the underwriter by Tenzer Greenblatt LLP, New York, New York, with respect to U.S. law. Weil, Gotshal & Manges LLP and Tenzer Greenblatt LLP will rely upon the opinion of Perley-Robertson, Hill & McDougall with respect to matters governed by Canadian law.

     Mr. Matthew Ebbs, a director of E-Cruiter, is a member of Perley-Robertson, Hill & McDougall. Mr. Ebbs acquired 374,207 common shares from Les Kirkland and his spouse in September 1999. Mr. Ebbs continues to hold these shares.


                                    EXPERTS

     The consolidated financial statements as of May 31, 1999 and May 31, 1998 and for each of the three years in the period ending May 31, 1999 appearing in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent Chartered Accountants, appearing elsewhere in this prospectus, given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.


                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus is a part of that registration statement and does not contain all of the information included in the registration statement. For further information with respect to us and our common shares, you should refer to the registration statement and its exhibits. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the content of any contract or other document referred to in this prospectus are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

     The registration statement, including all exhibits attached to it, may be inspected without charge at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may request copies of these documents by writing to the Commission and paying a duplicating charge. For further information on the operation of the Public Reference Room, please call the Commission at 1-800-SEC-0330. In addition, the registration statement and all exhibits attached to it may be obtained at the web site maintained by the Commission at http://www.sec.gov.

     Upon listing of our common shares on the Nasdaq SmallCap Market, we will be subject to the information requirements of the U.S. Securities Exchange Act of 1934, known as the Exchange Act, applicable to "foreign private issuers" having a class of securities registered under
Section 12(g) of the Exchange Act. Accordingly, we will be required to file annual reports on Form 20-F and periodic reports on Form 6-K with the Commission. Copies of these reports may be accessed in the same manner as is indicated above for the registration statement and its exhibits.

     We furnish our shareholders with annual reports containing consolidated financial statements audited by an independent chartered accounting firm. We also furnish quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. These reports are prepared in accordance with Canadian generally accepted accounting principles and presented in Canadian dollars. We will be required to file copies of these reports on Form 6-K with the Commission. As a foreign private issuer, however, we will be exempt from provisions of the Exchange Act regarding the furnishing and content of proxy statements to shareholders and rules relating to short swing profits reporting and liability.

                              E-Cruiter.com Inc.

                       Consolidated Financial Statements

                    Years Ended May 31, 1997, 1998 and 1999




                                    Contents



Report of Independent Auditors ...........................................................   F-2
Consolidated Balance Sheets as of May 31, 1998 and May 31, 1999 ..........................   F-3
Consolidated Statements of Loss for the Years Ended May 31, 1997, 1998 and 1999 ..........   F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended May 31,
 1997, 1998 and 1999 .....................................................................   F-5
Consolidated Statements of Cash Flows for the Years Ended May 31, 1997, 1998 and 1999 ....   F-6
Notes to Consolidated Financial Statements ...............................................   F-7

The share capital reorganization described in note 2(a) to the financial statements has not been consummated at November 3, 1999. When it has been consummated, we will be in a position to furnish the following reports:


"Auditors' Report
To the Directors of E-Cruiter.com Inc.

We have audited the consolidated balance sheets of E-Cruiter.com Inc. as at May 31, 1999 and 1998 and the consolidated statements of loss, shareholders' equity (deficit) and cash flows for the years ended May 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended May 31, 1999, 1998 and 1997 in accordance with accounting principles generally accepted in Canada.


Chartered Accountants
Ottawa, Canada
June 18, 1999, except for note 2(a) which is as of    , 1999.

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences



In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the directors dated June
18, 1999, except for note 2(a) which is as of    , 1999 is expressed in
accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.


Chartered Accountants
Ottawa, Canada
     , 1999"


/s/  PricewaterhouseCoopers LLP
---------------------------------
PricewaterhouseCoopers LLP
Chartered Accountants
Ottawa, Canada
November 3, 1999

                              E-Cruiter.com Inc.
                          Consolidated Balance Sheets

                                 As at May 31,
                              (Canadian dollars)



                                                                               1998              1999
                                                                         ---------------   ----------------
Assets
Current assets
Cash and cash equivalents (note 3) ...................................    $    194,239     $ 1,505,782
Accounts receivable, net of allowance for doubtful accounts of $20,000
 (1998 -- $10,000) ...................................................         370,626         211,757
Prepaid expenses .....................................................          15,310         101,700
Investment tax credits ...............................................          20,000          68,904
                                                                          ------------     -----------
                                                                               600,175       1,888,143
Capital assets (note 4) ..............................................         100,651         288,067
                                                                          ------------     -----------
                                                                          $    700,826      $2,176,210
                                                                          ============     ===========
Liabilities and Shareholders' Equity (Deficit)
Current liabilities
Trade accounts payable and accrued liabilities .......................    $    269,609     $   411,159
Accrued compensation .................................................          35,641          65,650
Accrued debt issue costs .............................................              --         330,000
Deferred revenue .....................................................         361,938         323,469
Current portion of long-term obligations (note 5) ....................         100,173          84,173
Convertible promissory notes -- debt component (note 6) ..............              --       2,162,063
                                                                          ------------     -----------
                                                                               767,361       3,376,514
Long-term obligations (note 5) .......................................          66,455          40,000
                                                                          ------------     -----------
Total liabilities ....................................................         833,816       3,416,514
                                                                          ------------     -----------
Commitments (note 5)
Shareholders' equity (deficit)
Common shares -- issued and outstanding -- 3,857,479
 (1998 -- 3,436,632) (note 2a) .......................................       2,571,040       3,541,040
Convertible promissory notes -- equity component (note 6) ............              --         135,096
Deficit ..............................................................      (2,704,030)     (4,916,440)
                                                                          ------------     ------------
                                                                              (132,990)     (1,240,304)
                                                                          ------------     -----------
                                                                          $    700,826     $ 2,176,210
                                                                          ============     ===========

 (The accompanying notes are an integral part of these financial statements.)

                              E-Cruiter.com Inc.
                        Consolidated Statements of Loss

                          For the years ended May 31,
                              (Canadian dollars)



                                                                1997              1998               1999
                                                           --------------   ----------------   ----------------
Revenue ................................................     $   85,524       $    870,003       $  1,399,557
Cost of revenue ........................................         57,167            386,391            848,769
                                                             ----------       ------------       ------------
Gross profit ...........................................         28,357            483,612            550,788
                                                             ----------       ------------       ------------
Expense
Selling ................................................        125,785            652,118            818,601
Marketing ..............................................        258,256            817,291            612,796
General and administrative .............................        243,304            350,014            725,713
Research and development ...............................        258,257            510,974            606,088
                                                             ----------       ------------       ------------
                                                                885,602          2,330,397          2,763,198
                                                             ----------       ------------       ------------
Net loss for the year ..................................     $ (857,245)      $ (1,846,785)      $ (2,212,410)
                                                             ==========       ============       ============
Basic and fully diluted loss per common share ..........     $    (0.53)      $      (0.58)      $      (0.57)
                                                             ==========       ============       ============
Weighted average number of common shares outstand-
 ing during the year ...................................      1,620,669          3,191,297          3,854,579
                                                             ==========       ============       ============

  (The accompanying notes are an integral part of these financial statements.)

                              E-Cruiter.com Inc.
           Consolidated Statements of Shareholders' Equity (Deficit)
                          For the years ended May 31,
                              (Canadian dollars)




                                                                                                          Total
                                    Number of                      Convertible                        Shareholders'
                                      Common          Common        Promissory      Accumulated          Equity
                                      Shares          Shares          Notes           Deficit         (Deficiency)
                                  -------------   -------------   -------------   ---------------   ----------------
Issuance of shares ............     2,628,561      $1,083,530        $     --      $         --       $  1,083,530
Net loss for the year .........            --              --              --          (857,245)          (857,245)
                                    ---------      ----------        --------      ------------       ------------
Balance as at May 31, 1997 .        2,628,561       1,083,530              --          (857,245)           226,285
Issuance of shares ............       813,494       1,500,010              --                --          1,500,010
Redemption of shares ..........        (5,423)        (12,500)             --                --            (12,500)
Net loss for the year .........            --              --              --        (1,846,785)        (1,846,785)
                                    ---------      ----------        --------      ------------       ------------
Balance as at May 31, 1998.....     3,436,632       2,571,040              --        (2,704,030)          (132,990)
Issuance of shares ............       433,863       1,000,000              --                --          1,000,000
Redemption of shares ..........       (13,016)        (30,000)             --                --            (30,000)
Issuance of convertible
 promissory notes -- equity
 component ....................            --              --         135,096                --            135,096
Net loss for the year .........            --              --              --        (2,212,410)        (2,212,410)
                                    ---------      ----------        --------      ------------       ------------
Balance as at May 31, 1999 .        3,857,479      $3,541,040        $135,096      $ (4,916,440)      $ (1,240,304)
                                    =========      ==========        ========      ============       ============

  (The accompanying notes are an integral part of these financial statements.)

                              E-Cruiter.com Inc.
                     Consolidated Statements of Cash Flows
                          For the years ended May 31,
                              (Canadian dollars)



                                                        1997               1998                1999
                                                  ---------------   -----------------   -----------------
Cash flows from (used in)
Operating activities
Net loss for the year .........................     $  (857,245)      $  (1,846,785)      $  (2,212,410)
Amortization of capital assets ................          35,228             122,484             117,150
Non-cash interest on convertible promissory
 notes ........................................              --                  --             104,238
Net change in operating component of
 working capital (note 10) ....................          95,669             165,583              20,835
                                                    -----------       -------------       -------------
                                                       (726,348)         (1,558,718)         (1,970,187)
                                                    -----------       -------------       -------------
Investing activities
Purchase of capital assets ....................         (60,127)            (97,413)           (105,588)
Advance to related company (note 7) ...........              --            (106,083)                 --
Repayment of advance to related company .......              --             106,083                  --
                                                    -----------       -------------       -------------
                                                        (60,127)            (97,413)           (105,588)
                                                    -----------       -------------       -------------
Financing activities
Proceeds from share issuance ..................       1,083,530           1,500,010           1,000,000
Redemption of shares ..........................              --             (12,500)            (30,000)
Proceeds from issuance of convertible
 promissory notes, net of issue costs .........              --                  --           2,522,921
Proceeds from small business loan .............              --             100,000                  --
Repayment of small business loan ..............              --                  --             (50,000)
Capital lease payments ........................              --             (34,195)            (55,603)
                                                    -----------       -------------       -------------
                                                      1,083,530           1,553,315           3,387,318
                                                    -----------       -------------       -------------
Increase (decrease) in cash and cash
 equivalents ..................................         297,055            (102,816)          1,311,543
Cash and cash equivalents -- Beginning
 of year ......................................              --             297,055             194,239
                                                    -----------       -------------       -------------
Cash and cash equivalents -- End of year            $   297,055       $     194,239       $   1,505,782
                                                    ===========       =============       =============
Supplementary non-cash information:
Purchase of capital assets under capital lease               --       $    (100,822)      $     (63,149)
Proceeds from capital leases ..................              --             100,822              63,149
Interest paid .................................              --             (17,332)            (20,313)

  (The accompanying notes are an integral part of these financial statements.)

                              E-Cruiter.com Inc.
                   Notes to Consolidated Financial Statements

                              (Canadian dollars)


1. Continuing operations

     These financial statements have been prepared using generally accepted accounting principles that are applicable to a going concern, which assumes E-Cruiter.com Inc. (the "Company") will realize its assets and discharge its liabilities in the normal course of business. As such, the financial statements do not reflect adjustments in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used, that would be necessary if the going concern assumption were not appropriate, and such adjustments could be material.

     The Company incurred operating losses during the years ended May 31, 1999, 1998 and 1997 and, therefore, there is substantial doubt about the Company's ability to continue. The Company needs to secure additional equity or debt financing. Management is currently pursuing an initial public offering or additional private placements of its shares to be completed within the next six months, and is therefore of the opinion that the Company will be able to obtain sufficient equity financing to meet its liabilities and commitments as they become payable.

2. Significant accounting policies

  a) Basis of presentation

     These financial statements have been prepared by management in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") and include the accounts of E-Cruiter.com Inc. and its wholly-owned subsidiary, 3451615 Canada Inc. These principles also conform in all material respects with accounting principles generally accepted in the United States ("U.S. GAAP") except as described in Note 14.

     As at May 31, 1999, the share capital of the Company consisted of authorized Class A, B and C common shares and Class A, B, C and D special shares of which Class A common and Class D special shares were issued. All per share amounts and number of common shares in these consolidated financial statements, for all periods presented, have been restated to give retroactive effect to the filing of Articles of Amendment to (i) create an unlimited number of a single class of common shares; (ii) convert the outstanding Class A common and Class D special shares into common shares on the basis of one Class A common share and one Class D special share into .216932 of a common share;
(iii) cancel all authorized Class A, B, and C common shares and Class A, B, C, and D special shares; and (iv) convert all of the options to purchase Class D special shares into options to purchase the converted number of common shares at converted exercise prices, which are to become effective in October 1999. The holders of the common shares will be entitled to one vote at meetings of shareholders for each common share held and to receive dividends as and when declared by the Board of Directors.

  b) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

  c) Cash equivalents

     Cash equivalents are defined as highly liquid investments with terms to maturity at acquisition of three months or less.

  d) Investment tax credits

     Investment tax credits, which are earned as a result of qualifying research and development expenditures, are recognized when the expenditures are made and their realization is reasonably assured and are applied to reduce the related research and development capital costs and expenses in the year.

                              E-Cruiter.com Inc.

                              (Canadian dollars)

2. Significant accounting policies  -- (Continued)

  e) Capital assets

     Capital assets are recorded at cost. Amortization is based on the estimated useful life of the asset and is recorded as follows:

        Furniture, equipment and leaseholds    20% declining balance
        Office equipment                       33% declining balance
        Computers and software                 60% declining balance

  f) Income taxes

     Income taxes are provided for using the liability method whereby deferred tax assets and liabilities are recognized using current tax rates on the difference between the financial statement carrying amounts and the respective tax basis of assets and liabilities.

  g) Financing issue costs

     Issue costs of convertible debt instruments are allocated between the debt and equity components of the instruments in the same ratio as the gross proceeds. These costs are netted against the proceeds and the portion allocated to the debt component is amortized against earnings over the term of the instruments.

  h) Capital stock

     Capital stock is recorded as the net proceeds received on issuance after deducting all share issue costs.


  i) Revenue recognition

     E-Cruiter Enterprise subscription contracts are recognized ratably over the term of the contract. E-Cruiter Enterprise and E-Cruiter Express internet posting services are recognized when the job requisition is posted. Other client services are recognized as services are provided.


  j) Research and development costs

     The Company expenses all research costs as incurred. Development costs are expensed in the year incurred unless a development project meets the criteria under generally accepted accounting principles for deferral and amortization. No amounts have been capitalized to date.

  k) New accounting pronouncement

     The Company has adopted the Canadian Institute of Chartered Accountants' new recommendations on the presentation of the statement of cash flows. The Company has restated prior years to conform to the new recommendations.


3. Cash equivalents

     The Company's cash equivalents of $1,000,000 as at May 31, 1999 consist of guaranteed investment certificates of a Canadian Chartered Bank. These cash equivalents represent the Company's only significant concentration of credit risk.

                              E-Cruiter.com Inc.

                              (Canadian dollars)

4. Capital assets


                                                    1998                        1999
                                                -----------   ----------------------------------------
                                                                             Accumulated
                                                    Net          Cost       amortization        Net
                                                -----------   ----------   --------------   ----------
Furniture, equipment and leaseholds .........    $  3,629      $ 25,632       $ 15,505       $ 10,127
Office equipment ............................      23,100        58,858         32,595         26,263
Computers and software ......................      73,922       484,945        233,268        251,677
                                                 --------      --------       --------       --------
                                                 $100,651      $569,435       $281,368       $288,067
                                                 ========      ========       ========       ========

     As at May 31, 1998 accumulated amortization was $157,712. As at May 31, 1999, capital assets include assets under capital lease of $81,573 (1998 -- $57,501) net of accumulated amortization of $83,122 (1998 -- $44,045).

5. Long-term obligations and other commitments

     In 1998, the Company entered into a $100,000 small business loan agreement with a Canadian Chartered Bank to finance the purchase of certain capital assets. The balance of the loan at May 31, 1999 was $50,000 (1998 -- $100,000). An additional facility was arranged in April 1999 for $190,000, but was not drawn as at May 31, 1999. Under both agreements, the principal is repaid over a 24-month period and interest is accrued at the rate of prime plus 3%. Assets financed by the loans are pledged as collateral.

     As at May 31, 1999 capital lease obligations totalled $74,173 including the current portion of $34,173 which is due in 1999. The leases were for office equipment, computers and software and bear interest at rates varying from 12.3% to 27.0% per annum, and mature at varying times from June 2000 to June 2003.

     The Company has also committed to operating leases for its office facilities and vehicles. Future minimum payments for both operating and capital leases are as follows:


                                  2000          2001          2002        2003
                              -----------   -----------   -----------   --------
Operating leases ..........    $255,000      $245,500      $141,000      $   --
Capital leases
 Principal ................      34,173        29,020         8,200       2,780
 Interest .................      11,658         5,261           907         200
                               --------      --------      --------      ------
Total payments ............    $300,831      $279,781      $150,107      $2,980
                               ========      ========      ========      ======

     Rent expense for the year ended May 31, 1999 was $207,085 (1998 -- $134,858, 1997 -- $62,496).

                              E-Cruiter.com Inc.

                              (Canadian dollars)

6. Convertible promissory notes

     The Company issued 12% convertible promissory notes (the "Notes") as follows:


                                                    Debt          Equity
Month issued                    Face Value       Component       Component
------------                  --------------   -------------   ------------
January, 1999 .............     $  300,000      $  268,800      $  31,200
March, 1999 ...............        400,000         359,498         40,502
April, 1999 ...............        200,000         184,319         15,681
May, 1999 .................      1,700,000       1,627,209         72,791
                                ----------      ----------      ---------
                                 2,600,000       2,439,826        160,174
Less: Issue costs .........       (407,079)       (382,001)       (25,078)
                                ----------      ----------      ---------
                                 2,192,921       2,057,825        135,096
Accrued interest ..........             --         104,238             --
                                ----------      ----------      ---------
                                $2,192,921      $2,162,063      $ 135,096
                                ==========      ==========      =========


     The Notes, which mature January 22, 2000, are convertible at any time at the Note holders' option into 0.434 common shares for every dollar of the face value plus accrued interest to the date of conversion without payment of additional consideration, the equivalent of $2.30 per share. The Notes are convertible at the Company's option immediately prior to a public offering of the Company's common shares using the same conversion factor. The Company has executed a general security agreement against all its assets as collateral for the Notes. The Notes are being accounted for in accordance with their substance and are presented in the financial statements in their component parts, measured at their respective fair values at the time of issue. The debt component has been calculated as the present value of the required principal and interest payments discounted at 25%, approximating the interest rate that would have been applicable to non-convertible debt at the time the Notes were issued. Interest expense is determined on the debt component as the amount necessary to increase the debt component to its face amount at maturity. The difference between the debt component and the face value of the Notes has been classified as equity.



7. Related party transactions

     The Company was charged $190,227 for office space and administrative services (1998 -- $161,771, 1997 -- $108,000) and $130,200 for research, development and other consulting services (1998 -- $119,910, 1997 -- $136,000) by companies controlled by shareholders of the Company. The Company was charged $50,200 (1998 -- $47,520, 1997 -- $21,800) for advertising by a company controlled by a director of the Company. These transactions are in the normal course of operations and are measured at the amounts of consideration paid which management believes approximates fair market value. As at May 31, 1998 and 1997 respectively, $23,218 and $49,359 was payable to these related companies. During 1998 a related company was provided with a temporary advance in the amount of $106,083. The full amount, with interest, was repaid in March of 1998. As at May 31, 1999, no amount was payable to related parties.

                              E-Cruiter.com Inc.

                              (Canadian dollars)

8. Income taxes


                                                               1997           1998           1999
                                                           ------------   ------------   ------------
Combined Canadian federal and provincial income tax rate          44.6%          44.6%          44.6%
Income tax recovery based on combined Canadian federal
 and provincial rate ...................................    $  382,000     $  824,000     $  948,000
Non-deductible amounts .................................       (49,000)        (4,000)        (5,000)
Valuation allowance ....................................      (333,000)      (820,000)      (943,000)
                                                            ----------     ----------     ----------
Provision for income taxes .............................    $       --     $       --     $       --
                                                            ==========     ==========     ==========

     As at May 31, 1999, the Company has unclaimed Scientific Research and Experimental Development (SR&ED) expenditures of approximately $212,000 (1998 -- $127,000, 1997 -- $43,000) and income tax loss carryforwards of approximately $4,531,000 (1998 -- $2,470,000, 1997 -- $733,000). The SR&ED
expenditures can be carried forward indefinitely and applied to reduce income taxes otherwise payable in future years. The income tax loss carryforwards will expire beginning in the year 2004.

9. Share capital

  a) Employee stock option plan

     The Company has an employee and directors stock option plan (the "1997 Plan"). Under the terms of the 1997 Plan, the options to purchase common shares generally vest ratably over a period of three years and expire five years from the date of grant. The 1997 Plan provides that the number of options and the option exercise price are to be fixed by the Board of Directors, but the exercise price may not be lower than the fair value of the underlying common shares on the date of grant. The Board of Directors has the right to accelerate the vesting date for any options granted. In the event of a third party offer to acquire control of the Company that is accepted by a majority of the shareholders, any options that are not exercisable at that time, become fully exercisable.


                                                               Weighted
                                                               Average
                                                 Number of     Exercise
                                                  Options       Price
                                                -----------   ---------
Granted .....................................      39,048     $ 2.30
                                                   ------
Balance outstanding -- May 31, 1997 .........      39,048
Granted .....................................     154,672      2.30
Cancelled ...................................     (21,693)     2.30
                                                  -------
Balance outstanding -- May 31, 1998 .........     172,027
Granted .....................................     351,972      3.07
Cancelled ...................................     (71,805)     2.30
                                                  -------
Balance outstanding -- May 31, 1999 .........     452,194      2.77
                                                  =======

                              E-Cruiter.com Inc.

                              (Canadian dollars)

9. Share capital  -- (Continued)

     Stock options outstanding as at May 31, 1999 are set out below, of which 41,579 were exercisable immediately at a price of $2.30 per share and a further 65,080, also with an exercise price of $2.30 per share, become exercisable upon the achievement of various performance objectives in the year ending May 31, 2000.

                                                Number         Weighted
                          Exercise price     Outstanding     Average Life
                         ----------------   -------------   -------------
ESOP options .........   $  2.30               418,027      4.11
                         $  8.07                19,524      4.96
                         US$6.00                14,643      4.91
                                               -------      ----
                                               452,194      4.29
                                               =======

     From May 31, 1999 to August 31, 1999, 86,140 options were granted under the 1997 Plan with an exercise price of US $6.00 per share and 21,693 options outstanding as at May 31, 1999 were cancelled. On September 15, 1999 the Board of Directors approved the immediate vesting of 13,016 options held by a director at May 31, 1999. (Unaudited)


     Options granted under the 1997 Plan will remain outstanding; however, no new options will be granted under that plan.

     On September 15, 1999, the Board of Directors approved the 1999 Employee Stock Option Plan (the "1999 Plan") pending shareholder approval. The 1999 Plan is similar to the 1997 Plan but includes provisions for directors and employees who reside in the United States. The 1999 Plan will replace the 1997 Plan. The Board of Directors reserved 250,000 options to be granted under the 1999 Plan. (Unaudited)

     In addition, subsequent to May 31, 1999, 21,693 options were granted outside the ESOP to the spouse of a director of the Company. These non-plan options, which have an exercise price of $2.30 per share, vest immediately and expire two years from the date of grant. (Unaudited)


  b) Earnings per share

     For all of the years presented, fully diluted loss per share equals basic loss per share due to the anti-dilutive effect of employee stock options and convertible promissory notes. The following outstanding instruments could potentially dilute basic earnings per share in the future.

                                                          Number Outstanding at May 31
                                                       -----------------------------------
                                                         1997        1998         1999
                                                       --------   ---------   ------------
Employee stock options .............................    39,048     172,027       363,252
Convertible promissory notes .......................        --          --     1,141,328
                                                        ------     -------     ---------
Potential increase in number of shares from dilutive
 instruments .......................................    39,048     172,027     1,504,580
                                                        ======     =======     =========

10. Net change in operating components of working capital

                                                                 1997            1998             1999
                                                            -------------   --------------   -------------
Accounts receivable .....................................     $ (60,818)      $ (309,808)     $  158,869
Prepaid expenses ........................................        (3,765)         (11,545)        (86,391)
Investment tax credits ..................................       (20,000)              --         (48,904)
Trade accounts payable and accrued liabilities ..........       137,449          136,160         141,550
Accrued compensation ....................................            --           31,641          30,009
Deferred revenue ........................................        42,803          319,135         (38,469)
                                                              ---------       ----------      ----------
                                                                 95,669          165,583         156,664
Less: amounts included in accounts payable at year end
 related to fixed asset purchases .......................            --               --        (135,829)
                                                              ---------       ----------      ----------
                                                              $  95,669       $  165,583      $   20,835
                                                              =========       ==========      ==========

                              E-Cruiter.com Inc.

                              (Canadian dollars)

11. Financial instruments

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the convertible promissory notes. It is management's opinion that the Company is not exposed to significant interest, currency or concentrations of credit risks arising from these financial instruments other than as disclosed in note 3. The fair values of these financial instruments approximate their carrying values, unless otherwise noted. The fair value of the convertible promissory notes is not determinable at May 31, 1999 because the underlying common shares were not publicly traded. On May 31, 1999, based on an estimated initial public offering price of the Company's shares of US $6.00 per share, the fair value of the converted promissory notes is calculated as $10,620,770 (unaudited).


12. Uncertainty due to the Year 2000 Issue

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems when using certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


13. Segmented information

     In the opinion of management, the Company operates solely in the software industry and all of its sales consist of web centric recruiting products and related services. Accordingly, management has determined that it does not have any separately reportable business segments. To date the Company's operations, assets and substantially all of its sales have been in Canada.


14. United States accounting principles

     The financial statements have been prepared in accordance with Canadian GAAP. These principles differ, as they affect the Company, in the following material respects from U.S. GAAP:

  a) Statements of loss

                                                                  Year ended        Year ended         Year ended
                                                                 May 31, 1997      May 31, 1998       May 31, 1999
                                                                --------------   ----------------   ----------------
Net loss in accordance with Canadian GAAP ...................     $ (857,245)      $ (1,846,785)      $ (2,212,410)
Compensation expense adjustment for options issued
 below fair value(1) ........................................             --                 --           (125,947)
Expense adjustment for convertible promissory notes with
 conversion price below the fair value of the shares(2) .....             --                 --         (2,526,378)
                                                                  ----------       ------------       ------------
Net loss in accordance with U.S. GAAP .......................     $ (857,245)      $ (1,846,785)      $ (4,864,735)
                                                                  ==========       ============       ============
Basic and diluted loss per common share -- U.S. GAAP ........     $    (0.53)      $      (0.58)      $      (1.26)
                                                                  ==========       ============       ============
Weighted average number of common shares outstanding
 during the year ............................................      1,620,669          3,191,297          3,854,579
                                                                  ==========       ============       ============

                              E-Cruiter.com Inc.

                              (Canadian dollars)

14. United States accounting principles  -- (Continued)

  b) Balance sheets

                                                               May 31,           May 31,
                                                                 1998              1999
                                                           ---------------   ---------------
Total assets ...........................................    $    700,826      $  2,176,210
                                                            ============      ============
Convertible promissory notes -- debt(2) ................    $         --      $  2,630,616
Other current liabilities ..............................         767,361         1,214,451
                                                            ------------      ------------
                                                                 767,361         3,845,067
Long-term obligations ..................................          66,455            40,000
                                                            ------------      ------------
Total liabilities ......................................         833,816         3,885,067
                                                            ------------      ------------
Capital stock ..........................................       2,571,040         3,541,040
Additional paid-in-capital(1)(2) .......................              --         2,318,868
Deficit(1)(2) ..........................................      (2,704,030)       (7,568,765)
                                                            ------------      ------------
Shareholders' equity (deficit) .........................        (132,990)       (1,708,857)
                                                            ------------      ------------
Liabilities and shareholders' equity (deficit) .........    $    700,826      $  2,176,210
                                                            ============      ============

------------
(1) Under U.S. GAAP, the difference between the exercise price of options and the fair value of the underlying shares, generally assumed to be the estimated public offering price of US $6.00 per share, is accounted for as compensation and is charged against earnings over the vesting period of the options with a corresponding and equal amount recorded as paid-in-capital.

(2) Under U.S. GAAP, the proceeds from convertible debt instruments that have non-detachable conversion features where the fair value of the underlying common shares exceeds the conversion price of the debt instrument ("beneficial conversion features") are allocated between the debt and the equity components of the instruments. The value of the beneficial conversion feature is measured by the excess of the fair value of the underlying shares over the conversion price up to, but not exceeding, the net proceeds received upon issuance of the convertible debt instruments. The value ascribed to the beneficial conversion feature is recorded as paid-in-capital. The discount resulting from the allocation of the proceeds is recognized as interest expense over the minimum period from the date of issuance to the date at which the debt holder can realize that return.

    The Company has allocated all of the proceeds of the convertible promissory notes to paid-in-capital. The discount resulting from the allocation was expensed upon issuance of the convertible promissory notes as they are immediately convertible at the Note holders' option.


     c) Share based compensation

     The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). Had compensation cost for options been determined based on the Black-Scholes option pricing model at the grant date as prescribed by SFAS No. 123, the Company would have reported a greater compensation expense related to these options than recorded under APB 25, increasing the Company's net loss as follows:


                                                             Year ended        Year ended         Year ended
                                                            May 31, 1997      May 31, 1998       May 31, 1999
                                                           --------------   ----------------   ----------------
Net loss under U.S. GAAP ...............................     $ (857,245)      $ (1,846,785)      $ (4,864,735)
Estimated incremental share based compensation expense .             --            (20,000)           (45,288)
                                                             ----------       ------------       ------------
Pro forma net loss .....................................     $ (857,245)      $ (1,866,785)      $ (4,910,023)
                                                             ==========       ============       ============
Pro forma basic loss per share .........................     $    (0.53)      $      (0.58)      $      (1.27)
                                                             ==========       ============       ============

                              E-Cruiter.com Inc.

                              (Canadian dollars)

14. United States accounting principles  -- (Continued)

     The weighted average fair value of the options issued during the year ended May 31, 1999, as calculated using the Black-Scholes option pricing model was $5.35 (1998 -- $0.45, 1997 -- $0.45). Of the options issued during the year ended May 31, 1999, 280,927 were issued with exercise prices below the fair value at the date of grant. The weighted average fair value of these options was $6.50 and the weighted average exercise price was $2.93. The remaining 71,045 options were issued with exercise prices equal to fair value. The weighted average fair value of these options was $0.78 and the weighted average exercise price was $3.65.

     The fair value of each option granted during 1997 to 1999 is estimated on the date of the grant using the minimum value method with the following weighted average assumptions:

                                              1997       1998       1999
                                            --------   --------   --------
Expected option life, in years ..........   4.5        4.5        4.5
Risk free interest rate .................   5.0%       5.0%       5.0%
Dividend yield ..........................    nil        nil        nil

  d) Revenue recognition

     During the year ended May 31, 1999, the Company adopted Statement of Position ("SOP") 97-2 "Software Revenue Recognition" and SOP 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2" which provide guidance in recognizing revenue from software transactions. SOP 97-2 conforms with Canadian GAAP and the adoption of it did not have a material impact on the Company's results for the year ended May 31, 1999. In December 1998, SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions" was released. The Company will adopt SOP 98-9 for its fiscal year ending May 31, 2000 and does not expect it to have a material impact on its revenue recognition.

  e) Other recent accounting pronouncements

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company will adopt SOP 98-1 for its fiscal year ending May 31, 2000 and does not expect it to have a material impact on its financial statements.

15. Subsequent events (Unaudited)

  a) Initial public offering

     In September 1999, the Company filed a registration statement with the United States Securities and Exchange Commission for a public offering by the Company of 2,000,000 common shares at a price of US $6.00 per share (the "Offering"). In connection with the Offering, the Company will provide to the underwriter an underwriting discount and commission of US $.58 per share and the Company will also pay a 3% non-accountable expense allowance to the underwriter plus all other expenses of the Offering. At the time of closing, for an aggregate of $100 the Company will issue warrants to the underwriter for up to 213,184 common shares which are exercisable for a four year period commencing one year after the date of the registration statement at US $9.90 per share. In addition, for the purposes of covering over-allotments, the underwriter will have an option to purchase from the Company up to an additional 319,776 common shares for a period of 45 days after the closing of the Offering. Such over-allotment option shall be exercisable on the same terms and conditions as the initially offered common shares.

                              E-Cruiter.com Inc.

                              (Canadian dollars)

15. Subsequent events (Unaudited)  -- (Continued)

  b) Pro-forma EPS assuming conversion of convertible promissory notes

     Immediately prior to filing the registration statement, the Company plans to convert the Notes into common shares of the Company. If the Notes had been converted into common shares immediately upon issue, the weighted average number of common shares outstanding for the year ended May 31, 1999 would have been 3,960,964 and the number of shares outstanding at May 31, 1999 would have been 4,985,524. In addition, the non-cash interest expense on the Notes of $104,238 and $30,616 under Canadian GAAP and U.S. GAAP respectively would not have been incurred, resulting in a pro-forma basic and fully diluted loss per common share for the year ended May 31, 1999 as follows:

          Canadian GAAP...............................................$(0.53)
          U.S. GAAP...................................................$(1.22)

[Inside Back Cover]


E-Cruiter Applicant Manager


E-Cruiter's Applicant Manager enables recruiters to track and manage all job applicants through the recruiting process.


[GRAPHIC OMITTED: Image of E-Cruiter Enterprise 2.3 desktop showing various open windows. The following text is incorporated into the graphics:


o E-Cruiter enables a more effective hiring process by allowing recruiters to easily search, share, transfer, annotate, decline, e-mail and export applicant files.


o All applications for a specific job opening flow, in real-time, directly to the human resource professional's desktop in a standard format for review and comment.


o Throughout the hiring process, E-Cruiter manages all communication between job seekers, hiring managers and human resources. Communication with job applicants via e-mail is significantly enhanced through resume auto-acknowledgment, interview scheduling and automatically sending decline messages to multiple applicants.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.


                     -----------------------------------
                               TABLE OF CONTENTS



Prospectus Summary .................................       3
Risk Factors .......................................       9
Cautionary Statement Regarding Forward-
   Looking Statements ..............................      19
Use of Proceeds ....................................      20
Dilution ...........................................      22
Dividends ..........................................      23
Exchange Rates .....................................      23
Capitalization .....................................      24
Selected Financial Data ............................      25
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ......................................      27
Business ...........................................      33
Management .........................................      44
Principal and Selling Shareholders .................      49
Related Party Transactions .........................      51
Description of Common Shares .......................      52
Material Income Tax Considerations .................      55
Shares Eligible for Future Sale ....................      60
Underwriting .......................................      61
Legal Matters ......................................      63
Experts ............................................      63
Additional Information .............................      63
Index to Consolidated Financial Statements .........      F-1


                     -----------------------------------
       Until _________ 1999, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




[GRAPHIC OMITTED]



                                   2,131,838

                                 Common Shares






                   ----------------------------------------
                                  Prospectus
                   ----------------------------------------
                          Whale Securities Co., L.P.







                                      , 1999




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution


     The following table lists the expenses that are payable by E-Cruiter.com Inc. in connection with the offering described in the registration statement, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD and the Nasdaq listing fee.


SEC fee .................................................     US$4,089.29
NASD filing fee .........................................        1,971.00
Nasdaq listing fee ......................................        7,500.00
Blue sky fees and expenses ..............................       50,000.00
Printing and engraving expenses .........................      125,000.00
Legal fees and expenses .................................      255,000.00
Accounting fees and expenses ............................       95,000.00
Transfer Agent fees .....................................        3,500.00
Underwriter's non-accountable expense allowance .........      360,000.00
Miscellaneous ...........................................       71,939.71
                                                              -----------
   TOTAL ................................................   US$974,000.00
                                                              ===========

Item 14. Indemnification of Directors and Officers

Limitation on Liability and Indemnification Matters


     Under the Canada Business Corporations Act, except with respect to an action by us or on behalf of us to procure a judgment in our favor, we have a right to indemnify any of our officers or directors or any former officers or directors, who act or have acted at our request as officers or directors against any costs, charges or expenses for amounts paid by him to settle an action in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of having been our director if:

     (a) he has acted honestly and in good faith with a view toward our best interests; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing his conduct was lawful.

     We make the determination in (a) and (b) above.

     Further, we may, with the approval of a court, indemnify a person who is a director, officer or former director or officer with respect to an action by or on behalf of us to procure a judgment in our favor to which he is made a party by reason of having been our officer or director, against all costs, charges and expenses reasonably incurred by him in connection with that action if:

     (a) he has acted honestly and in good faith with a view toward our best interests; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.

     A director, officer or former director or officer of ours is also entitled to indemnification from us with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is a party by reason of being or having been a director or officer of ours, if he:

     (a) was substantially successful on the merits in his defense of the action or proceeding;

     (b) acted honestly and in good faith with a view toward our best interests; and

     (c) in the case of a criminal or administrative action or proceeding that was enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

     In addition, our by-laws provide that no director or officer is liable for the acts of any other director or officer or employee or for any loss or damage to us unless it is caused by his own willful neglect or default. However, the limitation against liability does not extend or grant any director or officer protection against the breach of any law. The by-laws also provide for an indemnity similar to the provisions contained in the Canada Business Corporations Act and subject to the same limitations.

     Our by-laws provide that, subject to the Canada Business Corporations Act, we can purchase and maintain indemnity insurance for the benefit of our directors and officers as may be determined from time to time by our directors. We maintain a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against them as officers and directors and by reason of any acts or omissions covered under the policy, in their respective capacities as directors or officers, including liability under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in relation to the above provisions, or permitted in any other circumstance, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


Item 15. Recent Sales of Unregistered Securities


     Described below are all securities which E-Cruiter.com Inc. has issued during the prior 3 years in transactions not involving public offerings. All issuances have been made in reliance on Rule 903 of Regulation S promulgated under the Securities Act of 1933, in offers or sales to non-U.S. persons which occurred outside the United States within the meaning of Rule 901 of the Securities Act. All amounts in this Item 15 are given in Canadian dollars.

     (a) On August 1, 1996, we issued 6 million Class A Common Shares to John Gerard Stanton, our president and Chief Executive Officer, and members of his family, for aggregate consideration of $60,030.

     (b) On December 1, 1996, we issued 4 million Class A Common Shares to Les Kirkland, a former director, and members of his family, for aggregate consideration of $40,010.

     (c) In December 1996, we issued 557,000 Class D Special Shares to 29 individuals for aggregate consideration of $278,500.

     (d) On February 28, 1997, we issued 60,000 Class D Special Shares to 6 individuals for aggregate consideration of $30,000.

     (e) On March 10, 1997, we issued 944,444 Class D Special Shares to Paul Ebbs for aggregate consideration of $425,000, and on May 13, 1997, we issued an additional 555,556 Class D Special Shares to Paul Ebbs for aggregate consideration of $250,000.

     (f) On June 16, 1997, we issued 10,000 Class D Special Shares to an individual for aggregate consideration of $5,000.

     (g) On September 19, 1997, we exchanged 1,500,000 Class D Special Shares held by Paul Ebbs into an equal number of Class A Common Shares, and issued an additional 3,750,000 Class A Common Shares to him. We received no additional consideration for the shares exchanged and received aggregate consideration of $1.5 million for the additional shares issued.

     (h) On June 11, 1998, we issued 2 million Class A Common Shares to Paul Champagne for aggregate consideration of $1 million.

     (i) On September 13, 1999, we issued 30,000 Class D Special Shares to SteppingStone Capital Corporation in consideration of consulting services rendered to E-Cruiter.com Inc..

     (j) Between January 22, 1999 and May 27, 1999, we issued $2.6 million principal amount of 12% senior secured convertible promissory notes to 18 investors, including some of our officers and key employees. We received aggregate consideration of $2.6 million for these notes. We paid SteppingStone Capital Corporation a success fee for assisting us in structuring the notes. These notes bear interest at 12% per year and their principal and interest is convertible to shares of our common stock at the rate of 2 shares per dollar.

     No brokers or underwriters were included in any of the above issuances, except in connection with the issuance of our 12% senior secured convertible promissory notes where we engaged SteppingStone Capital Corporation as our financial advisor to structure the notes and paid it a success fee upon completion of the issuance.

     The share certificates issued above have the following restrictive legend:
"There are restrictions on the right to transfer the shares represented by this certificate."

     The share certificates for the new class of common shares will not have any restrictive legends.


Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits



 1.1      Form of Underwriting Agreement.*
 1.2      Form of Underwriter's Warrant Agreement.*
 3.1      Articles of Incorporation, as amended.
 3.2       By-laws.*
 4.1      Specimen common share certificate.
 4.2      Article 3 and Schedule "A" of the Articles of Incorporation, as amended (filed as part of Exhibit 3.1).
 5.1      Opinion of Perley-Robertson, Hill & McDougall as to the legality of the common shares.
10.1      Registration Rights Agreement among E-Cruiter.com Inc., Paul Champagne, John Gerard Stanton and
          Les Kirkland, dated September 21, 1999.
10.2      Consulting Agreement between Daetus Consulting Inc. and E-Cruiter.com Inc., dated July 22, 1996.
10.3      Stock Option Agreement between Sandy Bryden and E-Cruiter.com Inc., dated June 24, 1999.*
10.4      Lease Agreement between Drake Beam Morin (0ttawa) Inc. and Omers Realty Corporation, dated
          November 16, 1993.
10.5      Head Lease Assignment Agreement between 871484 Ontario Inc. and E-Cruiter.com Inc., dated August
          1, 1999.*
10.6      Service Agreement between Positionwatch Limited and E-Cruiter.com Inc., dated February 23, 1999.**
10.7      E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan.*
10.8      E-Cruiter.com Inc. 1999 Employee and Director Stock Option Plan.
10.9      Sales and Marketing Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated
          October 13, 1999.
10.10     Option Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated October 13, 1999.
21.1      Subsidiaries of E-Cruiter.com Inc.*
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of Perley-Robertson, Hill & McDougall (contained in the opinion filed as Exhibit 5.1).
23.3      Consent of Weil, Gotshal & Manges LLP.
24.1      Power of Attorney (included in signature page).*



------------
*  previously filed
** to be filed by amendment

     (b) Financial Statement Schedules


                              E-Cruiter.com Inc.
                       Valuation and Qualifying Accounts



                                                 Balance at       Provision                     Balance at
                                                  Beginning     for Doubtful                      End of
                                                  of Period       Accounts       Deductions       Period
                                                      $               $               $             $
                                                ------------   --------------   ------------   -----------
For the year ended May 31, 1997 Allowance for
 doubtful accounts ..........................          --          10,000               --       10,000
                                                   ------          ------           ------       ------
For the year ended May 31, 1998 Allowance for
 doubtful accounts ..........................      10,000             450             (450)      10,000
                                                   ------          ------          -------       ------
For the year ended May 31, 1999 Allowance for
 doubtful accounts ..........................      10,000          40,742          (30,742)      20,000
                                                   ------          ------          -------       ------

Item 17. Undertakings

1. E-Cruiter.com Inc. hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of E-Cruiter.com Inc. pursuant to the foregoing provisions, or otherwise, E-Cruiter.com Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by E-Cruiter.com Inc. of expenses incurred or paid by a director, officer or controlling person of E-Cruiter.com Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, E-Cruiter.com Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. E-Cruiter.com Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by E-Cruiter.com Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

4. E-Cruiter.com Inc. hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ottawa, province of Ontario, Canada, on the 3rd day of November, 1999.





                                    E-Cruiter.com Inc.

                                    By: /s/ John Gerard Stanton
                                    --------------------------------
                                      John Gerard Stanton
                                      Chief Executive Officer and President



     Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following officers and directors of the registrant in the indicated capacities and on the dates indicated.






            Signature                                 Title                           Date
---------------------------------   ----------------------------------------   -----------------
      /s/ John Gerard Stanton       Chairman of the Board, Chief Executive     November 3, 1999
 --------------------------------   Officer and President
         John Gerard Stanton

         /s/ Jeffery E. Potts       Chief Financial Officer and Principal      November 3, 1999
 --------------------------------   Accounting Officer
            Jeffery E. Potts

                 *                  Director                                   November 3, 1999
 --------------------------------
          Roderick M. Bryden

                 *                  Director                                   November 3, 1999
 --------------------------------
             John McLennan

                 *                  Director                                   November 3, 1999
 --------------------------------
            Matthew J. Ebbs

  *By       /s/ Jeffery E. Potts
 --------------------------------
            Jeffery E. Potts
           Attorney-in-Fact

Authorized Representative in the United States
E-Cruiter.Com USA Inc.
By: /s/ Jeffery E. Potts
   ----------------------------------
Name: Jeffery E. Potts
Title: Secretary

                                 EXHIBIT INDEX




 Exhibit
   No.                                             Description
--------                                           -----------
 1.1       Form of Underwriting Agreement.*
 1.2       Form of Underwriter's Warrant Agreement.*
 3.1       Articles of Incorporation, as amended.
 3.2        By-laws.*
 4.1       Specimen common share certificate.
 4.2       Article 3 and Schedule "A" of the Articles of Incorporation, as amended (filed as part of
           Exhibit 3.1).
 5.1       Opinion of Perley-Robertson, Hill & McDougall as to the legality of the common shares.
10.1       Registration Rights Agreement among E-Cruiter.com Inc., Paul Champagne, John Gerard
           Stanton and Les Kirkland, dated September 21, 1999.
10.2       Consulting Agreement between Daetus Consulting Inc. and E-Cruiter.com Inc., dated July
           22, 1996.
10.3       Stock Option Agreement between Sandy Bryden and E-Cruiter.com Inc., dated June 24,
           1999.*
10.4       Lease Agreement between Drake Beam Morin (Ottawa) Inc. and Omers Realty Corporation,
           dated November 16, 1993.
10.5       Head Lease Assignment Agreement between 871484 Ontario Inc. and E-Cruiter.com Inc., dated August 1, 1999.*
10.6       Service Agreement between Positionwatch Limited and E-Cruiter.com Inc., dated February
           23, 1999.**
10.7       E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan.*
10.8       E-Cruiter.com Inc. 1999 Employee and Director Stock Option Plan.
10.9       Sales and Marketing Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated October 13, 1999.
10.10      Option Agreement between WorkLife Solutions, Inc. and E-Cruiter.com Inc., dated October
           13, 1999.
21.1       Subsidiaries of E-Cruiter.com Inc.*
23.1       Consent of PricewaterhouseCoopers LLP.
23.2       Consent of Perley-Robertson, Hill & McDougall (contained in the opinion filed as Exhibit
           5.1).
23.3       Consent of Weil, Gotshal & Manges LLP.
24.1       Power of Attorney (included in signature page).*



------------
*  previously filed
** to be filed by amendment